SECURITIES AND EXCHANGE COMMISSION

                         Washington D.C.





                            FORM 11-K

                          ANNUAL REPORT

                  Pursuant to Section(d) of the

                 Securities Exchange Act of 1934

           For the Fiscal Year Ended November 30, 1996


                  Commission File No. 1 - 6033


                     United Air Lines, Inc.
         Pilot's Directed Account Retirement Income Plan
                    (Full title of the Plan)

                     United Air Lines, Inc.
                 (Employer sponsoring the Plan)

                         UAL Corporation
        (Issuer of the shares held pursuant to the Plan)


        1200 Algonquin Road, Elk Grove Township, Illinois
                        Mailing Address:
            P.O. Box 66100, Chicago, Illinois  60666
            (Address of principal executive offices)




            REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



       To the Board of Directors
       of United Air Lines, Inc.:


       We have audited the accompanying statement of net assets available for plan benefits of the United
       Air Lines, Inc. Pilots' Directed Account Retirement
       Income Plan as of November 30, 1996 and 1995, and the related statement of changes in net assets available for plan benefits for the years then ended. These financial statements and supplementary schedules referred to below are the responsibility of the Plan Administrator. Our responsibility is to express an opinion on these financial statements and supplementary schedules based on our audits.

       We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Plan
       Administrator, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the United Air Lines, Inc. Pilots' Directed Account
       Retirement Income Plan as of November 30, 1996 and
       1995, and the changes in its net assets available for plan benefits for the years then ended in conformity with generally accepted accounting principles.

       Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of reportable transactions or series of transactions and the supplemental schedule of plan assets are presented for purposes of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for
       Reporting and disclosure under the Employee
       Retirement Income Security Act of 1974. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated, in all material respects, in relation to the basic financial statements taken as a whole.


                               /s/   ARTHUR ANDERSEN LLP

                               ARTHUR ANDERSEN LLP


       Chicago, Illinois
       May 23, 1997







Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the United Air Lines, Inc. Pension and Welfare Plans
Administration Committee has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.






                                       United Air Lines, Inc.
                                       Pilots' Directed Account
                                       Retirement Income Plan





                                     By   /s/ Douglas A. Hacker

                                           Douglas A. Hacker
                                           Member, United Air
                                           Lines, Inc. Pension
                                           and Welfare Plans
                                           Administration Committee


Dated May 28, 1997


                     UNITED AIR LINES, INC.
         PILOTS' DIRECTED ACCOUNT RETIREMENT INCOME PLAN
       STATEMENT OF NET ASSETS AVAILABLE FOR PLAN BENEFITS
                         (In Thousands)

                                          November 30
                                       1996        1995
INVESTMENTS, at fair value
  Money Market Fund                   $496,528    $583,878

  UAL Stock Fund                       174,307     104,235

  Short-Term Government
     Securities Fund                    91,701     108,212

  Intermediate/Long-Term Bond Fund      93,333     101,444

  Government Bond Fund                  76,246      87,136

  Income/Value Equity Fund             165,529     163,820

  Growth Equity Fund                   226,295     215,063

  Small Cap Equity Fund                287,355     260,831

  International Equity Fund            163,422     154,950

  S & P 500 Index Fund                 265,822     226,997

  Individual Brokerage Account Option   60,135         -

  Mutual Fund Option                    41,811         -


NET ASSETS AVAILABLE FOR PLAN
   BENEFITS                         $2,142,484  $2,006,566





 The accompanying notes to financial statements are an integral part of these statements.



                     UNITED AIR LINES, INC.
         PILOTS' DIRECTED ACCOUNT RETIREMENT INCOME PLAN
 STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS
                         (In Thousands)

                                           Year Ended November 30
                                              1996         1995
NET ASSETS AVAILABLE FOR PLAN BENEFITS,
  beginning of year                        $2,006,566   $1,790,153

CONTRIBUTIONS
  Employer                                      8,215        9,084
  Employee                                      1,068          330

                                                9,283        9,414

TRANSFERS BETWEEN FUNDS                           -            -

RESULTS OF INVESTMENT ACTIVITY
  Dividends                                    14,792       14,573
  Interest                                     51,645       62,532
  Other income (expense), net                  (1,453)         216
  Net appreciation (depreciation)
     in value of investments                  220,993      290,067

                                              285,977      367,388

BENEFIT PAYMENTS                             (147,248)    (149,693)

ADMINISTRATIVE EXPENSES                       (12,094)     (10,696)


NET ASSETS AVAILABLE FOR PLAN BENEFITS,
  end of year                              $2,142,484   $2,006,566





 The accompanying notes to financial statements are an integral part of these statements.



                     UNITED AIR LINES, INC.
         PILOTS' DIRECTED ACCOUNT RETIREMENT INCOME PLAN
                  NOTES TO FINANCIAL STATEMENTS


1.   DESCRIPTION OF THE PLAN

     This description is for general information purposes only.
     Participants should refer to their summary plan description and individual employee benefit statement for detailed benefit information.

     a. General and Plan Participants

        United Air Lines, Inc. ("United") established the Pilots' Variable Benefit Retirement Income Plan ("Variable Plan") in 1955 to provide retirement income and other benefits for the pilots of United. On September 1, 1982 the Variable Plan was amended and restructured, retroactive to February 1, 1981, and for active participants is now known as the United Air Lines, Inc. Pilots' Directed Account Retirement Income Plan (the "Directed Account Plan" or "Plan"). All active participants in the Variable Plan automatically became participants in the Directed Account Plan. Therefore, after these actions, the Variable Plan covered essentially only retired participants and the Directed Account Plan covered only active participants. The transition from the Variable Plan to the Directed Account Plan did not constitute a termination of the Variable Plan. The Plan is a defined contribution plan and is subject to the Employee Retirement Income Security Act of 1974, as amended.

        United pilots are eligible to become participants in the Plan on the first anniversary of their initial employment.

     b. Directed Account Plan Investment Options

        Participants are able to individually allocate their account balances among twelve different investment options. The investment funds consist of the Money Market Fund, the UAL Stock Fund, the Short-Term Government Securities Fund, the Intermediate/Long-Term Bond Fund, the Government Bond Fund, the Income/Value Equity Fund, the Growth Equity Fund, the Small Cap Equity Fund, the International Equity Fund, the S&P 500 Index Fund, the Individual Brokerage Account Option and the Mutual Fund Option. If a participant does not allocate his account balance among the investment funds, his balance will be invested in the Money Market Fund. Participants may reallocate their fund balances or change their future contribution allocation daily. Automatic daily reallocation is accomplished in three Balanced Funds that invest in the other investment funds in predetermined portions.

        Participants may invest in the UAL Stock Fund only through transfers from the Money Market Fund. Existing balances from Company contributions, 401(k) contributions, after-tax contributions, rollover contributions from qualified defined contribution plans and earnings from all money types may be invested in the UAL Stock Fund.

        On July 12, 1994, UAL Corporation underwent a recapitalization under Section 368(a)(1)(E) of the Internal Revenue Code of 1986, pursuant to which the shareholders engaged in a recapitalization exchange with UAL Corporation. Each share of Old Common Stock was exchanged for a package consisting of one half of a share of New Common Stock and $84.81 in cash. The cash consideration received by the Trustee on behalf of Plan participants was used to purchase additional shares of New Common Stock or, at the direction of Plan participants, was transferred to other investment funds. Pursuant to the terms of the recapitalization, fund transfers into the UAL Stock Fund were temporarily suspended from July 12, 1994 to July 19, 1994 and from January 12, 1995 to March 15, 1995. On May 20, 1996
        (with a May 6, 1996 record date), UAL Common Stock underwent a 4 for 1 stock split. Shares held in the UAL Stock Fund were adjusted accordingly.

        As of December 11, 1995, two investment options were added to the Pilots' Directed Account Retirement Income
        Plan. The Mutual Fund Option allows participants to invest in a wide range of mutual funds publicly traded on the New York Stock Exchange ("NYSE"). There is no minimum investment required for this option; however, all investments must be transferred to and from the Money Market Fund. The Individual Brokerage Account Option allows the participant to invest in more than 850 mutual funds, stocks listed on every major US exchange, money market funds, bonds and other fixed-income investments. There is a required minimum initial investment of $1,000. Like the Mutual Fund
        Option, all investments must be transferred to and from the Money Market Fund. These options were added to provide participants with the opportunity to assume greater responsibility for their investments.
        Participants who choose to invest in these options must sign disclaimers which provide that they will accept the liability of any potential losses.

     c. Contributions and Vesting

        Prior to July 12, 1994, United made a contribution in an amount equivalent to 9% of a pilot's earnings to the Plan. In connection with the July 12, 1994 recapitalization, this contribution was reduced to 1% of earnings. Company contributions on behalf of a participant are allocated directly to each participant's account. Pilots may also elect to voluntarily contribute, in multiples of 1%, any percentage, up to 50% (subject to the 25% overall limit discussed below) of
        each paycheck received.   Pilots immediately vest in
        company and voluntary contributions.

        Pilot pre-tax election deferrals to the Plan can be made, subject to a maximum of $9,500 in 1996 and 1997, on a pretax basis as permitted by Section 401(k) of the Internal Revenue Code. Lower limits may apply to certain highly compensated participants if the Plan does not pass certain nondiscrimination tests required by law. Based on expectations that no pilot would pass this test for the plan year ending November 30, 1996, pre-tax and post-tax salary deferrals were prohibited for that year. During the plan year ending November 30, 1995, only post-tax salary deferrals were prohibited. During each calendar year a pilot's pre-tax election deferrals will be changed from a pretax basis to an after tax basis if the pilot elects and if the legal limit for pretax contributions is exceeded. Section 415 of the Internal Revenue Code limits the total amount of contributions from all qualified defined contribution retirement plans to the lesser of 25% of annual taxable earnings or $30,000.

        Contributions to the Plan include $1,067,835 and $330,734 for 1996 and 1995, respectively, which were transferred from other qualified plans as rollovers under Internal
        Revenue Code Section 401(a).

     d. Withdrawals

        Withdrawals from the Plan may be made as follows, as applicable to the participant's eligibility, amount requested, and existing balances:

           Participants who have separated from service (for reasons other than death) may elect payment in the form of a lump sum, periodic distributions, irregular partial distributions, or through the purchase of an annuity. Taxable or taxable portions of distributions may also be directly rolled over into an IRA or qualified plan (with the exception of periodic distributions of 10 years or more duration).

           Withdrawals are normally made in the form of a fixed life annuity, if the participant is unmarried, or a 50% contingent annuity with the spouse as the contingent annuitant, if the participant is married. Spousal consent is required if the participant elects to take a distribution in the form of a lump sum payment, periodic distributions, irregular partial distributions, and other forms of annuities. Participants are able to defer the distribution of the account until April 1 of the next calendar year after reaching age 70-1/2.

           Distributions of accounts due to the death of a participant may be taken by the participant's beneficiary in the form of a lump sum payment or through the purchase of an annuity. The participant's surviving spouse, if any, is automatically the beneficiary of half of the account, unless the spouse waives this right.
           In-service withdrawals for participants who are actively employed or are absent due to reasons of illness (other than grounded status), layoff, or approved leave of absence and maintain an employer-employee relationship with United Air Lines, Inc. are permitted as follows:
            - Discretionary withdrawals of post-tax contributions
              and earnings
            - Hardship withdrawals from 401(k) account, subject
              to restrictions described in the Plan
            - After reaching age 59-1/2, subject to certain
              requirements specified in the Plan, all or a portion of the participant's 401(k) account may be withdrawn
            - Upon reaching age 70-1/2, minimum distributions
              required under Internal Revenue Code
              401(a)(9) must be taken no later than April 1 following the calendar year that the participant has reached age 70-1/2. Effective January 1, 1997, active participants that have reached age
              70-1/2 may choose to defer distribution.

           If a participant's account has never exceeded $3,500, total distribution of the account will be made in a lump sum payment upon termination of employment or death.

           Generally, withdrawals are allocated pro-rata to the balances of each of the investment funds in the participant's account. Alternatively, the participant may specify which fund(s) that distribution is made from. Distributions from the UAL Stock Fund, may be made in cash, or in whole shares of UAL Corporation common stock, with fractional shares distributed in cash.

     e. Plan Termination Provisions

        If the Plan is terminated, all amounts credited to a participant's account at the time of termination shall be retained in the Trust and will be distributed in accordance with the normal distribution rules of the Plan.

     f. Trustee

        The Frank Russell Trust Company serves as Plan trustee.


2.   SIGNIFICANT ACCOUNTING POLICIES

     a. Basis of Accounting

        The financial statements are presented on the accrual basis.

     b. Investments

        Domestic investments are stated at fair value, generally, as determined by market prices quoted on U.S. securities exchanges. The fair value of foreign securities and foreign currency deposits is based on market prices quoted on foreign securities exchanges and this value is converted to U.S. dollars using the exchange rate in effect at plan year-end. Assets in the UAL Stock Fund are invested in UAL Corporation common stock and are valued at market prices quoted on the New York Stock Exchange ("NYSE"). Transfers into the UAL Stock Fund are made as of the close of the NYSE on a daily basis.

     c. Net Appreciation (Depreciation) in Value of Investments

        Net appreciation or depreciation in value of investments includes realized and unrealized gains and losses. Realized and unrealized gains and losses are calculated as the difference between fair value at December 1, or date of purchase if subsequent to December 1, and fair value at date of sale or the current year-end. The unrealized gain or loss on investments in the International Fund represents the difference between fair value at December 1, or date of purchase, and the fair value at the date of sale or the current year-end plus, where applicable, the change in the exchange rate between the U.S. dollar and the foreign currency in which the assets are denominated from December 1, or the date of purchase, to the date of sale or the current year-end.

     d. Plan Expenses

        Management fees are paid to the trustee based upon investment fund balances. Brokerage and other investment fees are included in the cost of the related security.
        United performs certain administrative functions for the Plan without charge.


3.   INVESTMENT ADMINISTRATION

     Plan assets are invested by a group of investment managers. The investment managers buy or sell securities on behalf of the Plan, in accordance with the investment objectives and guidelines established for each of the first ten different investment funds.

     As of November 30, 1996, the investment managers were as follows:

     Money Market Fund                  - Frank Russell Trust Company

     UAL Stock Fund                     - Frank Russell Trust Company

     Short-Term Government              - Pacific Investment Management
        Securities Fund                      Company

     Intermediate/Long-Term Bond Fund   - Sanford C. Bernstein & Co., Inc.

     Government Bond Fund               - Frank Russell Trust Company

     Income/Value Equity Fund           - Brandywine Asset Management
                                        - Dodge & Cox, Inc.
                                        - Frank Russell Trust Company

     Growth Equity Fund                 - Alliance Capital Management
                                        - Chancellor LGT Asset Management
                                        - Frank Russell Trust Company

     Small Cap Equity Fund              - Jacobs Levy Equity Management, Inc.
                                        - Peregrine Capital Management
                                        - Turner Investment Partners, Inc.
                                        - Frank Russell Trust Company

     International Equity Fund          - Capital Guardian Trust Company
                                        - Rowe Price-Fleming International,
                                             Inc.
                                        - The Boston Company Asset
                                             Management, Inc.

     S & P 500 Index Fund               - Panagora Asset Management


     As of November 30, 1996, plan assets can also be invested in two investment options as follows:

     Individual Brokerage Account       - Self-Directed Account with
        Option                                Charles Schwab

     Mutual Fund Option                 - Self-Directed Account


4.   TAX STATUS

     The Plan obtained its latest determination letter on June 18, 1996. The Internal Revenue Service confirmed that the Plan, as written, was in compliance with the requirements of the Internal Revenue Code and that the trust was tax exempt.






5.  NET ASSETS AVAILABLE FOR PLAN BENEFITS

     Components of funds as of November 30, 1996 were:


                                        Short-Term Intermediate/
                   Money       UAL      Government  Long-Term  Government
                   Market     Stock     Securities     Bond       Bond
                    Fund       Fund        Fund        Fund       Fund
                                     (In Thousands)

Investments,
  at fair value
    Short-term
     securities    $498,522   $  2,903   $ 20,049   $  6,147   $  4,529
    Notes and
     bonds              -          -       80,184     95,747     71,879
    Common stock
     and common
     stock funds        -      168,978        -          -          -
    Preferred
     securities         -          -          -          -          -
                    498,522    171,881    100,233    101,894     76,408

Miscellaneous
  assets, primarily
  venture capital
  and partnerships   (1,986)       -          -          -         (152)

Due from brokers for
   securities sold      -        2,448     10,979        -          -

Cash and cash
  equivalents           -          -       (1,891)       -          -

Miscellaneous
  liabilities,
  primarily
  pending foreign
  exchange sales         (8)       (22)       (13)       (14)       (10)

Due to brokers for
   securities
   purchased            -          -      (17,607)    (8,547)       -

                   $496,528   $174,307   $ 91,701   $ 93,333   $ 76,246







5.  NET ASSETS AVAILABLE FOR PLAN BENEFITS

     Components of funds as of November 30, 1996 were:



                  Income/               Small     Interna-    S & P
                   Value     Growth      Cap       tional      500
                  Equity     Equity     Equity     Equity     Index
                   Fund       Fund       Fund       Fund       Fund
                                  (In Thousands)

Investments,
  at fair value
    Short-term
     securities   $ 12,775   $ 29,179   $ 26,415   $    -     $ 13,083
    Notes and
     bonds             991        991      1,585      3,990        439
    Common stock
     and common
     stock funds   149,003    196,383    258,414    139,510    259,940
    Preferred
     securities     2,773         -          -        2,855        -
                  165,542     226,553    286,414    146,355    273,462


Miscellaneous
  assets, primarily
  venture capital
  and partnerships     26          63         13     37,440          2

Due from brokers for
  securities sold     287         178      2,061        502        -

Cash and cash
  equivalents         -           -         (386)    16,478        -

Miscellaneous
  liabilities,
  primarily
  pending foreign
  exchange sales      (29)        (36)       (64)   (36,931)       (27)

Due to brokers for
   securities sold   (297)       (463)      (683)      (422)    (7,615)

                 $165,529    $226,295   $287,355   $163,422   $265,822







5.  NET ASSETS AVAILABLE FOR PLAN BENEFITS

     Components of funds as of November 30, 1996 were:


                   Individual
                   Brokerage     Mutual
                    Account       Fund
                    Option       Option      Total
                           (In Thousands)

Investments,
  at fair value
   Short-term
    securities     $    -     $    -      $  613,602
   Notes and
    bonds               -          -         255,806
   Common stock
    and common
    stock funds         -          -       1,172,228
   Preferred
    securities          -          -           5,628
                        -          -       2,047,264

Miscellaneous
  assets, primarily
  venture capital
  and partnerships   60,135     41,811       137,352

Due from brokers for
  securities sold       -          -          16,455

Cash and cash
  equivalents           -          -          14,201

Miscellaneous
  liabilities,
  primarily
  pending foreign
  exchange sales        -          -         (37,154)

Due to brokers for
  securities
  purchased             -          -         (35,634)

                   $ 60,135   $ 41,811    $2,142,484







5.  NET ASSETS AVAILABLE FOR PLAN BENEFITS

     Components of funds as of November 30, 1995 were:


                                       Short-Term Intermediate/
                  Money       UAL      Government   Long-Term Government
                  Market     Stock     Securities     Bond      Bond
                   Fund       Fund        Fund        Fund      Fund
                                   (In Thousands)

Investments,
  at fair value
    Short-term
     securities   $588,133   $  5,363   $ 18,911   $  1,754   $ 10,446
    Notes and
     bonds             -          -      107,247    104,242     76,360
    Common stock
     and common
     stock funds       -      101,312        -          -          -
    Preferred
     securities        -          -          -          -          -
                   588,133    106,675    126,158    105,996     86,806

Miscellaneous
  assets, primarily
  interfund
  receivable
  transfers          3,746         22        979        647        463

Due from brokers for
  securities sold       38        -       12,722         49        -

Cash and cash
  equivalents          -          -          -          -          -

Miscellaneous
  liabilities,
  primarily
  interfund
  payable
  transfers         (8,039)       (51)      (857)    (1,176)      (133)

Due to brokers for
  securities           -
  purchased            -       (2,411)   (30,790)    (4,072)       -

                  $583,878   $104,235   $108,212   $101,444   $ 87,136







5.  NET ASSETS AVAILABLE FOR PLAN BENEFITS

     Components of funds as of November 30, 1995 were:



               Income/            Small    Interna-   S & P
                Value    Growth    Cap   tional        500
               Equity    Equity   Equity    Equity    Index
               Fund     Fund     Fund      Fund     Fund     Total
                                  (In Thousands)

Investments,
  at fair value
    Short-term
     securities   $ 24,234   $ 31,392   $ 39,650   $10,993   $ 12,142   $  743,018
    Notes and
     bonds           2,900      1,099      1,499     3,403        434      297,184
    Common stock
     and common
     stock funds   138,703    185,150    221,705   140,962    217,596    1,005,428
    Preferred
     securities        239        -          -       1,096          1        1,336
                   166,076    217,641    262,854   156,454    230,173    2,046,966

Miscellaneous
  assets, primarily
  interfund
  receivable
  transfers           544         247        303       703       619        8,273

Due from brokers for
  securities sold     581       1,999      4,194    28,304       -         47,887

Cash and cash
  equivalents         -           -          -       1,313       -          1,313

Miscellaneous
  liabilities,
  primarily
  interfund
  payable
  transfers        (2,902)     (4,111)    (5,478)   (3,191)   (3,698)     (29,636)

Due to brokers for
  securities
  purchased          (479)       (713)    (1,042)  (28,633)      (97)     (68,237)

                 $163,820    $215,063   $260,831  $154,950  $226,997   $2,006,566







6.  CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS

     Changes by fund for the year ended November 30, 1996 were:


                                      Short-Term Intermediate/
                 Money       UAL      Government  Long-Term  Government
                 Market     Stock     Securities   Bond        Bond
                 Fund       Fund        Fund        Fund       Fund
                                   (In Thousands)

Net assets at
  beginning
  of year       $583,878   $104,235   $108,212   $101,444   $ 87,136

Contributions
  Employer         2,007        -          243        364        172
  Employee           127        -          -           11        -
                   2,134        -          243        375        172

Transfers
  between funds  (28,515)    48,013    (15,998)    (8,495)    (9,694)


Investment
  activity
   Dividends         -          -          -          -          -
   Interest       30,195        116      7,932      6,277      1,937
   Other income
    (expense),net (2,696)        68        (57)     1,947        110
   Net appreciation
    (depreciation)
    in value of
    investments      -       22,591       (510)    (1,452)     2,207

Benefit
  payments       (86,644)       -       (7,565)    (6,171)    (5,225)

Administrative
  expenses        (1,824)      (716)      (556)      (592)      (397)

Net assets at
  end of year   $496,528   $174,307   $ 91,701   $ 93,333   $ 76,246







6.  CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS

     Changes by fund for the year ended November 30, 1996 were:


                 Income/               Small     Interna-     S & P
                 Value      Growth      Cap       tional       500
                 Equity     Equity     Equity     Equity      Index
                  Fund       Fund       Fund       Fund        Fund
                                  (In Thousands)

Net assets at
  beginning
  of year        $163,820   $215,063   $260,831   $154,950   $226,997

Contributions
  Employer            788      1,099      1,591        896      1,055
  Employee              7         30        600        252         41
                      795      1,129      2,191      1,148      1,096

Transfers
  between funds   (27,059)   (24,166)   (10,884)    (6,267)    (7,637)

Investment
  activity
   Dividends        3,447      1,716      1,502      2,978      5,043
   Interest         1,030      1,349      1,922        203        335
   Other income
    (expense), net    (84)      (493)    (1,196)       194      1,152
   Net appreciation
    (depreciation)
    in value of
    investments    30,296     39,570     46,323     20,167     50,558

Benefit
  payments         (5,581)    (6,517)   (10,695)    (8,073)   (10,777)

Administrative
   expenses        (1,135)    (1,356)    (2,639)    (1,878)      (945)

Net assets at
   end of year   $165,529   $226,295    $287,355  $163,422   $265,822







6.  CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS

     Changes by fund for the year ended November 30, 1996 were:



                 Individual    Mutual
                 Brokerage      Fund
                  Account      Option     Total
                           (In Thousands)

Net assets at
  beginning
  of year        $   -       $    -     $2,006,566

Contributions
   Employer          -            -          8,215
   Employee          -            -          1,068
                     -            -          9,283

Transfers
  between funds   54,750       35,952          -

Investment
  activity
   Dividends         106          -         14,792
   Interest          349          -         51,645
   Other income
    (expense), net     1         (399)      (1,453)
   Net appreciation
     (depreciation)
     in value of
     investments   4,932        6,311      220,993

Benefit
  payments           -            -       (147,248)

Administrative
  expenses           (3)          (53)     (12,094)

Net assets at
  end of year   $60,135       $41,811   $2,142,484







6.  CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS

     Changes by fund for the year ended November 30, 1995 were:


                                 Short-Term    Intermediate/
               Money     UAL    Government   Long-Term    Government
               Market    Stock   Securities    Bond     Bond
               Fund      Fund     Fund       Fund     Fund
                                   (In Thousands)

Net assets at
  beginning
  of year       $642,540   $ 36,738   $ 98,757   $ 63,253   $ 84,305

Contributions
  Employer         3,628        -          273        284        187
  Employee           167        -          -          -          -
                   3,795        -          273        284        187

Transfers
  between funds    1,761     21,405      5,846      29,210    (5,803)

Investment
  activity
   Dividends         -          -          -           -         -
   Interest       38,210        113      8,832       6,038     2,753
   Other
    income, net       17          1          7           3        73
   Net appreciation
    in value of
    investments      -       46,594        826       7,578    12,590


Benefit
  payments      (100,494)      (348)    (5,755)     (4,382)   (6,535)

Administrative
  expenses        (1,951)      (268)      (574)       (540)     (434)

Net assets at
   end of year  $583,878   $104,235   $108,212    $101,444  $ 87,136







6.  CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS

     Changes by fund for the year ended November 30, 1995 were:


                 Income/              Small      Interna-   S & P
                 Value     Growth      Cap       tional      500
                 Equity    Equity     Equity     Equity     Index
                  Fund      Fund       Fund       Fund      Fund        Total
                                  (In Thousands)

Net assets at
  beginning
  of year       $124,885   $179,714   $172,569   $222,371   $165,021   $1,790,153
Contributions
   Employer          763        956      1,132        975        886        9,084
   Employee           30         36         40         31         26          330
                     793        992      1,172      1,006        912        9,414

Transfers
  between funds    5,329    (13,824)    19,256    (74,882)    11,702          -

Investment
  activity
   Dividends       3,616      1,464      1,349      3,277      4,867       14,573
   Interest        1,265      1,862      1,850      1,261        348       62,532
   Other
    income, net       31         33         29         20          2          216
   Net appreciation
     in value of
     investments  35,052     50,352     72,540     10,956     53,579      290,067

Benefit
  payments        (6,126)    (4,318)    (5,992)    (7,069)    (8,674)    (149,693)

Administrative
  expenses        (1,025)    (1,212)    (1,942)    (1,990)      (760)     (10,696)

Net assets at
  end of year   $163,820   $215,063   $260,831   $154,950   $226,997   $2,006,566



7.   SUBSEQUENT EVENT

     Effective April 1, 1997, the Pilots' Directed Account Retirement Income Plan was amended to allow participants to obtain loans from the total vested balance of their account. Participants may borrow up to fifty percent of their total vested account balance, not to exceed $50,000. The minimum that may be borrowed is $1,000. Loans will be funded by charging the participant's interest in the Money Market Fund. No loan will be funded from any investment fund other than the Money Market Fund and applications which designate an amount which cannot be fully funded from this fund will be denied. Generally, loan repayments will be made through payroll deductions on an after-tax basis for the term of the loan, which is a minimum of six months to a maximum of sixty months. The term of the loan may be extended to a period longer than sixty months if the loan is used to acquire a principal residence. Prepayment of the full balance of the loan is allowed after six months from the date of the loan without penalty. Participants may only have one loan outstanding at any time and are able to take out another loan after twelve months from the date the old loan is retired. An administrative fee of $90 is charged to each participant taking a loan and is automatically deducted from the participant's account.

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996


              SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27d
                          11-30-95 THROUGH 11-29-96
              **************************************

   THE FOLLOWING SCHEDULE OF REPORTABLE 5% TRANSACTIONS FOR THIS ACCOUNT IS DESIGNED TO SATISFY THE FILING REQUIREMENTS OF FORM 5500. THE INFORMATION SHOWN ON THE THE SCHEDULE FOLLOWS THE CURRENT DEPARTMENT OF LABOR FORM.

   IT IS IMPORTANT TO NOTE THAT WE FEEL THAT THIS SCHEDULE FOR YOUR ACCOUNT IS COMPLETE EXCEPT FOR THE REPORTING OF ANY SERIES OF NON-SECURITY TRANSACTIONS OR NON-CASH INCOME REINVESTMENT ON FUNDS WITH THE SAME PERSON. PLEASE REVIEW YOUR DETAILED CASH STATEMENT REPORT TO IDENTIFY ANY REPORTABLE NON-SECURITY TRANSACTIONS INVOLVING ITEMS SUCH AS REAL ESTATE, LOANS, MORTGAGES, ETC.

Northern Trust Company
======================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996


              SCHEDULE OF REPORTABLE 5% TRANSACTIONS - ITEM 27d
                          11-30-95 THROUGH 11-29-96
              **************************************

                                                                           EXPENSES                  CURRENT VALUE
                                          PURCHASE    SELLING   LEASE   INCURRED WITH  COST OF        OF ASSET ON      NET GAIN
          DESCRIPTION OF ASSET             PRICE       PRICE    RENTAL   TRANSACTION    ASSET       TRANSACTION DATE   OR (LOSS)
          --------------------             ------      ------   ------   -----------    -----       ----------------   --------
                                            ($)         ($)      ($)       ($)           ($)               ($)            ($)
 TRANSACTIONS BY ISSUE
 ---------------------
 UAL CORP COM STK PAR $0.01

1,031,317.00 SHR BOUGHT IN 138 TRANS     3,705.125                      62,444.58   102,495,220.50  102,495,220.50
745,170.00 SHR SOLD IN 86 TRANSACTIONS               6,744.953          47,455.61    44,448,888.20   58,444,483.22  13,948,139.41
                                                                                                    --------------  -------------
                                                                                                    160,939,703.72  13,948,139.41
                                                                                                    ==============  =============

 US TREAS 5.75 NT DUE 09-30-1997

67,045,000.00 PAR BOUGHT IN 7 TRANS        700.546                                   67,099,303.83   67,099,303.83
67,045,000.00 PAR SOLD IN 9 TRANS                      899.578                       67,099,303.83   67,019,957.81     (79,346.02)
                                                                                                    --------------  -------------
                                                                                                    134,119,261.64     (79,346.02)
                                                                                                    ==============  =============

 COLTV SHORT TERM INVT FD

535,682,616.09 INCREASES ON 1334  DAYS                                              535,682,616.09  535,682,616.09
463,706,650.97 DECREASES ON 930 DAYS                                                463,706,650.97  463,706,650.97           0.00
                                                                                                    --------------  -------------
                                                                                                    999,389,267.06           0.00
                                                                                                    ==============  =============

 MFO FRANK RUSSELL SHORT-TERM INVT FD FBO
 UAL-DV

378,133,573.07 UNITS BOUGHT IN 128 TRANS   128.000                                  378,133,573.07  378,133,573.07
469,950,742.49 UNITS SOLD IN 141 TRANS                 141.000                      469,950,742.49  469,950,742.49           0.00
                                                                                                    --------------  -------------
                                                                                                    848,084,315.56           0.00
                                                                                                    ==============  =============

 MFO UAL FRANK RUSSELL STIF UNIT SEC FBO
 MANAGED A/C

328,566,516.62 UNITS BOUGHT IN 101 TRANS   101.000                                  328,566,516.62  328,566,516.62
285,847,500.00 UNITS SOLD IN 98 TRANS                   98.000                      285,847,500.00  285,847,500.00           0.00
                                                                                                    --------------  -------------
                                                                                                    614,414,016.62           0.00
                                                                                                    ==============  =============

 TRANSACTIONS BY BROKER
 ----------------------

                 THERE ARE NO REPORTABLE BROKER TRANSACTIONS

   NOTE: TRANSACTIONS ARE BASED ON THE 11-30-95 VALUE (EXCLUDING ACCRUALS
              AND PENDING TRANSACTIONS) OF $2,023,519,018.16.

Northern Trust Company
======================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   NON-INTEREST BEARING CASH
   =========================

   CASH BALANCE                                                                                       900.34                900.34
   ARGENTINE AUSTRAL
   CASH BALANCE                                                                                        58.80                 58.80
   AUSTRIAN SCHILLING
   CASH BALANCE                                                                                     5,936.87            -18,817.70
   AUSTRAILIAN DOLLAR
   CASH BALANCE                                                                                       135.64                135.64
   BELGIAN FRANC
   CASH BALANCE                                                                                       239.68                239.68
   CANADIAN DOLLAR
   CASH BALANCE                                                                                       142.72                142.72
   SWISS FRANC
   CASH BALANCE                                                                                   187,047.96            184,305.50
   GERMAN DEUTSCHEMARK
   CASH BALANCE                                                                                        40.42                 40.42
   SPANISH PESETA
   CASH BALANCE                                                                                   373,649.14            367,677.01
   FRENCH FRANC
   CASH BALANCE                                                                                   215,607.05            217,541.87
   BRITISH STERLING
   CASH BALANCE                                                                                    28,948.64             28,952.68
   HONG KONG DOLLAR
   CASH BALANCE                                                                                        52.67                 52.67
   ITALIAN LIRE
   CASH BALANCE                                                                                  -457,601.08           -458,692.65
   JAPANESE YEN
   CASH BALANCE                                                                                    45,318.13             45,318.13
   MALAYSIAN RINGGIT
   CASH BALANCE                                                                                     4,829.28              4,829.28
   NETHERLAND GUILDERS
   CASH BALANCE                                                                                        82.28                 82.28
   NORWEGIAN KRONER
   CASH BALANCE                                                                                       321.10                321.10
   NEW ZEALAND DOLLAR
   CASH BALANCE                                                                                       464.08                464.08
   PORTUGUESE ESCUDO
   CASH BALANCE                                                                                       125.62                125.62
   SWEDISH KRONER
   CASH BALANCE                                                                                       664.60                664.60
   SINGAPORE DOLLAR

Northern Trust Company
======================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   CASH BALANCE                                                                                         0.00                  0.00
   THAI BAHT
   CASH BALANCE                                                                                       149.27                149.27
   MEX NUEVO PESO
   CASH BALANCE                                                                                       776.00                776.00
   HONG KONG DOLLAR
   CASH                                                                                        -2,276,989.72         -2,276,989.72

         TOTAL NON-INTEREST BEARING CASH                                                       -1,869,100.51         -1,901,722.38

   RECEIVABLES - OTHER
   ===================
   MARK TO MARKETS RECEIVABLE                                                                         216.80                216.80
   FOREIGN CURRENCY PURCHASE                                                                    1,661,960.00          1,709,653.60
   AUSTRAILIAN DOLLAR
   FOREIGN CURRENCY PURCHASE                                                                    2,379,948.89          2,344,456.54
   GERMAN DEUTSCHEMARK
   FOREIGN CURRENCY PURCHASE                                                                    2,872,814.10          2,817,506.48
   FRENCH FRANC
   FOREIGN CURRENCY PURCHASE                                                                    4,243,500.00          4,535,654.02
   BRITISH STERLING
   FOREIGN CURRENCY PURCHASE                                                                   12,305,561.49         11,932,639.99
   JAPANESE YEN
   FOREIGN CURRENCY PURCHASE                                                                       27,726.42             27,720.93
   MALAYSIAN RINGGIT
   FOREIGN CURRENCY PURCHASE                                                                   13,616,079.70         13,616,079.70
   UNITED STATES DOLLAR
   FOREIGN CURRENCY SALE                                                                         -596,717.50           -617,513.41
   AUSTRAILIAN DOLLAR
   FOREIGN CURRENCY SALE                                                                             -239.18               -239.42
   CANADIAN DOLLAR
   FOREIGN CURRENCY SALE                                                                       -1,433,372.13         -1,377,597.14
   SWISS FRANC
   FOREIGN CURRENCY SALE                                                                       -1,680,292.29         -1,650,804.14
   GERMAN DEUTSCHEMARK
   FOREIGN CURRENCY SALE                                                                       -1,511,487.69         -1,482,712.70
   FRENCH FRANC
   FOREIGN CURRENCY SALE                                                                       -1,607,146.67         -1,689,077.46
   BRITISH STERLING
   FOREIGN CURRENCY SALE                                                                         -233,000.00           -233,836.69
   HONG KONG DOLLAR
   FOREIGN CURRENCY SALE                                                                       -6,248,525.14         -6,082,961.76
   JAPANESE YEN
   FOREIGN CURRENCY SALE                                                                             -396.97               -387.06
   NETHERLAND GUILDERS

Northern Trust Company
======================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   FOREIGN CURRENCY SALE                                                                         -138,493.43           -138,970.25
   NORWEGIAN KRONER
   FOREIGN CURRENCY SALE                                                                          -19,756.90            -19,875.55
   NEW ZEALAND DOLLAR
   FOREIGN CURRENCY SALE                                                                         -134,569.93           -133,140.52
   SWEDISH KRONER
   FOREIGN CURRENCY SALE                                                                          -12,081.87            -12,086.61
   SINGAPORE DOLLAR
   FOREIGN CURRENCY SALE                                                                      -23,491,510.90        -23,491,510.90
   UNITED STATES DOLLAR
   PENDING PURCHASE                                                                               -12,548.83            -12,463.67
   BELGIAN FRANC
   PENDING PURCHASE                                                                                     0.00                  0.00
   SPANISH PESETA
   PENDING PURCHASE                                                                               -77,515.78            -78,160.52
   BRITISH STERLING
   PENDING PURCHASE                                                                                     0.00                  0.00
   HONG KONG DOLLAR
   PENDING PURCHASE                                                                              -131,670.67           -130,351.86
   JAPANESE YEN
   PENDING PURCHASE                                                                                     0.00                  0.00
   KOREAN WON
   PENDING PURCHASE                                                                               -53,717.68            -53,582.26
   MALAYSIAN RINGGIT
   PENDING PURCHASE                                                                              -100,387.91            -99,791.25
   NETHERLAND GUILDERS
   PENDING PURCHASE                                                                                     0.00                  0.00
   NEW ZEALAND DOLLAR
   PENDING PURCHASE                                                                               -37,642.70            -37,614.06
   PHILLIPINES PESO
   PENDING PURCHASE                                                                                     0.00                  0.00
   SINGAPORE DOLLAR
   PENDING PURCHASE                                                                               -10,393.50            -10,393.50
   UNITED STATES DOLLAR
   PENDING PURCHASE                                                                                     0.00                  0.00
   MEX NUEVO PESO
   PENDING SALE                                                                                    49,376.95             49,352.06
   BRITISH STERLING
   PENDING SALE                                                                                   106,596.58            106,598.38
   HONG KONG DOLLAR
   PENDING SALE                                                                                   258,528.08            258,606.05
   KOREAN WON

Northern Trust Company
======================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   PENDING SALE                                                                                    21,735.84             21,722.51
   MALAYSIAN RINGGIT
   PENDING SALE                                                                                    51,942.16             51,777.83
   NEW ZEALAND DOLLAR
   PENDING SALE                                                                                    13,902.63             13,960.12
   SINGAPORE DOLLAR
   DUE FROM BROKER ON PENDING TRADES                                                           15,952,721.68         15,952,721.68

   DUE TO BROKER ON PENDING TRADES                                                            -35,211,966.93        -35,211,966.93

         TOTAL RECEIVABLES - OTHER                                                            -19,180,823.28        -19,126,370.97

   INTEREST BEARING CASH
   =====================

   CASH BALANCE                                                                                14,341,376.14         14,341,376.14
   UNITED STATES DOLLAR
   CASH ON CALL                                                                                     8,412.64              8,412.64
   AUSTRIAN SCHILLING
   CASH ON CALL                                                                                   548,125.95            548,125.95
   AUSTRAILIAN DOLLAR
   CASH ON CALL                                                                                   301,216.58            301,216.58
   GERMAN DEUTSCHEMARK
   CASH ON CALL                                                                                   152,895.75            152,895.75
   SPANISH PESETA
   CASH ON CALL                                                                                   323,785.09            323,785.09
   FRENCH FRANC
   CASH ON CALL                                                                                    26,884.89             26,884.89
   BRITISH STERLING
   CASH ON CALL                                                                                    54,319.71             54,319.71
   HONG KONG DOLLAR
   CASH ON CALL                                                                                    17,162.62             17,162.62
   ITALIAN LIRE
   CASH ON CALL                                                                                    31,634.45             31,634.45
   JAPANESE YEN
   CASH ON CALL                                                                                    44,708.21             44,708.21
   MALAYSIAN RINGGIT
   CASH ON CALL                                                                                         0.00                  0.00
   NETHERLAND GUILDERS
   CASH ON CALL                                                                                       155.88                155.88
   NORWEGIAN KRONER
   CASH ON CALL                                                                                     9,335.30              9,335.30
   NEW ZEALAND DOLLAR

Northern Trust Company
======================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   CASH ON CALL                                                                                    62,504.03             62,504.03
   PORTUGUESE ESCUDO
   CASH ON CALL                                                                                    31,284.92             31,284.92
   SWEDISH KRONER
   CASH ON CALL                                                                                    43,495.31             43,495.31
   SINGAPORE DOLLAR
   CASH ON CALL                                                                                         0.00                  0.00
   THAI BAHT
   CASH ON CALL                                                                                    67,135.35             67,135.35
   MEX NUEVO PESO
   COLLECTIVE SHORT TERM INVESTMENT FUND                               1.00                             0.00                  1.00
   MFO FRANK RUSSELL SHORT-TERM INVESTMENT                   496,315,894.47                   496,315,894.47        496,315,894.47
   FUND FBO UAL-DV
   MFO SCHWAB FAMILY FD MONEY MARKET FD                       11,124,647.61                    11,124,647.61         11,124,647.61
   MFO UAL FRANK RUSSELL STIF UNIT SECURITY                   42,668,139.20                    42,668,139.20         42,668,139.20
   FBO MANAGED ACCOUNTS
   COLTV SHORT TERM INVT FD                                   71,974,888.12                    71,974,888.12         71,974,888.12
   INVESTED CASH
         TOTAL INTEREST BEARING CASH                                                          638,148,002.22        638,148,003.22

   US GOVERNMENT SECURITIES
   ========================

   (D)S TREASURY BILL 0% CPN 06/02/97 USD10                    3,000,000.00                     2,953,333.33          2,972,550.00
   &&& UNITED STATES TREAS 6.25% BD DUE                           10,000.00                         9,071.98              9,661.00
   08-15-2023 (CV HELD AS STATE DEPOSIT)
   CMO FHLMC CORP COLL MTG OBLIG SER J CL                      3,933,589.88                     4,307,280.91          4,228,609.12
   J-4 10.25% BD DUE 12-31-2014 REG
   CUBES STRIPPED TREASURY COUPON DUE                            838,750.00                       223,662.90            808,378.86
   8-15-97 BOOK ENTRY ONLY
   CUBES STRIPPED TREASURY COUPON DUE                          2,716,250.00                       568,998.90          2,432,347.55
   11-15-98 BOOK ENTRY ONLY
   CUBES STRIPPED TREASURY COUPON DUE                          2,000,000.00                       536,623.78          1,661,720.00
   2-15-2000 BOOK ENTRY ONLY
   CUBES STRIPPED TREASURY COUPON DUE                          1,080,625.00                       205,221.49            638,854.69
   5-15-2005 BOOK ENTRY ONLY
   FEDERAL HOME LN BKS FLTG RT CONS BD DUE                     2,000,000.00                     1,909,000.00          1,908,720.00
   02-11-1998
   FEDERAL HOME LOAN BANK CONSOLIDATED                           180,000.00                       219,937.50            214,284.60
   9.50% BD DUE 2-25-04 REG

Northern Trust Company
======================

                 00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   FEDERAL HOME LOAN MORTGAGE CORPORAION                       2,771,316.90                     2,916,811.03          2,812,886.65
   MULTICLASS SERIES 1083 CLASS 1083-K
   8.50% GTD MTG PARTN CTF DUE 03-15-06

   FEDERAL NATIONAL MORTGAGE ASSOCIATION                         142,834.98                       149,262.55            143,146.36
   REMIC TRUST 1989-91 CLASS 91-E 9.25% GTD
   PASS THRU CTF DUE 6-25-2015 REG
   FEDERAL NATIONAL MORTGAGE ASSOCIATION                         310,000.00                       364,496.87            339,353.90
   RESIDENTIAL 8.90% BD DUE 6-12-2000 REG
   FEDERAL NATIONAL MORTGAGE ASSOCIATION                         525,000.00                       600,593.76            582,666.00
   9.20% DEB DUE 9-11-2000 REG
   FEDERAL NATIONAL MORTGAGE ASSOCIATION                         275,000.00                       281,617.19            282,004.25
   7.05% BD DUE 12-10-98 REG
   FEDERAL NATIONAL MORTGAGE ASSOCIATION                         510,000.00                       563,231.25            528,405.90
   7.850% BD DUE 9-10-98 REG
   FEDERAL NATIONAL MORTGAGE ASSOCIATION                         430,000.00                       468,656.25            443,102.10
   8.15% DEB DUE 5-11-98 REG
   FEDERAL NATIONAL MORTGAGE ASSOCIATION                         585,000.00                       615,118.75            624,850.20
   7.55% BD DUE 4-22-02 REG
   FEDERAL NATIONAL MORTGAGE ASSOCIATION                         605,000.00                       682,843.76            654,912.50
   8.25% DEB DUE 12-18-2000 REG
   FEDERAL NATIONAL MORTGAGE ASSOCIATION                         675,000.00                       769,589.06            718,139.25
   8.45% BD DUE 7-12-99 REG
   FEDERAL NATIONAL MORTGAGE ASSOCIATION                       1,360,000.00                     1,496,365.38          1,452,643.20
   8.35% BD DUE 11-10-99 REG
   FEDERAL NATL MTG ASSN 5.05 DEB DUE                            145,000.00                       136,300.00            143,187.50
   11-10-98 REG
   FFCB SER A-1997, 11.90% CONS SYSTEMWIDE                     1,715,000.00                     2,098,371.55          1,807,181.25
   BD DUE 10-20-97
   FHA FIRST FEDERAL HOUSING ADMINISTRATION                    5,198,446.81                     5,280,424.31          5,288,795.82
   INSURED PROJECT MORTGAGE POOL #1,
   BANCO, 7.483% MORTGAGE PARTICIPATION

   FHA INSD MTG P/T #091 ML LYNCH 7.43% BD                     1,630,453.50                     1,756,101.13          1,630,453.50
   DUE 07-01-2023
   FHA INSD MTG PASS THRU #129 7.43% BD DUE                    1,253,176.61                     1,342,857.04          1,249,492.27
   08-01-2023
   FHA POOL #42 USGI INC 7.43% DUE                               917,975.55                       875,142.83            915,276.70
   09-01-2022
   FHLB 5.04% 8-20-98 REG                                        315,000.00                       295,410.94            311,799.60
   FHLMC GOLD #D64618 8.0% GTD MTG PASS                        1,537,372.57                     1,574,846.02          1,584,200.94
   THRU CTF DUE 10-1-2025 REG
   FHLMC GOLD TBA GROUP #9999999 6.5% MTG                      3,500,000.00                     3,323,906.25          3,401,545.00
   PARTN CTF DUE 12-11-2026 REGISTERED

Northern Trust Company
======================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   FHLMC GOLD TBA GROUP #9999999 7.5% MTG                      1,770,000.00                     1,779,403.12          1,793,222.40
   PARTN CTF DUE 01-14-2027 REGISTERED
   FHLMC GROUP #A0-0952 9.0% MTG PARTN CTF                     3,378,468.80                     3,591,734.65          3,613,880.51
   DUE 09-01-2000 REGISTERED
   FHLMC GROUP #B0-0083 8.5% MTG PARTN CTF                     2,432,138.40                     2,547,664.98          2,535,407.00
   DUE 11-01-2002 REGISTERED
   FHLMC GROUP #C00403 8.0% MTG PARTN CTF                        179,149.28                       183,516.04            184,801.44
   DUE 05-01-2025 REGISTERED
   FHLMC GROUP #C80244 8.5% MTG PARTN CTF                      1,564,902.91                     1,610,178.01          1,633,367.41
   DUE 12-01-2024 REGISTERED
   FHLMC GROUP #G00422 8.5% MTG PARTN CTF                        630,320.22                       652,381.42            663,210.33
   DUE 11-01-2025 REGISTERED
   FHLMC GROUP #W10002 6.775% MTG PARTN CTF                      440,000.00                       448,694.40            448,694.40
   DUE 11-01-2003 REGISTERED
   FHLMC GROUP #25-4527 8.0% MTG PARTN CTF                       140,201.45                       128,897.75            145,702.95
   DUE 01-01-2009 REGISTERED
   FHLMC GROUP #255850 8.00% MORTGAGE                             97,149.43                        91,844.12            101,339.48
   PARTICIPATION CERTIFICATE DUE 6-1-15
   REGISTERED
   FHLMC GROUP #296016 8.50000% MTG PARTN                        207,563.81                       218,655.52            218,963.21
   CTF DUE 06-01-2017 REGISTERED
   FHLMC GROUP #555234 11.5% MTG PARTN CTF                       216,560.91                       238,013.95            245,855.10
   DUE 05-01-2019 REGISTERED
   FHLMC MULTICLASS SERIES 1564 CLASS I                        2,983,272.60                       473,594.53            303,130.33
   6.5% MTG PARTN CTF DUE 05-15-2007
   REGISTERED
   FHLMC MULTICLASS SERIES 1618 6.0% MTG                       9,426,590.93                     1,403,678.31            852,446.62
   PARTN CTF DUE 10-15-2007 REGISTERED
   FHLMC MULTICLASS SERIES 1577 CLASS PL                       7,612,636.50                     1,054,469.11            786,080.84
   6.5% MTG PARTN CTF DUE 07-15-2018
   REGISTERED
   FHLMC MULTICLASS SERIES 88 CLASS G 8.0%                     1,268,429.40                     1,324,715.96          1,275,164.76
   MTG PARTN CTF DUE 04-15-2019 REGISTERED
   FHLMC POOL #306670 11.25% GTD PARTN CTF                       184,546.05                       202,654.61            206,645.44
   DUE 04-01-2019 REGISTERED
   FHLMC TBA GOLD GROUP #9999999 8.5% MTG                      2,325,000.00                     2,403,468.75          2,423,812.50
   PARTN CTF DUE 12-01-2026 REGISTERED
   FHLMC TBA GROUP #9999999 6.5% MTG PARTN                    -1,000,000.00                             0.00          - 986,870.00
   CTF DUE 12-01-2026 REGISTERED
   FHLMC 5.47% DEBENTURE DUE 4-1-97 REG                          400,000.00                       400,000.00            400,064.00
   FHLMC 7.750% DEB DUE 11-7-2001 REG                            210,000.00                       215,484.38            225,355.20
   FHLMC 7.90% DEBENTURE DUE 9-19-2001 REG                       400,000.00                       436,906.25            431,376.00

Northern Trust Company
======================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   FNMA POOL #300309 6.374% GTD MTG PASS                       1,840,334.91                     1,840,334.91          1,837,463.99
   THRU CTF DUE 12-01-2024 REGISTERED
   FNMA POOL #348276 ARMS GTD MTG PASS THRU                    3,825,220.64                     3,847,335.20          3,873,647.93
   CTF DUE 02-01-2026 REGISTERED
   FNMA POOL #66414 6.984% GTD MTG PASS                        2,323,581.50                     2,352,626.28          2,403,466.23
   THRU CTF DUE 09-01-2028 REGISTERED
   FNMA POOL #67329 10.0% GTD MTG PASS THRU                      129,061.15                       133,880.76            137,408.83
   CTF DUE 11-01-2001 REGISTERED
   FNMA POOL #73565 7.31% GTD MTG PASS THRU                       89,768.76                        90,876.85             92,712.28
   CTF DUE 07-01-2003 REGISTERED
   FNMA POOL #73705 7.245% GTD MTG PASS                           89,943.43                        91,475.28             91,475.17
   THRU CTF DUE 10-01-2006 REGISTERED
   FNMA POOL #73737 7.175% GTD MTG PASS                          105,000.00                       105,492.19            112,021.35
   THRU CTF DUE 11-01-2006 REGISTERED
   FNMA POOL #80323 8.875% GTD MTG PASS                        1,928,927.63                     2,018,140.53          2,006,200.47
   THRU CTF DUE 06-01-2007 REGISTERED
   FNMA REMIC TRUST SERIES 1993-147 CLASS K                    4,798,519.30                       677,790.86            636,571.57
   7.0% GTD MTG PASS THRU CTF DUE
   06-25-2020 REGISTERED
   FNMA REMIC TRUST SERIES 1992-12 CLASS E                       177,770.27                       178,992.44            177,992.48
   6.625% GTD MTG PASS THRU CTF DUE
   06-25-2019 REGISTERED
   FNMA REMIC TRUST SER 1992-48 CL E 7.3%                      1,157,918.76                     1,161,899.10          1,159,366.16
   GTD MTG PASS THRU CTF DUE 04-25-2003 REG
   FNMA REMIC TRUST SER 1996-39 CL H 8.0%                      1,946,195.80                     1,944,067.16          2,009,369.32
   GTD MTG PASS THRU CTF DUE 11-25-2023 REG
   FNMA REMIC TRUST SERIES 1990-68 CLASS J                     2,500,000.00                     2,393,750.00          2,500,000.00
   6.95% GTD MTG PASS THRU CTF DUE
   07-25-2020 REGISTERED
   FNMA 6.01% MTN DUE 10-9-98 REG                                420,000.00                       422,034.38            422,360.40
   FNMA 6.05% MTN DUE 11-10-97 REG                               105,000.00                       103,441.41            105,410.55
   FNMA 7.05% DEB DUE 11-12-02 REG                               475,000.00                       509,140.62            497,263.25
   FNMA-GNMA REMIC TRUST SER G94-6 CL PY                         240,000.00                       252,375.00            257,623.20
   8.0% GTD MTG PASS THRU CTF DUE 05-17-24
   REG
   GNMA TBA POOL #9999999 SERIES 2026 8.0%                     2,135,000.00                     2,184,089.07          2,200,373.70
   DUE 12-15-2026 REGISTERED
   GNMA,  POOL# 00140133 SERIES 00002000 A                        96,491.08                       104,572.22            102,460.98
   11.0000 %, DUE 10-15-2000 REGISTERED
   GNMA, POOL #101395 SERIES 1998 11.0%,                           7,339.07                         7,953.72              7,793.14
   DUE 08-15-1998 REGISTERED
   GNMA, POOL #126705 SERIES 2000 11.0%,                          54,502.26                        59,066.83             57,874.31
   DUE 10-15-2000 REGISTERED

Northern Trust Company
======================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   GNMA, POOL #127639 SERIES 2000 11.0%,                          23,563.61                        25,537.06             25,021.49
   DUE 07-15-2000 REGISTERED
   GNMA, POOL #127644 SERIES 2000 11.0%,                          25,671.61                        27,821.59             27,259.91
   DUE 09-15-2000 REGISTERED
   GNMA, POOL #133328 SERIES 2000 11.0%,                          14,747.26                        15,982.36             15,659.67
   DUE 09-15-2000 REGISTERED
   GNMA, POOL #134323 SERIES 2000 11.0%,                          87,727.06                        95,074.22             93,154.73
   DUE 09-15-2000 REGISTERED
   GNMA, POOL #135153 SERIES 2000 11.0%,                          52,669.20                        57,080.23             55,927.84
   DUE 09-15-2000 REGISTERED
   GNMA, POOL #136150 SERIES 2000 11.0%,                         142,578.55                       154,519.51            151,399.88
   DUE 10-15-2000 REGISTERED
   GNMA, POOL #136356 SERIES 2000 11.0%,                          83,576.86                        90,576.41             88,747.76
   DUE 08-15-2000 REGISTERED
   GNMA, POOL #137147 SERIES 2000 11.0%,                          19,875.73                        21,540.32             21,105.44
   DUE 10-15-2000 REGISTERED
   GNMA, POOL #137268 SERIES 2000 11.0%,                          42,262.45                        45,801.92             44,877.23
   DUE 08-15-2000 REGISTERED
   GNMA, POOL #137279 SERIES 2000 11.0%,                          75,368.35                        81,680.46             80,031.39
   DUE 10-15-2000 REGISTERED
   GNMA, POOL #137395 SERIES 2000 11.0%,                          19,319.40                        20,937.41             20,514.69
   DUE 10-15-2000 REGISTERED
   GNMA, POOL #138029 SERIES 2000 11.0%,                         108,589.50                       117,683.87            115,307.93
   DUE 10-15-2000 REGISTERED
   GNMA, POOL #138389 SERIES 2000 11.0%,                          42,492.11                        46,050.82             45,121.10
   DUE 09-15-2000 REGISTERED
   GNMA, POOL #139503 SERIES 2000 11.0%,                          83,314.34                        90,291.90             88,469.00
   DUE 10-15-2000 REGISTERED
   GNMA, POOL #139778 SERIES 2000 11.0%,                          98,477.96                       106,725.48            104,570.79
   DUE 10-15-2000 REGISTERED
   GNMA, POOL #139816 SERIES 2000 11.0%,                          62,256.16                        67,470.12             66,107.95
   DUE 08-15-2000 REGISTERED
   GNMA, POOL #140090 SERIES 2000 11.0%,                          27,957.64                        30,299.10             29,687.38
   DUE 09-15-2000 REGISTERED
   GNMA, POOL #140171 SERIES 2000 11.0%,                          31,095.19                        33,699.41             33,019.05
   DUE 10-15-2000 REGISTERED
   GNMA, POOL #140233 SERIES 2000 11.0%,                          33,836.28                        36,670.08             35,929.73
   DUE 10-15-2000 REGISTERED
   GNMA, POOL #141455 SERIES 2000 11.0%,                          43,425.98                        47,062.90             46,112.75
   DUE 10-15-2000 REGISTERED
   GNMA, POOL #141635 SERIES 2000 11.0%,                         101,015.33                       109,475.36            107,265.15
   DUE 09-15-2000 REGISTERED

Northern Trust Company
======================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   GNMA, POOL #141681 SERIES 2000 11.0%,                          39,988.74                        43,337.76             42,462.84
   DUE 10-15-2000 REGISTERED
   GNMA, POOL #141953 SERIES 2000 11.0%,                          33,858.96                        36,694.66             35,953.81
   DUE 10-15-2000 REGISTERED
   GNMA, POOL #141964 SERIES 2000 11.0%,                           3,141.98                         3,405.13              3,336.37
   DUE 10-15-2000 REGISTERED
   GNMA, POOL #141965 SERIES 2000 11.0%,                          50,626.08                        54,866.03             53,758.32
   DUE 10-15-2000 REGISTERED
   GNMA, POOL #200107 SERIES 2020 9.0%, DUE                      693,394.55                       732,157.76            744,525.46
   01-15-2020 REGISTERED
   GNMA, POOL #312690 SERIES 2023 7.5%, DUE                      102,928.86                       103,057.53            104,762.02
   07-15-2023 REGISTERED
   GNMA, POOL #342726 SERIES 2023 7.5%, DUE                       79,273.71                        79,372.80             80,760.09
   07-15-2023 REGISTERED
   GNMA, POOL #343742 SERIES 2023 7.5%, DUE                      127,363.23                       127,522.43            130,418.67
   04-15-2023 REGISTERED
   GNMA, POOL #344095 SERIES 2023 7.5%, DUE                       25,889.77                        25,922.13             26,420.25
   08-15-2023 REGISTERED
   GNMA, POOL #344129 SERIES 2023 7.5%, DUE                       75,066.52                        75,160.35             76,403.45
   08-15-2023 REGISTERED
   GNMA, POOL #349628 SERIES 2023 7.5%, DUE                       33,712.93                        33,755.08             34,345.05
   06-15-2023 REGISTERED
   GNMA, POOL #385808 SERIES 2024 8.0%, DUE                      984,874.74                     1,023,192.52          1,016,873.32
   07-15-2024 REGISTERED
   GNMA, POOL #416011 SERIES 2025 7.5%, DUE                    1,177,985.73                     1,192,710.56          1,195,655.52
   10-15-2025 REGISTERED
   GNMA, POOL #416022 SERIES 2025 7.5%, DUE                    1,529,690.74                     1,548,811.91          1,552,636.10
   11-15-2025 REGISTERED
   GNMA, POOL #431199 SERIES 2026 8.5%, DUE                    1,815,000.79                     1,873,988.31          1,895,532.38
   09-15-2026 REGISTERED
   GNMA, POOL #780049 SERIES 2021 9.5%, DUE                      642,724.59                       686,811.48            699,965.64
   11-15-2021 REGISTERED
   GNMA, POOL #780074 SERIES 2022 9.0%, DUE                      702,220.65                       743,228.28            754,002.40
   12-15-2022 REGISTERED
   GNMA, POOL #780118 SERIES 2021 9.5%, DUE                    1,884,169.04                     1,987,978.44          2,051,389.04
   08-15-2021 REGISTERED
   GNMA, POOL #780254 SERIES 2021 9.5%, DUE                      659,335.86                       707,137.71            717,640.93
   11-15-2021 REGISTERED
   GNMA, POOL #90741 SERIES 2010 11.0%, DUE                       25,629.27                        28,088.09             28,765.01
   01-15-2010 REGISTERED
   GNMA, POOL #90947 SERIES 2010 11.0%, DUE                       78,513.41                        86,045.81             88,119.53
   01-15-2010 REGISTERED

Northern Trust Company
======================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   GNMA, POOL #91793 SERIES 2010 11.0%, DUE                       55,785.38                        61,137.30             62,610.72
   08-15-2010 REGISTERED
   GNMA, POOL #92213 SERIES 2010 11.0%, DUE                       28,803.35                        31,566.67             32,327.44
   07-15-2010 REGISTERED
   GNMA, POOL #92304 SERIES 2010 11.0%, DUE                       37,876.70                        41,510.49             42,510.91
   08-15-2010 REGISTERED
   GNMA, POOL #92923 SERIES 2010 11.0%, DUE                       71,495.54                        78,354.63             80,243.02
   09-15-2010 REGISTERED
   GNMA, POOL #93487 SERIES 2010 11.0%, DUE                      127,458.71                       139,686.77            143,053.28
   09-15-2010 REGISTERED
   GNMA, POOL #97168 SERIES 2013 10.5%, DUE                       60,231.51                        65,426.49             67,399.66
   04-15-2013 REGISTERED
   GNMA, POOL #98572 SERIES 2013 11.0%, DUE                      242,615.67                       265,891.60            273,699.59
   06-15-2013 REGISTERED
   GNMA, POOL #99264 SERIES 2013 10.5%, DUE                        2,898.70                         3,148.71              3,243.67
   07-15-2013 REGISTERED
   GNMA, POOL #99519 SERIES 2013 10.5%, DUE                       41,734.17                        45,333.76             46,700.95
   08-15-2013 REGISTERED
   GNMA, TBA POOL #9999999 SERIES 2027 7.5%                    1,705,000.00                     1,721,250.78          1,729,500.85
   DUE 01-15-2027 REGISTERED
   GNMA, TBA POOL #9999999 SERIES 2026 7.5%                    2,250,000.00                     2,257,382.81          2,282,332.50
   DUE 12-15-2026 REGISTERED
   GNMAII POOL #8459 SERIES 2024 VAR RT DUE                    1,855,669.34                     1,887,418.68          1,899,741.49
   07-20-2024 REGISTERED
   GNMAII POOL 8482 SERIES 2024 7.25% DUE                        743,664.30                       756,910.82            761,556.86
   08-20-2024 REGISTERED
   GNMAII, POOL #00058 SERIES 2022 9.0%,                         169,361.93                       178,041.74            180,052.06
   DUE 07-20-2022 REGISTERED
   GNMAII, POOL #8484 SERIES 2024 7.0%, DUE                      720,123.67                       733,963.57            737,341.83
   08-20-2024 REGISTERED ARM
   GNMAII, POOL #8639 SERIES 2025 7.125%                         859,780.44                       873,751.88            880,466.76
   DUE 06-20-2025 REGISTERED
   GNMAII, POOL #8660 SERIES 2025 6.5%, DUE                      865,667.20                       875,947.00            886,633.66
   07-20-2025 REGISTERED
   GNMAII, POOL #8682 SERIES 2025 ARMS DUE                     2,269,851.93                     2,243,782.53          2,303,196.05
   08-20-2025 REG
   GNMAII, POOL #8720 SERIES 2025 ARMS DUE                       919,927.63                       928,839.43            943,073.01
   10-20-2025 REGISTERED
   GNMAII, POOL #8781 SERIES 2026 5.0%, DUE                      546,544.71                       541,597.80            546,205.85
   01-20-2026 REGISTERED
   GNMAII, POOL #8814 SERIES 2026 5.0%, DUE                    1,511,189.09                     1,480,493.07          1,510,252.15
   02-20-2026 REGISTERED

Northern Trust Company
======================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   GNMAII, POOL #8945 SERIES 2026 5.5%, DUE                    1,283,023.44                     1,250,546.90          1,282,625.70
   08-20-2026 REGISTERED
   GNMAII, TBA POOL#9999999 SERIES 2026                        2,000,000.00                     2,020,133.93          2,033,120.00
   6.50% DUE 12-23-2026 REG
   I/O FNMA STRIP MTG BACKED SEC TR 000173                       434,939.87                       105,948.63            123,275.01
   9.5% CTF DUE 9-25-2022 REG
   P/O FHLMC MULTICLASS SER 1750-C CLASS PB                    1,000,000.00                       834,687.50            916,230.00
   0.00001% MTG PARTN CTF DUE 03-15-2024
   REGISTERED
   RESIDENTIAL FUNDING MTG SEC 7.65% BOND                        278,032.03                       278,879.17            279,021.82
   DUE 4-25-2025 REG
   TREASURY INVESTMENT GROWTH RECEIPT,                         1,063,000.00                       137,203.54            799,163.40
   SERIES 12, REPRESENTING INTEREST PAYMENT
   ON THE 11-15-2001 COUPON OF A 13.25% USA

   TWELVE FEDERAL LAND BANKS,                                    750,000.00                       724,804.69            751,290.00
   SERIES A-1997, 7.35% CONSOLIDATED BOND
   DUE 1-20-97
   U S TREAS BILLS DUE 12-12-1996                                440,000.00                       435,341.50            439,208.20
   U.S TREASURY STRIPPED SECS INT GENERIC                      1,480,000.00                       638,938.08            902,933.20
   TINT PMT DUE 2-15-05 BEO
   U.S TREASURY STRIPPED SECS INT GENERIC                        150,000.00                        50,500.50             55,488.00
   TINT PMT DUE 5-15-12 REG
   U.S TREASURY STRIPPED SECS INT PMT                            110,000.00                        42,203.70             43,731.60
   GENERIC TINT PMT DUE 5-15-11 REG
   U.S. TREAS STRIPPED SECS INT PMT                              215,000.00                        46,337.13             71,506.85
   GENERIC TINT PMT DUE 11-15-13 REG
   U.S. TREASURY SEC STRIPPED IN PMT                             350,000.00                        60,858.00             73,223.50
   GENERIC TINT PAYMENT DUE 8-15-2020
   U.S. TREASURY STRIPPED SECS INT GENERIC                    10,855,000.00                     4,200,539.41          4,548,027.90
   TINT PMT DUE 8-15-10 REG
   U.S. TREASURY STRIPPED SECS INT PMT                         1,975,000.00                       538,715.50            563,349.00
   GENERIC TINT PMT DUE 2-15-16 REG
   U.S. TREASURY STRIPPED SECS INT IMPT                        1,325,000.00                       329,442.35            371,145.75
   GENERIC TINT PMT DUE 5-15-16 REG
   U.S. TREASURY STRIPPED SECS INT PMT                            15,000.00                         4,223.72              6,067.35
   GENERIC TINT PMT DUE 2-15-11 BEO
   U.S. TREASURY STRIPPED SECS INT GEN INT                       140,000.00                        45,806.05             54,696.60
   PMT DUE 8-15-11
   U.S. TREASURY STRIPPED SECS INT GEN TINT                      370,000.00                       114,697.15            134,476.50
   PMT DUE 8-15-12 BEO
   U.S. TREASURY STRIPPED SECS INT GEN INT                     1,145,000.00                       310,617.98            361,453.60
   PMT DUE 8-15-14 BEO

Northern Trust Company
======================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   U.S. TREASURY STRIPPED SECS INT PMT GEN                       235,000.00                        68,160.05             79,498.15
   TINT PMT DUE 8-15-13 REG
   U.S. TREASURY STRIPPED SECS INT PMT                         1,020,000.00                       417,707.34            611,765.40
   REPSTG INT PMT ON 5-15-05 CPN GEN TINT
   U.S. TREASURY STRIPPED SECS INT PMT                         1,300,000.00                       497,958.07            554,489.00
   GENERIC TINT PMT DUE 5-15-10 REG
   U.S. TREASURY STRIPPED SECS INT PMT                           385,000.00                       112,935.15            145,044.90
   GEN TINT PMT DUE 2-15-12 REG
   U.S. TREASURY STRIPPED SECS INT PMT                           190,000.00                        51,127.64             72,899.20
   GENERIC TINT PMT DUE 11-15-11 REG
   U.S. TREASURY STRIPPED SECS INT PMT                           510,000.00                       136,855.43            175,638.90
   GENERIC TINT PMT DUE 5-15-13 REG
   U.S. TREASURY STRIPPED SECS INT PMT                         1,189,000.00                       262,598.77            381,847.35
   GEN TINT PMT DUE 5-15-14 REG
   U.S. TREASURY STRIPPED SECS INT PMT                         1,230,000.00                       282,248.18            401,816.40
   GEN TINT PMT DUE 2-15-14 REG
   U.S. TREASURY STRIPPED SECS INT PMT                           855,000.00                       314,721.31            370,958.85
   GENERIC TINT PMT DUE 2-15-10 REG
   U.S. TREASURY STRIPPED SECS INT PMT                           290,000.00                        72,238.71            103,480.70
   GENERIC TINT PMT DUE 11-15-12 REG
   U.S. TREASURY STRIPPED SECS INT PMT                        18,317,000.00                     6,700,693.89          7,543,673.28
   GENERIC TINT PMT DUE 11-15-10 REG
   U.S. TREASURY STRIPPED SECS INT GENERIC                     1,345,000.00                       350,983.66            396,748.10
   TINT PMT DUE 8-15-15 BEO
   U.S.A. TREAS BILL DUE 02-06-1997                            3,600,000.00                     3,543,664.00          3,565,638.00
   UNITED STATES TREAS SEC STRIPPED NT PMT                       475,000.00                       198,795.66            253,369.75
   GENERIC TINT PYMT DUE 2-15-2007 REG
   UNITED STATES TREAS SEC STRIPPED INT PMT                    1,220,000.00                       316,135.85            353,739.00
   GENERIC TINT PMT DUE 11-15-2015 REG
   UNITED STATES TREAS SEC STRIPPED INT                          225,000.00                        40,590.00             48,651.75
   PMT DUE 2-15-2020 GENERIC INT PMT
   UNITED STATES TREAS SEC STRIPPED INT                        1,055,000.00                       526,909.20            700,361.75
   PYMT GENERIC TINT PYMT DUE 11-15-03 REG
   UNITED STATES TREAS SEC STRIPPED INT                        4,930,000.00                     1,292,101.18          1,357,179.70
   PMT GENERIC TINT PMT DUE 8-15-16 REG
   UNITED STATES TREAS SEC STRIPPED INT PMT                      610,000.00                       294,574.24            391,205.20
   REP INT GENERIC TINT PMT DUE 5-15-04
   UNITED STATES TREAS SEC STRIPPED INT PMT                    1,400,000.00                       792,290.96            974,274.00
   GENERIC TINT PMT REPRESENTING INTEREST
   PMT ON THE 2-15-2003 CPN OF A 11.25% USA

Northern Trust Company
======================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   UNITED STATES TREAS SEC STRIPPED INT PMT                    1,305,000.00                       634,384.24            923,170.05
   GENERIC TINT PMT REPRESENTING INT PMT ON
   THE 11-15-2002 CPN OF A 11.625% USA

   UNITED STATES TREAS SEC STRIPPED                              580,000.00                       227,996.35            283,933.20
   INTEREST PAYMENT GENERIC TINT PAYMENT
   DUE 5-15-2008 REG
   UNITED STATES TREAS NTS 5.0% DTD 2-15-96                      580,000.00                       565,228.13            572,477.40
   DUE 2-15-1999
   UNITED STATES TREAS NOTE 6.125% NT DUE                      3,000,000.00                     2,967,331.11          3,035,160.00
   07-31-2000
   UNITED STATES TREAS NT STRIPPED PRIN PMT                      437,000.00                        56,404.46            328,274.40
   7.75 CPN DUE 11-15-2001 REG
   UNITED STATES TREASURY SECURITIES,                            770,000.00                       514,323.92            652,436.40
   STRIPPED INTEREST GENERIC TINT
   PAYMENT DUE 11-15-99 B/E
   UNITED STATES TREASURY SECURITIES                             215,000.00                        98,445.50            122,676.85
   STRIPPED INTEREST PMT GENERIC TINT PMT
   DUE 2-15-06
   UNITED STATES TREASURY SECURITIES                             260,000.00                        88,435.01            116,789.40
   STRIPPED INTEREST GENERIC TINT
   PAYMENT DUE 8-15-2009 B/E
   UNITED STATES TREASURY, SECURITIES                            550,000.00                       194,900.32            255,717.00
   STRIPPED INTEREST, GENERIC TINT PAYMENT
   DUE 2-15-2009
   UNITED STATES TREASURY SECURITIES                             220,000.00                       146,482.40            206,151.00
   STRIPPED INTEREST PAYMENT GENERIC TINT
   PAYMENT DUE 2-15-98
   UNITED STATES TREASURY SECURITIES                           1,095,000.00                       570,537.55            738,391.35
   STRIPPED INTEREST GENERIC TINT
   PAYMENT DUE 8-15-2003 B/E
   UNITED STATES TREASURY SECURITIES                             925,000.00                       413,198.25            583,989.50
   STRIPPED INTEREST GENERIC TINT
   PAYMENT DUE 8-15-2004 B/E
   UNITED STATES TREASURY SECURITIES                             325,000.00                       214,431.10            296,276.50
   STRIPPED INTEREST PAYMENT, GENERIC TINT
   PAYMENT DUE 8-15-98, REGISTERED
   UNITED STATES TREASURY SECURITIES                              90,000.00                        70,042.84             89,068.50
   STRIPPED INTEREST GENERIC TINT
   PAYMENT DUE 2-15-1997 B/E
   UNITED STATES TREASURY SECURITIES                           1,370,000.00                       732,549.63            984,934.10
   STRIPPED INTEREST GENERIC TINT
   PAYMENT DUE 8-15-2002 B/E
   UNITED STATES TREASURY SECURITIES                             640,000.00                       311,504.53            489,081.60
   STRIPPED INTEREST GENERIC TINT
   PAYMENT DUE 8-15-2001 B/E

Northern Trust Company
======================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   UNITED STATES TREASURY SECURITIES                           1,159,000.00                       693,396.40            940,006.95
   STRIPPED INTEREST GENERIC TINT
   PAYMENT DUE 8-15-2000 B/E
   UNITED STATES TREASURY SECURITIES                             800,000.00                       402,144.50            629,984.00
   STRIPPED INTEREST GENERIC TINT
   PAYMENT DUE 2-15-2001 B/E
   UNITED STATES TREASURY SECURITIES                           1,025,000.00                       372,760.46            668,833.00
   STRIPPED INTEREST GENERIC TINT
   PAYMENT DUE 2-15-2004 B/E
   UNITED STATES TREASURY SECURITY                               259,000.00                       128,461.78            143,009.44
   STRIPPED INTEREST GENERIC TINT
   PAYMENT DUE 8-15-2006 B/E
   UNITED STATES TREASURY SECURITIES                           1,077,000.00                       401,124.29            635,688.48
   STRIPPED INTEREST GENERIC TINT
   PAYMENT DUE 8-15-2005 B/E
   UNITED STATES TREASURY SECURITIES                             585,000.00                       174,205.05            258,359.40
   STRIPPED INTEREST PAYMENT, GENERIC TINT
   DUE 11-15-2009
   UNITED STATES TREASURY SECURITIES                             850,000.00                       480,414.34            730,940.50
   STRIPPED INTEREST PAYMENT GENERIC TINT
   PAYMENT DUE 8-15-99 REG
   UNITED STATES TREASURY SEC STRIPPED INT                     1,675,000.00                       408,439.52            453,640.25
   PYMT GENERIC TINT PYMT DUE 11-15-16 REG
   UNITED STATES TREASURY SECURITIES,                          1,420,000.00                       766,346.05          1,052,433.00
   STRIPPED INTEREST GENERIC TINT
   PAYMENT DUE 2-15-2002 B/E
   UNITED STATES TREASURY SECURITIES,                            740,000.00                       387,747.46            459,044.20
   STRIPPED INTEREST PAYMENT, GENERIC TINT
   PAYMENT DUE 11-15-2004, REGISTERED.
   UNITED STATES TREASURY SECURITIES                             545,000.00                       194,850.56            271,273.75
   STRIPPED INTEREST GENERIC TINT
   PAYMENT DUE 2-15-2008 B/E
   UNITED STATES TREASURY SECURITIES                             338,000.00                       154,059.03            174,370.82
   STRIPPED INTEREST GENERIC TINT
   PAYMENT DUE 8-15-2007 B/E
   UNITED STATES TREASURY SECURITIES                             520,000.00                       199,284.31            250,322.80
   STRIPPED INTEREST GENERIC TINT
   PAYMENT DUE 8-15-2008 B/E
   UNITED STATES TREASURY SECURITIES                             486,000.00                       382,386.89            468,771.30
   STRIPPED INTEREST PAYMENT GENERIC TINT
   PAYMENT DUE 8-15-97 B/E
   UNITED STATES TREASURY SECURITIES                             740,000.00                       425,840.29            655,055.40
   STRIPPED INTEREST GENERIC TINT
   PAYMENT DUE 2-15-1999 B/E
   UNITED STATES TREASURY SECURITIES,                          1,215,000.00                       913,138.78          1,187,298.00
   STRIPPED INTEREST PAYMENT GENERIC TINT
   PAYMENT DUE 5-15-97, REGISTERED

Northern Trust Company
======================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   UNITED STATES TREASURY SECURITIES                             445,000.00                       349,408.25            411,438.10
   STRIPPED INTEREST PAYMENT GENERIC TINT
   PAYMENT DUE 5-15-1998 REG
   UNITED STATES TREASURY SECURITIES                           1,335,000.00                       753,605.74          1,098,771.75
   STRIPPED INTEREST GENERIC TINT
   PAYMENT DUE 5-15-2000 B/E
   UNITED STATES TREASURY SECURITY STRIPPED                      560,000.00                       314,045.72            532,347.20
   INTEREST PAYMENT GENERIC TINT PAYMENT
   DUE 11-15-97 B/E
   UNITED STATES TREASURY SECURITIES                           1,091,000.00                       577,902.45            871,970.84
   STRIPPED INTEREST GENERIC TINT
   PAYMENT DUE 11-15-2000 B/E
   UNITED STATES TREASURY SECURITIES                             670,000.00                       263,676.41            351,401.60
   STRIPPED INTEREST GENERIC TINT
   PAYMENT DUE 5-15-2007 B/E
   UNITED STATES TREASURY SECURITIES                             597,000.00                       214,406.45            302,631.24
   STRIPPED INTEREST GENERIC TINT
   PAYMENT DUE 11-15-2007 B/E
   UNITED STATES TREASURY SECURITIES                           1,038,000.00                       291,774.01            316,621.14
   STRIPPED INTEREST PAYMENT GENERIC TINT
   PAYMENT DUE 02-15-2015 REG
   UNITED STATES TREASURY SECURITIES                           1,300,000.00                       270,798.73            403,429.00
   STRIPPED INTEREST PAYMENT GENERIC TINT
   PAYMENT DUE 11-15-2014 REG
   UNITED STATES TREASURY SECURITIES                             170,000.00                        71,896.40             80,432.10
   STRIPPED INTEREST GENERIC TINT
   PAYMENT DUE 11-15-2008 B/E
   UNITED STATES TREASURY SECURITIES                             575,000.00                       165,227.35            262,711.75
   STRIPPED INTEREST, GENERIC TINT PAYMENT
   DUE 5-15-2009
   UNITED STATES TREASURY SECURITIES                             480,000.00                       205,447.60            372,432.00
   STRIPPED INTEREST GENERIC TINT
   PAYMENT DUE 5-15-2001 B/E
   UNITED STATES TREASURY SECURITIES                             400,000.00                       201,865.95            217,208.00
   STRIPPED INTEREST GENERIC TINT
   PAYMENT DUE 11-15-2006 B/E
   UNITED STATES TREASURY SECURITIES,                          1,780,000.00                       715,930.75          1,034,002.00
   STRIPPED INTEREST GEMERIC TINT
   PAYMENT DUE 11-15-2005 B/E
   UNITED STATES TREASURY SECURITIES                             680,000.00                       387,132.93            593,347.60
   STRIPPED INTEREST PAYMENT GENERIC TINT
   PAYMENT DUE 5-15-1999, REG
   UNITED STATES TREASURY 6.125% NT DUE                        9,720,000.00                     9,745,059.37          9,808,063.20
   08-31-1998
   UNITED STATES TREASURY SEC STRIPPED                         2,100,000.00                       479,565.55            540,393.00
   INT PMT GENERIC TINT PAYMENT DUE
   8-15-2017 B/E

Northern Trust Company
======================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   UNITED STATES TREASURY SECURITIES                           1,465,000.00                       331,372.04            351,585.35
   STRIPPED INTEREST PAYMENT GENERIC TINT
   PAYMENT DUE 8-15-2018 REG
   US TREAS BILL DUE 09-18-1997                                2,020,000.00                     1,907,716.62          1,935,933.94
   US TREAS BILLS DUE 1-23-1997 REG                               10,000.00                         9,890.50              9,923.92
   US TREAS BILLS DUE 7-24-1997 REG                            6,700,000.00                     6,329,099.17          6,476,076.69
   US TREAS DET CPN EXCL                                       1,000,000.00                       147,670.00            741,150.00
   US TREAS NT SER S-1999 7.125 BD DUE                           155,000.00                       154,772.85            160,764.45
   9-30-1999
   US TREAS SER AE-1998 5.125% NT DUE                             25,000.00                        24,043.27             24,769.50
   12-31-1998 REG
   US TREAS STRIPPED PRIN PMT BD DUE                             100,000.00                        24,578.20             27,162.00
   DUE 11-15-2016 REG
   US TREAS 4.75% NT DUE 10-31-1998 REG                          110,000.00                        99,137.50            108,367.60
   US TREAS 6.25% NT DUE 8-31-2000                             5,400,000.00                     5,354,859.37          5,485,212.00
   US TREAS 6.75%  NT DUE 4-30-2000                            3,800,000.00                     3,808,609.38          3,915,786.00
   US TREAS 6.875% NT DUE 4-30-97                                490,000.00                       488,004.70            493,062.50
   US TREAS 7.5% NT DUE 12-31-1996                                85,000.00                        84,946.88             85,146.20
   US TREAS 7.75% NT DUE 01-31-2000                            2,355,000.00                     2,438,896.88          2,490,789.30
   US TREASURY NOTE SER F-1998 7.875% NTS                        165,000.00                       181,173.73            170,105.10
   DUE 4-15-1998 REG
   US TREASURY SECURITIES STRIPPED TINT DUE                    1,300,000.00                       297,966.06            390,143.00
   5-15-2015 REG
   US TREASURY SER B-2002 6.375% NT DUE                          460,000.00                       477,879.55            471,426.40
   8-15-2002
   US TREASURY SER E-2000 6.375% NOTE DUE                        100,000.00                        96,002.45            101,875.00
   1-15-2000 REG
   US TREASURY SER F-1999 7.00% NT DUE                           555,000.00                       593,925.83            571,650.00
   4-15-1999 REG
   US TREASURY SER N-1997 6.375% NOTE                            145,000.00                       143,966.45            145,861.30
   DUE 6-30-97 REG
   US TREASURY SER Q-1998 5.25 7-31-1998                          30,000.00                        27,857.81             29,864.10
   REG
   US TREASURY SERIES A-2002 7.50% NT DUE                        535,000.00                       566,086.09            575,959.60
   5-15-2002 REG
   US TREASURY SERIES A-1999 8.875% NOTE                         350,000.00                       387,024.87            373,187.50
   DUE 2-15-99 REG
   US TREASURY SERIES A-2001 7.75%                               105,000.00                       111,694.91            112,563.15
   NOTE DUE 2-15-2001 REG

Northern Trust Company
======================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   US TREASURY SERIES B-2001 8.00%                               120,000.00                       131,071.14            130,237.20
   NOTES DUE 5-15-2001 REG
   US TREASURY SERIES B-1999 9.125%                              590,000.00                       650,690.32            636,279.60
   NOTE DUE 5-15-1999 REG
   US TREASURY SERIES B-2000 8.875%                              195,000.00                       207,080.16            214,043.70
   NOTE DUE 5-15-2000 REG
   US TREASURY SERIES C-2000 8.75%                               270,000.00                       286,821.42            296,492.40
   NOTE DUE 8-15-2000 REG
   US TREASURY SERIES D-1999 7.875%                            1,250,000.00                     1,319,782.93          1,322,650.00
   NOTE DUE 11-15-1999 REG
   US TREASURY SERIES F-2000 5.50% NOTE                          115,000.00                       104,002.57            114,227.20
   DUE 4-15-2000 REG
   US TREASURY SERIES U-1997 6.00% NT DUE                         40,000.00                        39,257.58             40,237.60
   12-31-1997
   US TREASURY 6.125% NT DUE 09-30-2000                        5,780,000.00                     5,738,232.82          5,847,741.60
   US TREASURY 6.25% NT DUE 05-31-2000 REG                     3,410,000.00                     3,385,157.20          3,462,752.70
   US TREASURY 6.75% NT DUE 5-31-1997                            290,000.00                       311,110.79            291,948.80
   US TREASURY 7.5% NT DUE 02-15-2005 REG                         95,000.00                       102,617.90            103,950.90
   US TREASURY 7.50% BOND DUE 11-15-2016                      14,880,000.00                    15,669,137.08         16,612,180.80
   (CV OVER 1 BILLION SEE #3062620)
   US TREASURY 7.875% NT DUE 11-15-2004 REG                    2,600,000.00                     2,801,364.58          2,902,250.00
   US TREASURY 7.875% NOTES DUE 8-15-2001                         95,000.00                       106,444.33            102,896.40
   REG
   US TREASURY, SERIES D-2000, 8.50%                             245,000.00                       255,642.19            268,275.00
   NOTE DUE 11-15-2000
   US TREASURY, SERIES E-1998, 7.875%                            170,000.00                       180,554.17            174,355.40
   NOTE DUE 1-15-98
   US TREASURY, 10.75% BD DUE 8-15-2005                           95,000.00                       125,408.33            124,761.60
   US TREASURY, 11.625% BOND DUE                                  35,000.00                        49,155.81             45,013.15
   11-15-2002
   US TREASURY, 11.625% BOND DUE                                 170,000.00                       234,872.72            229,472.80
   11-15-2004
   US TREASURY, 7.25% BD DUE 5-15-2016 REG                     2,875,000.00                     2,906,956.20          3,130,616.25
   US TREAS5.875% NT DUE 04-30-1998                            5,130,000.00                     5,098,435.78          5,155,650.00
   USA TREASURY BONDS COUPONS DUE                              1,150,000.00                       608,897.67            787,485.50
   5-15-2003 STRIPPED FROM 14% USA
   TREASURY BONDS DUE 2006-11
   USA TREASURY SEC STRIPPED INTEREST                            345,000.00                       153,599.01            193,620.90
   PAYMENT DUE 5-15-2006 GENERIC TINT PMT

Northern Trust Company
======================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   USA TREASURY SECURITIES STRIPPED                            1,375,000.00                       346,623.75            365,970.00
   INTEREST PAYMENT GENERIC TINT PAYMENT
   DUE 2-15-17 REG
   USA TREASURY STRIPPED SECS INT GENERIC                        184,000.00                        44,881.90             64,501.20
   TINT PMT DUE 2-15-13 BEO
         TOTAL US GOVERNMENT SECURITIES                                                       226,824,256.10        242,033,881.03

   CORPORATE DEBT INSTRUMENTS - PREFERRED
   ======================================

   ASSOCIATES CORP NORTH AMER 6.625% BD DUE                      835,000.00                       834,649.30            844,360.35
   05-15-1998
   GENERAL MTRS ACCEP CORP 5.625% NT DUE                          25,000.00                        24,775.19             24,406.00
   02-15-2001 BEO
   LEHMAN BROS INC 7.0% SR SUB NTS DUE                           310,000.00                       309,308.70            311,615.10
   05-15-1997 REG
   LEHMAN BROTHERS INC 10.00% DEB DUE                            370,000.00                       380,038.10            400,229.00
   5-15-1999 REG
   MOTOROLA INC 6.5% BD DUE 09-01-2025                           990,000.00                       980,743.50          1,007,958.60
   WORLD SVGS & LN ASSN OAKLAND CALIF                            735,000.00                       732,618.60            737,734.20
   TRANCHE # TR 00022 7.625% MTN DUE
   02-18-1997 REG BEO
         TOTAL CORPORATE DEBT INSTR. - PREFERRED                                                3,262,133.39          3,326,303.25

   CORPORATE DEBT INSTRUMENTS - OTHER
   ==================================

   ABB AG BADEN 4% CNV BD 10/7/98 CHF(VAR)                       180,000.00                       180,397.62            180,373.19
   AMR CORP DEL 8.10% BD DUE 11-1-1998 REG                        25,000.00                        26,683.00             25,913.25
   AUBURN HILLS TR 12.00 % BD DUE                                330,000.00                       289,384.27            510,516.60
   05-01-2020 REG
   BOISE CASCADE CORP 9.90% BD DUE                               415,000.00                       458,720.25            456,357.66
   3-15-2000 REG
   CITICORP MTG SECS INC 1994-11 CL A-9                          170,000.00                       132,560.90            142,002.70
   6.25% REMIC PASSTHRU CTF DUE 8-25-24 REG
   CMO UBS MTG TR 6 CLASS 6-E 8.0% BD DUE                        455,349.30                       469,294.39            461,182.32
   07-25-2020 REG
   COPELCO CAP FDG CORP II SER 1996-A CL-A                       827,583.78                       827,066.54            834,452.73
   6.34% ASSET BACKED CTF DUE 07-20-2004
   BEO
   CWMBS INC MTG SER 1993-12 CL A-11 MTG                         165,000.00                       125,013.28            149,605.50
   PASSTHRU 6.625% CTF DUE 02-25-2024 REG

   DANIELI & CO 7.25% BDS 1/1/00 ITL(XW)                       6,252,000.00                             0.00              4,176.06
   DLJ ACCEP TR SER 1989-2 CL G FLTG RT BD                     1,402,296.40                     1,416,757.59          1,430,342.33
   DUE 10-17-2020

Northern Trust Company
======================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   FUJITSU 1.95%CNV BDS 31/3/03 JPY(9)                        32,000,000.00                       323,857.18            320,562.39
   FUJITSU 2% CNV BDS 31/3/04 JPY(10)                         17,000,000.00                       171,649.18            170,000.00
   FUJITSU 1.9% CNV BDS 29/3/02 JPY(8)                        16,000,000.00                       160,688.72            161,687.17
   GE CAP MTG SVC INC SER 1994-5 CL A4                           238,938.51                       231,247.67            234,233.81
   Z6.5% BD DUE 02-25-2024
   GE CAP MTG SVCS INC SER 1993-18 CL                            435,000.00                       368,592.90            386,062.50
   18A-15 6.5 PASS THRU CTF DUE 9-25-23 REG
   HITACHI 1.7% CNV BDS 29/3/02 JPY(5)                        17,000,000.00                       193,114.58            165,817.22
   ITT CORP 6.25% NT DUE 11-15-2000                              460,000.00                       457,677.00            457,778.20
   KREDIETBANK VAR% CNV BDS 30/11/03 BEF                              30.00                         6,757.95             10,037.88
   METROMEDIA INTL GROUP INC 9.5% SUB DEB                        104,000.00                       106,424.18            102,845.60
   DUE 08-01-1998
   NEWCOURT RECEIVABLE ASSET TR SER 1996-2                       206,129.01                       206,126.95            208,158.09
   6.87% ABS DUE 06-20-2004 BEO
   PAINE WEBBER GROUP INC 6.5% NTS DUE                           925,000.00                       738,066.75            888,971.25
   11-01-2005 REG
   PRUDENTIAL HOME MTG SECS CO SER 94-15 CL                      245,097.16                       244,149.33            252,219.68
   A-1 MTG PASSTHRU 8.0% CTF DUE 05-25-2024
   REG
   PRUDENTIAL HOME MTG SECS CO SER 1994-15                       322,319.50                       316,427.09            320,807.82
   CL A-2 6.0% MTG PASSTHRU CTF DUE
   05-25-2024 BEO
   PVTPL ASSET SECURITIZATION CORP SER                           173,433.35                       175,967.10            182,868.12
   1996-D3 CL A1A 7.01% ABS CTF DUE
   10-13-2026 BEO
   RJR NABISCO INC. GTD SR 8.30% NT DUE                           19,000.00                        19,832.36             19,436.81
   4-15-1999 REG
   SALOMON BROS MTG SECS VII INC SER 94-9                         66,854.35                        65,736.63             66,781.48
   CL A-1 MTG PASSTHRU 7.0% CTF DUE
   07-25-2024 REG
   SALOMON INC TRANCHE #SR 00070 6.625% MTN                      450,000.00                       449,910.00            452,524.50
   DUE 11-30-2000 BEO
   SALOMON INC 8.36% MTN DUE 02-28-1997                          360,000.00                       360,000.00            362,001.60
   TIME WARNER INC 7.45% BD DUE 2-1-98 REG                        25,000.00                        25,954.19             25,383.00
         TOTAL CORPORATE DEBT INSTR. - OTHER                                                    8,548,057.60          8,983,099.46

   CORPORATE STOCKS - PREFERRED
   ============================
   (D)SAMSUNG ELEC NEW GDR(REP PREF)                                 780.00                             0.00             14,188.20
   AMERICAN WATER WORKS CO., INC., 5.00%                             100.00                         1,980.00              1,850.00
   CUMULATIVE PREFERENCE STOCK, $25 PAR
   AMERICAN WTR WKS INC 5.% PFD                                      100.00                         1,905.00              1,900.00
   ATLANTIC RICHFIELD CO CONV PFD STK                             43,400.00                     1,074,992.72            976,500.00
   EXCHANGEABLE FOR LYONDELL PETRO CO COM
   CEMIG CIA ENERG MG SPN ADR REP 1000 PF(L                        1,295.00                        38,909.70             39,821.25
   CHASE MANHATTAN NEW PFD STOCK 10.5%                               300.00                             0.00              8,812.50

Northern Trust Company
======================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   ELETROBRAS CENT EL ADR REPR 50 PRF'B'SHS                       22,000.00                       310,973.81            357,500.00
   FIELMANN AG NON VTG PRF DEM5                                      392.00                        13,338.96             14,026.41
   FRESENIUS NATL MED CARE INC CL D SPL                            3,900.00                           484.30                507.00
   DIVID PFD STK
   GRAND MET DEL L P GTD PFD STOCK                                   100.00                         2,830.00              2,825.00
   HENKEL KGAA NON VTG PRF DEM5                                    8,100.00                       344,394.77            403,656.24
   HORNBACH HLDG AG NON VTG PRF DEM5                                 700.00                        72,357.69             46,223.41
   KMART FINANCING CONV PREFERRED STOCK                            3,300.00                       165,000.00            166,237.50
   KRONES AG NON VTG PRF DEM50(VAR)                                  115.00                        77,651.66             36,659.94
   LOJAS AMERICANAS S ADR 1 REPR 1000 PREF                         3,160.00                        73,170.75             41,870.00
   MESA INC SER A 8% CONV PFD STK                                 17,082.00                        29,636.00            102,492.00
   RAO GAZPROM ADS-ECH REP 10 RUR10(REG S)                           590.00                         9,292.50             10,575.75
   RJR NABISCO HLDGS CORP DEPOSITARY SH                          234,300.00                     1,533,378.70          1,493,662.50
   REPSTG 1/10 PFD C PERCS % CONV PFD STOCK
   RWE AG NON VTG PRF DEM5                                        11,000.00                       232,592.22            404,332.83
   SAP AG NON VTG PREF DEM5                                          303.00                        44,400.10             41,672.11
   SYDNEY HARBOUR CAS PREFERRED AUD1                              25,000.00                        26,615.94             37,668.39
   TCI PAC COMMUNICATIONS INC SR PFD CL A                            166.00                             0.00             14,587.25
   STK
   TELEBRAS SPON ADR REPR 1000 PRF(144A                              948.00                        53,312.68             70,389.00
   TELEBRAS TELEC BRA SPON ADR REPR 1000 PR                       16,671.00                       769,142.61          1,262,828.25
   TIMES MIRROR CO NEW PFD SER B                                   5,000.00                       107,685.98            136,250.00
   TRANSCANADA CAP PREFERRED STOCK                                   200.00                         5,390.98              5,300.00
   UAL CORP DEPOSITARY SH REPSTG 1/100 PFD                         1,400.00                        47,804.72             48,125.00
   SER B
   USININAS-USI SD MG ADS-REP 10000 PREF RE                        7,155.00                        95,018.40             73,338.75
   USX MARATHON GROUP 6.50% CONV PFD                                 285.00                        12,575.31             12,611.25
         TOTAL CORPORATE STOCKS - PREFERRED                                                     5,144,835.50          5,826,410.53

   CORPORATE STOCKS - COMMON
   =========================

   ##REORG/REPUBLIC ENVIRONMENTAL SYS INC                          9,200.00                        64,666.80             82,800.00
   COM NAME CHANGE TO INTERNATIONAL SVCS
   INC SEE SEC 2422276
   #CAL FED BANCORP INC EXCHANGED FOR                             51,700.00                       871,422.13          1,253,725.00
   CALIFORNIA FEDERAL BANK AT A RATE OF
   0.10000% EFF 1-2-97 SEE SEC 2-098193

Northern Trust Company
======================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   #REORG ULTRAMAR CORP COM STK EXCH FOR                             140.00                         4,382.00              4,445.00
   ULTRAMAR-DIAMOND SHAMROCK CORP COM STK
   AT A RT OF 1 FOR 1 SEE 2-878912
   #REORG/AMERICA WEST AIRLINES NEW CL B                           1,500.00                        31,920.18             21,937.50
   EXCH FOR AMERICA WEST HOLDING CORP CL B
   NEW AT A RT OF 1 FOR 1 EFF 12-31-96 SEE

   #REORG/BALLY ENTMT MERGER HILTON HOTEL                          3,160.00                        39,801.83             92,035.00
   STOCK MERGER RATE 1 FOR 1 EFF 12-18-96
   SEE 2-385309
   #REORG/BEARING INC COM STK NEW EXCH FOR                         1,900.00                        55,820.78             52,487.50
   APPLIED INDUSTRIAL TECH AT A RT OF 1 FOR
   1 EFF 12-31-96 SEE SEC 2-023375
   #REORG/CHINA RES DEV INC EXCH FOR CHINA                         2,000.00                         1,469.00                812.00
   RES DEV INC AT RT OF 0.100% EFF 1-16-97
   SEE SEC 2-156477
   #REORG/COMMUNITY PSYCHIATRIC CENTERS                           50,100.00                       469,661.28            450,900.00
   NAME CHANGE TO TRANSITIONAL HOSPITALS
   CORP EFF 11-14-96 SEE 2-866635
   #REORG/DURACELL INTL INC COM MERGER WITH                          200.00                         8,719.79             13,325.00
   GILLETTE EXCH RT .904 EFF 12-31-96 SEE
   SEC 2-348810
   #REORG/MFS COMMUNICATIONS COM MERGED TO                         7,600.00                       379,367.60            366,700.00
   WORLDCOM EXCH RT 2.10 EFF 12-31-96 SEE
   SEC 2-945928
   #REORG/ORNDA HEALTHCORP COM MERGER                             33,800.00                       606,597.80            984,425.00
   TENET HEALTHCARE CORP EXCH RT 1.35 EFF
   1-30-97 SEE SEC 2-856616
   #REORG/PAC GAS & ELEC MERGER PG & E EXCH                       56,946.02                     1,399,767.59          1,373,822.73
   RT 1 FOR 1 EFF 1-2-97 SEE SEC 2-693692
   #REORG/ROCKWELL INTL CORP COM MERGER                            9,900.00                       310,017.98            636,075.00
   BOEING CORP EXCH RT .042 EFF 12-6-96 SEE
   2-072786
   AAMES FINL CORP COMMON STOCK                                   26,100.00                       754,084.91          1,119,037.50
   AASCHE TRANS SVCS INC COMMON STOCK                                400.00                         1,762.46              1,452.00
   ABACUS MINERALS CORP COMMON STOCK                               5,000.00                         5,800.00              3,200.00
   ABB AB SER'A'SEK50                                             12,780.00                       775,122.70          1,479,338.55
   ABB AG CHF100(BR)                                                 537.00                       401,038.33            672,538.59
   ABBEY NATIONAL ORD GBP0.10                                     69,430.00                       570,141.61            812,561.88
   ABBOTT LABORATORIES, COMMON STOCK,                             35,501.56                       987,705.37          1,979,211.97
   NO PAR
   ABERCROMBIE & FITCH CO CL A COMMON STOCK                       32,840.00                       660,224.06            603,435.00
   ABN-AMRO HLDGS NV NLG5                                          9,694.00                       354,019.66            627,885.42

Northern Trust Company
======================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   ABR INFORMATION SVCS INC COMMON STOCK                           6,100.00                       343,249.26            262,300.00
   ABT BLDG PRODS CORP COMMON STOCK                                2,200.00                        47,894.00             52,800.00
   ACC CORP COMMON STOCK $0.015 PAR                               12,045.00                       447,672.50            359,844.38
   ACCOR FF100                                                       540.00                        67,142.21             69,275.84
   ACCUSTAFF INC COMMON STOCK                                     54,522.00                     1,130,170.71          1,104,070.50
   ACNIELSEN CORP COM STK                                             67.00                            14.39              1,164.13
   ACX TECHNOLOGIES INC COMMON STOCK                              11,800.00                       212,432.70            215,350.00
   ADAC LABS COMMON STOCK NEW                                        804.93                        15,137.88             17,708.46
   ADAMS RESOURCE & ENERGY NEW                                       500.00                         3,822.68              4,940.00
   COMMON STOCK
   ADAPTEC INC., COMMON STOCK                                     47,140.00                     1,089,927.73          1,755,965.00
   ADECC0 CHF10(BR)                                                  621.00                        55,249.92            160,221.15
   ADOBE SYSTEMS INC., COMMON STOCK                                  100.42                         3,588.57              3,966.59
   ADR AKZO NOBEL NV SPONORED                                        225.00                        12,446.80             14,934.38
   ADR BANCO DE SANTANDER                                            345.00                        16,483.00             18,802.50
   ADR BANCO FRANCES DEL RIO DE LA PLATA S                           500.00                        11,603.59             15,062.50
   A SPONSORED
   ADR BANCO WIESE SPONSORED                                         700.00                         5,196.46              4,025.00
   ADR BRITISH TELECOMMUNICATIONS PLC,                            24,900.00                     1,390,174.94          1,584,262.50
   FINAL INSTALLMENT
   ADR BUENOS AIRES EMBOTELLADORA S A                              2,000.00                        26,867.53             10,000.00
   ADR C P POKPHAND LTD                                            5,710.00                        59,339.08             49,848.30
   ADR CABLE & WIRELESS PUB LTD CO                                   930.00                        19,224.33             22,436.25
   SPONSORED

   ADR CHILECTRA SA SPONSORED                                        815.00                        27,302.50             44,421.57
   ADR CIFRA SA DE CV                                              1,000.00                         1,390.00              1,373.00
   ADR CONSORCIO G GRUPO DINA                                        200.00                           576.55                500.00
   ADR ELAN PLC                                                   34,510.00                       563,639.90          1,026,672.50
   ADR ELF AQUITAINE SPONSORED                                    23,300.00                       962,399.88          1,022,287.50
   ADR EMPRESA NACIONAL DE ELECTRICIDAD                              100.00                         5,567.50              6,662.50
   S.A. SPONSORED
   ADR EMPRESAS TELEX CHILE S A SPONSORED                          2,000.00                        16,812.67             11,260.00
   ADR ERICSSON L.M. TELEPHONE CO., CLASS B                       66,580.00                     1,044,194.84          2,055,657.50
   SER 10 NEW
   ADR ESPIRITO SANTO FINL HLDG SPONSORED                            300.00                         3,370.00              3,937.50

Northern Trust Company
======================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   ADR FLETCHER CHALLENGE PAPER DIV                                  200.00                         3,123.67              3,575.00
   SPONSORED
   ADR FLETCHER CHALLENGE LIMITED FOREST                             100.00                         1,245.36              1,600.00
   ADR GLAXO WELLCOME PLC SPONSORED                                  650.00                        17,227.87             21,368.75
   ADR GRUPO INDUSTRIAL MASECA S.A DE C.V.                         1,000.00                        14,487.39             18,500.00
   NEW
   ADR HANSON PLC NEW $25 PAR                                        800.00                        12,111.62              5,400.00
   ADR HONG KONG TELECOMMUNICATIONS LTD                              305.00                         5,797.32              5,337.50
   SPONSORED
   ADR IMPERIAL TOB GROUP PLC SPONSORED                              200.00                             0.00              2,512.40
   ADR ING GROEP N V SPNSORED                                        500.00                        16,318.54             17,511.50
   ADR LUCASVARITY PLC SPONSORED                                  39,744.00                     1,393,233.96          1,684,152.00
   ADR MINAS BUENAVENTURA SPON                                       300.00                         5,784.26              4,912.50
   ADR MINORCO SPONS                                               1,000.00                        21,772.58             21,000.00
   ADR NESTLE SA SPONSORED REPSTG REG SH                             150.00                         8,576.25              8,137.50
   ADR NOKIA CORP SPONSORED FINLAND                               21,250.00                       775,655.79          1,192,656.25
   ADR NORSK HYDRO A.S.                                              100.00                         4,449.50              5,025.00
   SPONSORED FOR COMMON STOCK
   ADR OIL CO LUKOIL                                                 500.00                        18,499.63             21,159.50
   ADR PETROLEUM SECS AUSTRALIA                                   40,900.00                       783,400.00            945,812.50
   ADR PHILIPS ELECTRONICS N.V.                                    4,300.00                       166,050.32            174,150.00
   ADR POHANG IRON & STL LTD SPON ADR REPR                           200.00                         4,074.16              4,025.00
   1/4 ORD
   ADR PORTUGAL TELECOM                                           19,400.00                       443,639.20            514,100.00
   ADR REPSOL SA                                                  18,500.00                       583,871.92            677,562.50
   SPONSORED
   ADR REUTERS HOLDINGS PLC                                       10,900.00                       800,150.60            791,612.50
   ADR RHONE POULENC S A SPONSORED REPSTG                          1,261.00                        29,856.69             40,824.88
   1/4 SH SER A
   ADR RTZ CORP PLC SPONSORED AMERICAN                               100.00                         5,549.50              6,762.50
   DEPOSITARY RECEIPT
   ADR SMITHKLINE BEECHAM P L C REPSTG ORD                        13,500.00                       406,849.50            929,812.50
   A
   ADR SONY CORP ., AMERICAN DEPOSITARY                           13,000.00                       814,780.80            840,125.00
   RECEIPT FOR DOLLAR-VALIDATED COMMON
   STOCK, BACKED BY ONE SHARE COMMON STOCK
   ADR TELE DANMARK A/S SPONSORED ADR                                700.00                        18,116.65             17,500.00
   REPSTG CL B SHS

Northern Trust Company
======================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   ADR TELECOM ARGENTIAN STET FRANCE                                  65.00                         2,975.81              2,559.38
   TELECOM S A
   ADR TELEFONICA DE ARGENTINA 10 CL B SHRS                          800.00                        21,865.07             20,400.00
   ADR TELEFONOS DE MEX SA                                        28,278.00                     1,537,931.49            858,944.26
   CV SER L REPSTG SH ORD L
   ADR TEVA PHARMACEUTICAL INDS LTD.,                              8,600.00                       231,984.75            397,750.00
   ADR TUBOS DE ACERO DE MEXICO S.A. NEW                           1,000.00                        11,740.53             13,750.00
   ADR UNILEVER N V                                                9,200.00                       983,831.62          1,592,750.00
   N.Y. SHARES 4 GUILDERS PAR
   ADR WASTE MGMT INTL PLC SPONSORED                                 200.00                         1,860.60              1,800.00
   ADR YPF SOCIEDAD ANONIMA SPONSORED                              1,500.00                        28,501.24             34,875.00
   REPSTG CL D SHS
   ADVANCE TISSUE SCIENCE, INC., COMMON                            1,200.00                        13,799.61             14,400.00
   STOCK
   ADVANCED DIGITAL INFORMATION CORP COM                          50,000.00                       550,000.00            581,250.00
   STK
   ADVANCED FIBRE COMMUNICATIONS INC COMMON                       13,600.00                       491,215.11            664,700.00
   STOCK
   ADVANCED INFO SERV THB10(ALIEN MKT)                             2,600.00                        33,668.25             30,132.53
   ADVANCED MICRO DEVICES, INC., COMMON                           45,550.00                       836,547.94          1,104,587.50
   STOCK, $.01 PAR
   ADVANCED TECHNOLOGY LABS INC COMMON                               100.00                         2,924.50              2,850.00
   STOCK (WASH)
   ADVANTEST JPY50                                                11,600.00                       560,106.15            495,395.43
   AEGON NV NLG1                                                  25,000.00                       770,623.83          1,407,613.58
   AETNA INC COM STK                                              23,199.00                     1,412,274.29          1,673,227.88
   AFFILIATED COMPUTER SVCS INC CL A COMMON                        2,800.00                        50,953.00             81,200.00
   STOCK
   AFFIN HLDGS BHD MYR1                                          177,000.00                       325,619.57            518,219.59
   AFFINITY TECHNOLOGY GROUP INC COMMON                              100.00                           780.04                781.20
   STOCK
   AFLAC INC COMMON STOCK                                            201.28                         6,578.21              8,403.44
   AFP PROVIDA SPON ADR REPR 1 COM NPV                               367.00                         9,800.74              7,248.25
   AGA AB SER'B'SEK5                                              47,000.00                       592,449.89            717,690.88
   AGCO CORP COMMON STOCK                                         30,100.00                       733,950.14            839,037.50
   AGNICO-EAGLE MINES LTD., CAPITAL STOCK,                         1,000.00                        17,496.57             13,750.00
   NO PAR

Northern Trust Company
======================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   AGOURON PHARMACEUTICALS INC COMMON                             15,600.00                       484,477.00            856,050.00
   STOCK
   AGUAS DE BARCELONA ESP500                                         576.00                        19,782.21             22,684.17
   AGUAS DE BARCELONA NEW ESP500 (S/R 18/12                          576.00                             0.00                284.66
   AHMANSON, H. F. & CO., COMMON STOCK,                            4,800.00                        95,654.17            158,400.00
   NO PAR
   AHOLD (KON) NV NLG1.25                                          2,347.00                        78,584.94            146,844.86
   AIR EXPRESS INTERNATIONAL CORP., COMMON                         3,300.00                        74,283.00            107,867.10
   STOCK, $.01 PAR
   AIR NEW ZEALAND 'B'NZD1(NON NZ RESIDENTS                       86,545.00                       242,060.27            227,913.72
   AIR PRODUCTS AND CHEMICALS, INC.,                               5,000.00                       200,166.53            347,500.00
   COMMON STOCK, $1 PAR
   AIRGAS INC                                                        300.00                         8,155.57              7,725.00
   COMMON STOCK
   AIRTOUCH COMMUNICATIONS INC COMMON STOCK                      158,000.00                     4,310,044.77          4,048,750.00
   AK STL HLDG CORP COM STK PAR $0.01                             21,000.00                       809,122.62            800,625.00
   AKZO NOBEL NLG20                                                  445.00                        40,883.63             59,064.97
   AKZO NOBEL NV SPONS ADR(CNV 1/2 NLG20)                          3,000.00                       168,000.00            199,125.00
   ALADDIN KNOWLEDGE SYSTEMS COMMON STOCK                            500.00                         4,852.75              4,500.00
   ALANCO ENVIRON RES CORP COM STK                                 1,000.00                         3,215.00              1,469.00
   ALASKA AIR GROUP INC., COMMON STOCK                             1,440.00                        38,716.59             34,740.00
   ALBANK FINL CORP COMMON STOCK                                   4,080.00                        77,418.00            133,620.00
   ALBERMARLE CORP COMMON STOCK                                   21,100.00                       372,830.22            382,437.50
   ALBERTO-CULVER CO., CLASS B COMMON STOCK                       20,000.00                       731,162.33            950,000.00
   NO PAR
   ALBERTSON'S, INC., COMMON STOCK, $1 PAR                        12,800.00                       298,641.07            446,400.00
   ALCAN ALUM LTD (NEW) COMMON STOCK                              10,250.00                       237,247.64            361,312.50
   ALCAN ALUMIN COM STK (CAN QUOTE)                                2,790.00                        67,632.99             99,372.98
   ALCATEL ALST(CGE) FRF40                                           890.00                        79,126.18             80,912.19
   ALCATEL ALST(CGE) SPON ADR-REP 1/5 FRF40                       21,762.00                       528,779.90            402,597.00
   ALCO STANDARD CORP   NAME CHANGED TO                            5,878.00                       171,426.94            304,186.50
   IKON OFFICE SOLUTIONS INC EFF 1-27-97
   SEE 2-409292
   ALEX BROWN INC., COMMON STOCK                                   8,700.00                       429,586.73            523,087.50
   ALEXANDER & ALEXANDER SERVICES INC.,                            2,000.00                        48,057.33             29,000.00
   COMMON STOCK, $1 PAR

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   ALLEANZA ASSICURAZ DI RISP ITL500(NON CN                       88,000.00                       562,817.46            474,876.56
   ALLEGHENY TELEDYNE INC COM STK                                  7,812.00                       122,193.01            182,605.50
   ALLEGIANCE CORP COMMON STOCK                                       40.00                             0.00                905.00
   ALLERGAN INC COM STOCK                                          2,900.00                        78,463.35             93,162.50
   ALLIANCE IMAGING INC COM                                       77,000.00                       233,867.50            399,399.00
   ALLIANCE SIMCONDUCTOR CORP COMMON STOCK                         5,200.00                        57,480.70             41,600.00
   ALLIANZ AG HLDG DEM50(REGD)(VINKULIERT)                            63.00                        87,406.13            114,966.50
   ALLIED SIGNAL INC., COMMON STOCK                               34,300.00                     1,574,694.92          2,512,475.00
   ALLMERICA FINL CORP COMMON STOCK                               12,000.00                       400,058.17            397,500.00
   ALLSTATE CORP COMMON STOCK                                     20,064.00                       547,663.90          1,208,856.00
   ALLTEL CORP., COMMON STOCK                                      8,600.00                       260,169.48            274,125.00
   ALPS ELECTRIC CO JPY50                                          7,000.00                        82,570.44             85,500.88
   ALTANA DEM50                                                       35.00                        17,696.44             29,350.73
   ALTERA CORP COMMON STOCK                                          221.00                        12,559.68             16,685.50
   ALTERNATIVE LIVING SVCS INC COMMON STOCK                       67,700.00                       880,100.00            761,625.00
   ALTERNATIVE RES CORP COMMON STOCK                               3,900.00                       112,203.00             67,275.00
   ALUMAX INCORPORATED COMMON STOCK                               55,500.00                     1,914,936.45          1,796,812.50
   ALUMINUM CO. OF AMERICA, COMMON STOCK,                         28,950.00                     1,004,368.26          1,841,943.75
   $1 PAR
   ALZA CORP COMMON STOCK                                          3,800.00                       114,860.28            107,350.00
   AMADA CO Y50                                                   11,000.00                       116,856.65             92,021.09
   AMAX GOLD INC COMMON STOCK                                        500.00                         3,701.01              3,000.00
   AMBAC INC COMMON STOCK                                         27,500.00                     1,254,420.05          1,883,750.00
   AMCOR LTD AUD1                                                 40,400.00                       278,952.41            249,082.12
   AMDAHL CORP., COMMON STOCK,                                    65,800.00                       606,059.21            781,375.00
   $.05 PAR
   AMDL, INC. COMMON STOCK $0.001 PAR                             10,000.00                        10,450.00              4,800.00
   AMERADA HESS CORP., COMMON STOCK, $1 PAR                       41,600.00                     1,910,945.27          2,449,200.00
   AMERICA ON-LINE COMMON STOCK                                       20.00                         1,005.99                707.50
   AMERICAN BANKERS INSURANCE GROUP INC.,                          6,400.00                       205,090.45            311,795.20
   COMMON STOCK
   AMERICAN BRANDS, INC., COMMON STOCK,                            7,700.00                       286,118.53            367,675.00
   $3.125 PAR

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   AMERICAN BUSINESS PRODS INC GA COMMON                           4,733.91                        92,835.09            105,329.50
   STOCK
   AMERICAN ELECTRIC POWER CO., INC.,                              8,500.00                       279,288.85            352,750.00
   COMMON STOCK, $6.50 PAR
   AMERICAN EXPRESS CO., COMMON STOCK, $.60                       60,500.00                     1,352,624.38          3,161,125.00
   PAR
   AMERICAN FINL GROUP INC COM                                     7,800.00                       253,929.00            280,800.00
   AMERICAN GENERAL CORP., COMMON STOCK                           42,000.00                     1,442,487.29          1,727,250.00
   $1.50 PAR
   AMERICAN GREETINGS CORP., CLASS A,                              3,400.00                        77,903.97             96,050.00
   COMMON STOCK, $1 PAR
   AMERICAN HOME PRODUCTS CORP.,                                  43,800.00                     1,959,095.56          2,814,150.00
   COMMON STOCK, $.33 1/3 PAR
   AMERICAN INTERNATIONAL GROUP, INC.                             37,518.28                     2,144,107.04          4,314,602.20
   COMMON STOCK, $2.50 PAR
   AMERICAN MANAGEMENT SYSTEMS, INC.,                              7,500.00                        86,300.00            266,715.00
   COMMON STOCK, $.01 PAR
   AMERICAN MED RESPONSE INC COMMON STOCK                          8,600.00                       236,297.80            258,000.00
   AMERICAN ONCOLOGY RESOURCES                                    18,800.00                       409,330.00            183,300.00
   COMMON STOCK
   AMERICAN PAD & PAPER CO COMMON STOCK                           34,490.00                       676,299.00            681,177.50
   AMERICAN POWER CONVERSION CORP COMMON                          80,600.00                     1,343,462.45          1,909,172.20
   STOCK
   AMERICAN RADIO SYS CORP CL A COMMON                               100.00                         2,955.00              2,750.00
   STOCK
   AMERICAN STORES CO., COMMON STOCK, $1                           6,600.00                       142,806.77            263,175.00
   PAR
   AMERICAN WATER WORKS CO., INC., COMMON                            100.89                         2,110.00              1,992.58
   STOCK, $2.50 PAR
   AMERITECH CORP COMMON STOCK                                    24,800.00                       899,299.89          1,460,100.00
   AMGEN INC COMMON STOCK                                         50,100.00                     2,456,305.40          3,049,837.50
   AMMONIA HOLD INC COMMON STOCK                                     200.00                         1,504.65              1,475.00
   AMOCO CORP., COMMON STOCK                                      38,500.00                     2,056,308.57          2,988,562.50
   AMP INC., COMMON STOCK, NO PAR                                 10,236.00                       308,993.48            391,527.00
   AMPEX CORP                                                      2,000.00                        12,653.70             20,500.00
   AMR CORP., COMMON STOCK,                                       22,028.00                     1,849,518.03          2,010,055.00
   $1 PAR
   AMRESCO INC COMMON STOCK                                       88,570.00                     1,888,094.97          1,904,255.00

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   AMSOUTH BANCORPORATION, COMMON STOCK,                          16,800.00                       750,498.34            837,900.00
   $1 PAR
   AMX CORP COM STK                                                  300.00                         2,577.83              1,800.00
   AMYLIN PHARMACEUTICALS INC COMMON STK                           1,440.00                        16,637.30             17,280.00
   ANALOGIC CORP., COMMON STOCK, $.05 PAR                            300.00                         8,429.31              8,325.00
   ANALYSTS INTERNATIONAL CORP., COMMON                              200.00                         4,430.00              5,400.00
   STOCK, $.10 PAR
   ANCHOR GAMING COM STK                                             200.00                         6,497.76              8,350.00
   ANCOR COMMUNICATIONS INC COMMON STOCK                             200.00                         3,093.37              3,000.00
   ANDREW CORP., COMMON STOCK, $1 PAR                              2,700.00                        46,860.13            156,262.50
   ANERGEN INC COMMON STOCK                                        1,500.00                         8,844.26              5,062.50
   ANHEUSER-BUSCH COMPANIES INCORPORATED                          22,400.00                       550,506.43            949,200.00
   COMMON STOCK $1.00 PAR VALUE
   AON CORP COMMON STOCK                                           4,900.00                       267,346.03            298,287.50
   APAC TELESERVICES INC COMMON STOCK                             15,650.00                       193,267.40            739,462.50
   APACHE CORP., COMMON STOCK, $1.25 PAR                          18,600.40                       552,190.88            676,589.55
   APOLLO GROUP INC CL A COMMON STOCK                             24,300.00                       340,585.87            628,762.50
   APPLE COMPUTER, INC., COMMON STOCK                              9,439.00                       328,596.03            227,715.88
   APPLE SOUTH INC COMMON STOCK                                      500.00                         6,462.91              7,375.00
   APPLIED ANALYTICAL INDS INC COMMON STOCK                       22,160.00                       486,735.80            470,900.00
   APPLIED MAGNETICS CORP., COMMON STOCK,                         14,100.00                       362,551.53            385,987.50
   $.10 PAR
   APPLIED MATERIALS, INC., COMMON STOCK,                         10,280.00                       328,735.95            391,925.00
   $.01 PAR
   APPLIX INC COMMON STOCK                                         5,100.00                        70,551.41            100,725.00
   APTARGROUP INC COMMON STOCK $0.01 PAR                           2,900.00                       102,245.50            100,050.00
   ARAKIS ENERGY CORP COM                                          1,200.00                         6,223.31              7,124.40
   ARCHER-DANIELS-MIDLAND CO., COMMON STOCK                       76,727.00                     1,175,371.94          1,687,994.00
   NO PAR
   ARCO CHEMICAL CO., COMMON STOCK                                   100.00                         5,255.00              5,000.00
   $1 PAR
   ARGENTARIA CORP BC ESP500                                       1,355.00                        57,987.89             52,839.77
   ARGENTARIA CORP BC SPON ADR REP 1/2 COM                        25,000.00                       518,858.17            493,750.00
   ARGOS ORD GBP0.10 5/7                                          14,044.00                        82,897.61            182,768.10
   ARMCO INC., COMMON STOCK,                                       4,800.00                        33,404.43             21,600.00
   $5 PAR

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   ARMSTRONG WORLD INDUSTRIES, INC.,                               1,600.00                        63,575.08            120,400.00
   COMMON STOCK, $1 PAR
   ASA LTD., COMMON STOCK                                            100.00                         4,762.00              3,762.50
   ASARCO INC., COMMON STOCK, NO PAR                               2,000.00                        52,007.99             54,500.00
   ASCEND COMMUNICATIONS INC COMMON STOCK                         42,700.00                     2,294,467.10          3,037,037.50
   ASDA GROUP ORD 25P                                             65,140.00                        56,086.68            129,704.27
   ASHANTI GOLDFIELDS-GDR                                            200.00                         3,596.34              2,875.00
   ASHLAND INC COM                                                 2,900.00                        97,028.45            139,200.00
   ASM LITHOGRAPHY HL NLG0.50(NEW YORK REGI                       11,000.00                       462,487.58            473,000.00
   ASPEN TECHNOLOGY INC COMMON STOCK                              18,505.00                       445,172.47          1,542,854.38
   ASS GEN FRANCE-AGF FRF30(BR)                                    1,433.00                        44,326.36             46,919.73
   ASSICUR GENERALI ITL2000                                        1,975.00                        40,915.56             39,762.83
   ASTEA INTL INC COM STK                                            147.00                         1,319.43                826.88
   ASTORIA FINL CORP COMMON STOCK                                 33,990.00                       979,677.54          1,283,122.50
   ASTRA AB SER'A'SEK2.50                                         47,000.00                     1,169,977.75          2,254,599.63
   ASTRA AB SER'B'SEK2.50                                          6,910.00                       151,279.00            324,782.87
   ASYST TECHNOLOGIES INC COM STK                                    352.00                        11,935.20              6,908.00
   AT & T CORP COM STK                                            74,537.11                     2,538,474.74          2,925,581.57
   ATC COMMUNICATIONS GROUP INC COMMON                             3,360.00                        61,174.22             51,660.00
   STOCK
   ATLANTIC RICHFIELD CO., COMMON STOCK                           11,700.00                     1,243,141.66          1,627,762.50
   $2.50 PAR
   ATLAS AIR INC COMMON STOCK                                      1,100.00                        37,510.15             51,150.00
   ATLAS COPCO AB SER'A'SEK5                                      26,000.00                       203,719.20            596,499.07
   ATLAS COPCO AB SER'B'SEK5                                       3,900.00                        46,338.22             90,055.87
   ATMEL CORP COMMON STOCK                                           400.00                        10,862.55             13,150.00
   ATRIX LABS INC COMMON STOCK                                     5,330.00                        40,804.51             53,300.00
   AURA SYSTEMS INC COMMON STOCK @ $0.0005                        10,000.00                        50,352.50             25,000.00
   AURUM SOFTWARE INC COMMON STOCK                                12,400.00                       308,537.83            438,650.00
   AUSPEX SYS INC COMMON STOCK                                        50.00                         1,199.43                587.50
   AUST & NZ BANK GRP AUD1                                         6,000.00                        35,081.55             39,435.75
   AUST GAS LIGHT CO AUD1                                         14,258.00                        46,731.28             79,545.29
   AUTODESK INC., COMMON STOCK                                     2,100.00                        55,388.41             58,800.00

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   AUTOIMMUNE INC COMMON STOCK                                       500.00                         5,151.91              6,562.50
   AUTOMATIC DATA PROCESSING, INC.,                               13,100.00                       307,437.87            561,662.50
   COMMON STOCK, $.10 PAR
   AUTOZONE INC COMMON STOCK                                         200.00                         6,211.50              4,925.00
   AVERY DENNISON CORP COMMON STOCK                                2,400.00                        77,061.41            169,500.00
   AVON PRODUCTS, INC., COMMON STOCK,                             24,300.00                       957,078.78          1,354,725.00
   $0.50 PAR
   AVX CORP COMMON STOCK                                           6,600.00                       149,457.00            147,675.00
   AXA UAP FRF60                                                     300.00                        15,861.99             18,031.25
   AZCO MNG INC DEL COMMON STOCK                                   2,000.00                         1,977.60              3,250.00
   AZTAR CORP COMMON STOCK                                        42,100.00                       399,950.00            305,225.00
   B A T INTL INC COM STK                                          5,000.00                         2,151.24              1,500.00
   BAKER HUGHES INC., COMMON STOCK                                 6,600.00                       142,887.23            241,725.00
   BALDOR ELECTRIC CO., COMMON STOCK,                              5,300.00                       106,482.50            123,887.50
   $.10 PAR
   BALL CORP., COMMON STOCK, $2.50 PAR                             1,400.00                        41,395.07             34,300.00
   BALLY'S TOTAL FITNESS HLDG CORP                                   340.00                           681.34              1,891.08
   BALOISE-HLDGS CHF100(REGD)                                        325.00                       698,942.25            726,215.16
   BALTIMORE GAS AND ELECTRIC CO.,                                 6,650.00                       153,073.58            185,368.75
   COMMON STOCK, NO PAR
   BANC ONE CORP COMMON STOCK NO PAR                              19,666.00                       580,135.79            936,593.25
   BANCORP. HAWAII INC. COMMON STOCK, $2                           5,700.00                       222,714.00            248,662.50
   PAR
   BANGKOK BANK THB10(ALIEN MKT)                                   5,000.00                        51,281.02             57,164.11
   BANK OF BOSTON CORP., COMMON STOCK                             24,900.00                     1,094,313.40          1,739,887.50
   BANK OF NEW YORK CO., INC., COMMON                             17,400.00                       320,268.31            624,225.00
   STOCK, $7.50 PAR
   BANK OF SCOTLAND STK 25P                                      195,800.00                       718,537.48            963,980.98
   BANK UNITED CORP CL A COMMON STOCK                             31,190.00                       673,547.50            834,332.50
   BANKAMERICA CORP., COMMON STOCK, $1.5625                       51,844.00                     2,976,364.72          5,339,932.00
   PAR
   BANKERS CORP COMMON STOCK                                       3,600.00                        47,736.00             69,300.00
   BANKERS TRUST NEW YORK CORP.,                                   3,700.00                       213,443.67            321,900.00
   COMMON STOCK, $10 PAR
   BANPONCE CORP NEW COMMON STOCK                                  3,000.00                        80,655.00             97,500.00
   BANTA CORP. COMMON STOCK $.10 PAR                               7,650.00                       151,990.00            181,687.50

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   BARD, C. R., INC., CAPITAL STOCK,                               2,600.00                        65,932.65             72,800.00
   $.25 PAR
   BARNETT BKS INC COMMON STOCK $2 PAR                            36,900.00                       823,249.44          1,623,600.00
   BARRETT BUSINESS SVCS INC COMMON STOCK                            300.00                         5,105.25              4,368.60
   BARRICK GOLD CORP                                              18,998.00                       550,741.03            569,940.00
   BATTLE MOUNTAIN GOLD COMPANY                                   10,400.00                        88,706.53             75,400.00
   COMMON STOCK, $.10 PAR
   BAUSCH & LOMB, INC., COMMON STOCK,                             22,600.00                       775,469.48            839,025.00
   $1 PAR
   BAXTER INTL INC COMMON STOCK                                   12,500.00                       373,360.64            531,250.00
   BAY APT CMNTYS INC COMMON STOCK                                   154.00                         4,974.20              5,005.00
   BAY NETWORKS INC COM                                           12,600.00                       507,734.65            337,050.00
   BAYER AG DEM5                                                  19,102.00                       448,520.74            769,125.49
   BAYER MOTOREN WERK DEM50(VAR)                                     650.00                       375,376.07            421,605.62
   BCA FIDEURAM SPA ITL500                                        30,130.00                        35,507.22             73,787.59
   BCE INC COMMON STOCK                                           59,800.00                     1,954,264.20          2,997,475.00
   BCO DE GALICIA BUE SPON ADR(REP 4 ORD SH                        2,178.00                        42,493.94             48,188.25
   BCO FRANCES RIO PL SPN ADR-REP 3 ORD SHS                        1,472.00                        35,534.56             44,528.00
   BCO POPULAR ESP ESP500(REGD)                                      590.00                        76,005.35            114,355.21
   BCO SANTANDER SA ESP750(REGD)                                  16,096.00                       811,370.06            872,539.92
   BECTON, DICKINSON AND CO., COMMON STOCK,                        5,600.00                       115,988.46            235,200.00
   $1 PAR
   BELDEN INC COM STK                                             12,900.00                       366,560.18            440,212.50
   BELL ATLANTIC CORP., COMMON STOCK,                             19,903.52                       973,772.17          1,251,433.82
   BELL INDUSTRIES, COMMON STOCK, NO PAR                           2,500.00                        54,900.00             50,625.00
   BELL SPORTS CORP COMMON STOCK                                     250.00                         2,025.87              1,593.75
   BELLSOUTH CORP., COMMON STOCK                                  44,800.00                     1,226,899.58          1,808,800.00
   BEMA GOLD CORP., COMMON STOCK                                   7,000.00                        41,076.79             35,875.00
   BEMIS CO., INC., COMMON STOCK, $10 PAR                          2,400.00                        53,076.58             85,500.00
   BENEFICIAL CORP., COMMON STOCK, $1 PAR                          2,400.00                        86,230.16            149,100.00
   BENTON OIL & GAS CO COMMON STOCK                               10,900.00                       175,762.50            277,950.00
   $.01 PAR
   BERGEN BRUNSWIG CORP., CLASS A COMMON                          13,600.00                       365,436.29            370,600.00
   STOCK $1.50 PAR
   BERGESEN DY ASA 'A'NOK2.50                                      1,240.00                        26,051.21             28,413.32

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   BERJAYA SPORTS MYR1                                            28,000.00                        39,976.33            132,937.69
   BERKSHIRE HATHAWAY INC CL B COMMON STOCK                           25.00                        27,805.00             27,575.00
   BERRY PETROLEUM CO CL A COMMON STOCK                            2,400.00                        27,822.96             32,100.00
   BEST BUY, INC., COMMON STOCK                                      300.00                         3,935.84              3,825.00
   BETHLEHEM STEEL CORP., COMMON STOCK, $8                        31,060.00                       417,496.88            279,540.00
   PAR
   BEVERLY ENTERPRISES INC COMMON STOCK                           60,000.00                       683,144.34            795,000.00
   $10.00 PAR
   BICC ORD 50P                                                  254,090.00                     1,376,267.17          1,201,860.69
   BILFINGER & BERGER DEM5                                         1,180.00                        59,961.97             44,295.10
   BINDLEY WESTERN INDUSTRIES, INC.,                               5,300.00                        82,321.53             94,075.00
   COMMON STOCK, $1 PAR
   BIO-TECHNOLOGY GENERAL, COMMON STOCK                            1,700.00                        11,671.79             15,512.50
   BIOCONTROL TECHNOLOGY INC COMMON STOCK                            700.00                         1,412.95                940.80
   BIOGEN INC., COMMON STOCK                                       1,000.00                        28,036.33             38,250.00
   BIOMAGNETIC TECHNOLOGIES COMMON STOCK                          10,000.00                        16,177.00              5,000.00
   BIOMET INC., COMMON STOCK                                       5,200.00                        70,139.19             85,800.00
   BIOPOOL INTL INC COMMON STOCK                                   2,000.00                         5,117.00              5,374.00
   $0.001 PAR
   BIRMINGHAM STEEL CORP., COMMON STOCK                              101.90                         1,617.36              1,795.99
   BISYS GROUP INC COMMON STOCK                                    2,000.00                        39,895.00             74,500.00
   BLACK & DECKER CORP., COMMON STOCK,                             4,200.00                       102,055.30            159,075.00
   $.50 PAR
   BLACK BOX CORP                                                  3,600.00                        72,009.46            147,600.00
   BLOCK, H. & R., INC., COMMON STOCK, NO                          4,800.00                       143,144.93            140,400.00
   PAR
   BLOUNT INTL INC CL A COM                                        2,150.32                        58,624.50             79,830.63
   BLYTH INDS INC COMMON STOCK                                     4,400.00                       131,538.00            190,850.00
   BMC INDUSTRIES INC., MINN., COMMON                             73,300.00                     1,952,069.82          2,107,375.00
   STOCK
   BMC SOFTWARE INC COMMON STOCK                                     200.00                         7,599.50              8,700.00
   BMC WEST CORP COMMON STOCK                                        100.00                         1,258.05              1,187.50
   BOATMEN'S BANCSHARES, INC., COMMON                              7,100.00                       228,496.83            473,037.50
   STOCK, $10 PAR
   BOCA RESH INC COMMON STOCK                                      1,400.00                        21,304.36             16,625.00
   BOEING CO., CAPITAL STOCK, $5 PAR                              30,302.63                     2,086,721.34          3,011,323.86

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   BOISE CASCADE CORP., COMMON STOCK, $2.50                       32,900.00                     1,120,666.32          1,019,900.00
   PAR
   BOMBARDIER INC CLASS'B'SUB VTG NPV                             39,900.00                       228,034.74            710,570.25
   BORAL AUD0.50                                                 150,667.00                       386,952.43            393,902.26
   BORDERS GROUP INC COMMON STOCK                                 65,300.00                     1,569,446.21          2,383,450.00
   BORG WARNER AUTOMOTIVE, INC., COMMON                              100.00                         3,292.50              4,000.00
   STOCK
   BOSTON CHICKEN INC COM STK                                     39,500.00                     1,118,759.95          1,530,625.00
   BOSTON COMMUNICATIONS GROUP INC COMMON                         26,800.00                       397,405.71            237,850.00
   STOCK
   BOSTON EDISON CO., COMMON STOCK, $5 PAR                        14,400.00                       344,674.87            369,000.00
   BOSTON SCIENTIFIC CORP COMMON STOCK                            28,800.00                     1,131,965.16          1,681,200.00
   BOWATER INC., COMMON STOCK                                     23,100.00                       875,077.30            869,137.50
   BOWNE & CO., INC., COMMON STOCK,                                2,700.00                        54,843.82             66,150.00
   $1 PAR
   BPB INDUSTRIES ORD 50P                                         40,000.00                       214,005.94            236,250.90
   BRASSIE GOLF CORP COMMON STOCK                                    500.00                           603.00                205.00
   BRAZIL FUND INC COM USD0.01                                     3,410.00                        76,607.09             71,610.00
   BREED TECHNOLOGIES INC COMMON STOCK                               300.00                         7,536.59              8,025.00
   BRIDGESTONE CORP Y50                                           40,000.00                       468,204.84            738,137.08
   BRIGGS & STRATTON CORP., CAPITAL                               11,800.00                       339,687.32            488,225.00
   STOCK, $3 PAR
   BRISTOL MYERS SQUIBB CO COMMON STOCK                           22,600.00                     1,385,726.83          2,570,750.00
   BRIT PETROLEUM CO ORD GBP0.25                                  10,760.00                        61,438.22            124,119.77
   BRITISH GAS ORD 25P                                           109,870.00                       515,645.51            403,384.05
   BRODERBUND SOFTWARE INC COMMON STOCK                              100.00                         4,924.50              3,000.00
   BROKEN HILL PTY AUD1                                           40,565.00                       586,537.19            595,348.91
   BROOKS FIBER PPTYS INC COMMON STOCK                            23,350.00                       675,012.08            732,606.25
   BROWN GROUP, INC., COMMON STOCK,                               11,400.00                       208,794.00            216,600.00
   $3.75 PAR
   BROWN-FORMAN INC., CLASS B, NON-VOTING                          3,100.00                        83,710.96            144,150.00
   COMMON STOCK, $.30 PAR
   BROWNING-FERRIS INDUSTRIES, INC.,                              37,900.00                     1,067,967.12          1,018,562.50
   COMMON STOCK, $.16 2/3 PAR
   BRUNSWICK CORP., COMMON STOCK                                   4,400.00                        72,503.24            112,200.00
   NO PAR

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   BRUSH WELLMAN INC., COMMON STOCK,                               3,600.00                        66,784.50             60,300.00
   $1 PAR
   BTG INC COMMON STOCK                                              200.00                         2,597.67              4,025.00
   BTR ORD 25P                                                   134,313.00                       736,247.05            536,006.21
   BUCKEYE CELLULOS CORP COMMON STOCK                             28,700.00                       686,497.00            771,312.50
   BUDERUS AG DEM50                                                   85.00                        44,730.27             39,815.24
   BUNZL ORD 25P                                                 102,000.00                       371,451.57            378,774.39
   BURLINGTON COAT FACTORY WAREHOUSE CO.,                         38,300.00                       466,057.86            459,600.00
   COMMON STOCK
   BURLINGTON INDS INC COMMON STOCK NEW                           51,300.00                       619,840.37            557,887.50
   BURLINGTON NORTHN SANTA FE CORP COM                             6,925.00                       327,840.66            622,384.38
   BURLINGTON RESOURCES INC COMMON STOCK                           5,700.00                       253,488.45            302,100.00
   BURNHAM PACIFIC PROPERTIES INC COM N.P.                         1,000.00                        10,349.77             12,875.00
   BURR-BROWN CORP, COM $.01 PAR                                     800.00                        17,375.53             20,800.00
   BURZYNSKI RESEARCH INSTITUTE INC.,                             10,000.00                         5,239.00                900.00
   COMMON STOCK
   C A NAC TELEFONOS SPON ADR-REP 7 CL'D'SH                          800.00                        18,400.00             20,300.00
   C-CUBE MICROSYSTEMS INC COM STK PAR                               200.00                         8,432.67              8,725.00
   $0.001
   CABLE & WIRELESS ORD GBP0.25                                   23,590.00                       175,666.53            188,678.78
   CABLE & WIRELESS SPON ADR-REP 3 ORD 25P                         7,000.00                       166,649.00            168,875.00
   CABLE DESIGN TECHNOLOGIES CORP COMMON                           8,500.00                       334,478.50            248,625.00
   STOCK
   CABLETRON SYSTEMS INC COMMON STOCK                              7,076.00                       189,583.48            285,693.50
   CABOT CORP., COMMON STOCK,                                     13,200.00                       411,694.80            339,900.00
   $1 PAR
   CACI INTERNATIONAL INC., CLASS A COMMON                         3,600.00                        45,739.86             67,950.00
   STOCK
   CADBURY SCHWEPPES ORD GBP0.25                                  20,130.00                       143,482.06            173,012.54
   CALENERGY INC COMMON STOCK                                     31,500.00                       592,515.00            941,062.50
   CALIBER SYS INC COMMON STOCK                                    1,800.00                        75,441.58             34,875.00
   CALIFORNIA AMPLIFIER INC COMMON STOCK                           1,000.00                         9,557.81              8,125.00
   $0.01 PAR
   CALLAWAY GOLF CO COMMON STOCK                                  16,805.08                       286,805.86            510,454.31
   CAM NET COMMUNICATIONS NETWORK INC                              1,000.00                         1,706.00              1,000.00
   COMMON STOCK

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   CAMBREX CORP., COMMON STOCK                                     1,500.00                        43,895.00             47,625.00
   CAMBRIDGE TECHNOLOGY PARTNERS MASS INC                         14,100.00                       154,268.90            430,050.00
   COMMON STOCK
   CAMCO INTL INC COMMON STOCK                                    13,700.00                       376,453.75            571,975.00
   CAMPBELL SOUP CO., CAPITAL STOCK,                              28,000.00                     1,751,292.71          2,313,500.00
   $.60 PAR
   CANADIAN PAC LTD NEW COMMON STOCK                              52,300.00                       640,737.16          1,438,250.00
   CANAL PLUS FRF20                                                  300.00                        70,756.90             68,816.30
   CANNODALE CORP COMMON STOCK                                     6,800.00                       123,740.33            130,900.00
   CANON INC JPY50                                                42,000.00                       747,000.69            885,764.50
   CAPMAC HLDGS INC COMMON STOCK                                   3,600.00                       109,382.00            120,150.00
   CAPSURE HOLDINGS CORP COMMON STOCK                              4,100.00                        72,344.50             38,950.00
   CARADON ORD GBP0.25                                            33,480.00                       198,721.07            133,328.18
   CARING PRODS INTL INC COM STK                                   3,000.00                         2,285.40              1,980.00
   CARLISLE COMPANIES INC COMMON STOCK                             1,700.00                        73,984.00             97,750.00
   $1.00 PAR
   CAROLINA POWER & LIGHT CO., COMMON                              6,900.00                       187,380.61            252,712.50
   STOCK, NO PAR
   CARREFOUR FF100                                                   480.00                       120,051.02            296,496.00
   CARTER HOLT HARVEY NZD0.50                                     11,000.00                        17,257.93             25,366.73
   CASCADE COMMUNICATIONS CORP COMMON                             38,900.00                     1,772,429.53          2,688,962.50
   STOCK
   CASE CORP COMMON STOCK                                         21,300.00                       594,941.74          1,118,250.00
   CASTLE ENERGY CORP COMMON STOCK NEW                            16,300.00                       178,703.13            148,737.50
   CASTORAMA DUBOIS I FRF25                                          214.00                        33,778.62             37,697.70
   CATERPILLAR INC., COMMON STOCK, NO PAR                         30,162.24                     1,212,810.41          2,386,587.24
   CATHAY PACIFIC AIR HKD0.20                                     43,000.00                        77,810.05             70,906.62
   CDI CORP., COMMON STOCK, $.10 PAR                               8,600.00                       244,787.50            250,475.00
   CELERITEK INC COMMON STOCK                                      1,000.00                        15,114.30             15,750.00
   CELL GENESYS INC                                                1,000.00                         9,908.72              6,812.00
   CELLPRO INC COMMON STOCK                                          400.00                         7,400.82              5,050.00
   CELLULAR TECHNICAL SVCS INC COMMON STK                          2,000.00                        22,398.95             33,000.00
   CELLULARVISION USA INC COMMON STOCK                               600.00                         5,752.59              3,975.00
   CEMEX SA 'B'NPV                                                 9,075.00                        78,720.32             33,049.12

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   CEMEX SA NPV(CPO)                                              16,610.00                       173,424.50             55,335.11
   CENTEX CONSTR PRODS INC COM STK PAR                             2,800.00                        39,928.00             44,450.00
   $0.01
   CENTEX CORP. COMMON STOCK, $.25 PAR                            18,100.00                       557,267.26            651,600.00
   CENTRAL AND SOUTH WEST CORP., COMMON                            9,500.00                       233,246.65            254,125.00
   STOCK, $3.50 PAR
   CENTRAL EUROPEAN MEDIA ENTERPRISES LTD                         31,900.00                       877,250.00            893,200.00
   CL A COMMON STOCK ISIN #BMG200451034
   CENTRAL FIDELITY BANKS, INC., COMMON                            4,050.00                        70,396.26            108,337.50
   STOCK, $5 PAR
   CENTRAL FUND OF CANADA LTD., CLASS A,                             250.00                         1,343.72              1,156.25
   PARTICIPATING VOTING, NO PAR
   CENTRAL HUDSON GAS & ELECTRIC CORP.,                            4,000.00                       105,100.00            121,000.00
   COMMON STOCK, NO PAR
   CENTRAL LOUISIANA ELECTRIC CO., INC.,                           2,500.00                        67,237.50             70,625.00
   COMMON STOCK, (NEW)
   CENTROS COM PRYCA ESP100                                        1,927.00                        25,150.84             40,474.44
   CENTURY COMMUNICATION CORP., CLASS A,                          78,700.00                       730,456.25            521,387.50
   COMMON STOCK
   CERIDIAN CORP COMMON STOCK                                      3,100.00                        94,190.25            149,187.50
   CERPROBE CORP COMMON STOCK $.05 PAR                             3,000.00                        50,985.12             32,250.00
   CERVECERIAS UNIDAS ADS(CNV INTO 5 COM SH                          821.00                        19,088.25             15,804.25
   CHAD THERAPEUTICS INC COM STK NO PAR                            3,605.00                        62,632.50             56,778.75
   CHAMPION ENTERPRISES INC.,                                     31,558.00                       622,912.45            658,773.25
   COMMON STOCK
   CHAMPION INTERNATIONAL CORP.,                                  16,300.00                       677,208.23            700,900.00
   COMMON STOCK, $.50 PAR
   CHARGEURS INTERNAT FRF100                                         317.00                        10,240.47             14,142.57
   CHARMING SHOPPES, INC., COMMON STOCK,                           4,700.00                        49,147.31             24,087.50
   $.10 PAR
   CHARTER ONE FINCL INC COMMON STOCK                             12,560.00                       371,120.65            546,360.00
   CHARTER PWR SYS INC COMMON STOCK                                1,600.00                        46,236.80             43,600.00
   CHASE MANHATTAN CORP NEW COM                                   42,353.04                     2,494,717.15          4,002,362.28
   CHECK POINT SOFTWARE COMMON STOCK                                 400.00                         7,802.18              9,100.00
   CHELSEA GCA REALTY INC COM                                      8,300.00                       235,004.57            261,450.00
   CHESAPEAKE CORP., COMMON STOCK, $1 PAR                          7,100.00                       210,842.16            216,550.00
   CHEUNG KONG(HLDGS) HKD0.50                                     53,000.00                       310,920.19            466,114.85

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   CHEVRON CORP., COMMON STOCK                                    49,315.66                     1,977,176.55          3,304,149.22
   CHEYENNE SOFTWARE INC COMMON STOCK $.01                           100.00                         1,942.38              3,037.50
   PAR
   CHICAGO MINIATURE LAMP INC COMMON STOCK                        26,650.00                       801,672.25            892,775.00
   CHILDTIME LEARNING CTRS INC COMMON STOCK                       20,000.00                       156,450.00            170,000.00
   CHILGENER SA ADS REPR 4 SHS NPV                                 1,270.00                        34,653.67             26,828.75
   CHINA STEEL GDS TWD10(REP 20 SHS)                              20,500.00                       524,054.21            422,812.50
   CHIPS & TECHNOLOGIES INC, COMMON                               45,020.00                       728,734.90            948,211.24
   STOCK
   CHO HUNG BANK KRW5000                                           5,000.00                        67,174.30             40,113.40
   CHRIS-CRAFT INDUSTRIES, INC., COMMON                            5,485.00                       184,580.25            224,199.38
   STOCK, $.50 PAR
   CHRISTIANIA BANK NOK7                                          79,000.00                       177,233.59            242,591.93
   CHRYSLER CORP COMMON STOCK                                    130,300.01                     3,758,940.91          4,625,650.36
   CHUBB CORP, COMMON STOCK, $1 PAR                               46,500.00                     1,934,609.95          2,522,625.00
   CHUDENKO CORP JPY50                                            23,200.00                       745,089.30            703,339.19
   CIBA-GEIGY AG CHF20(REGD)                                         295.00                       289,326.39            365,380.48
   CIE DE ST GOBAIN FRF100                                         1,097.00                       130,616.30            157,746.52
   CIFRA SA DE CV 'C'NPV                                         350,000.00                       564,161.98            478,814.36
   CIFRA SA DE CV ADR(CNV INTO 1 ORD SER'B'                       28,741.00                        80,660.70             37,363.30
   CIGNA CORP., COMMON STOCK,                                      3,440.00                       238,397.32            486,330.00
   CINCINNATI MILACRON INC., COMMON STOCK,                         1,800.00                        37,593.87             37,350.00
   $1 PAR
   CINERGY CORP COMMON STOCK                                       7,162.00                       163,516.36            239,927.00
   CIRCUIT CITY STORES, INC., COMMON STOCK,                        4,400.00                        91,368.19            146,850.00
   $1 PAR
   CIRRUS LOGIC INC COMMON STOCK                                     350.00                         6,959.84              6,868.75
   CISCO SYS INC COMMON STOCK                                    105,150.00                     3,639,510.50          7,137,056.25
   CITFED BANCORP INC COMMON STOCK                                 1,100.00                        38,797.00             50,875.00
   CITIC PACIFIC HKD0.40                                         154,000.00                       350,396.39            802,664.25
   CITICORP, COMMON STOCK $4 PAR                                  59,602.11                     2,276,365.13          6,511,530.52
   CITIZEN WATCH CO Y50                                            7,000.00                        59,292.75             54,622.14
   CITIZENS CORPORATION COMMON STOCK                               1,004.99                        18,111.91             21,984.16
   CITIZENS UTILITIES CO., SERIES B                                  312.00                         3,463.04              3,510.00
   COMMON STOCK, $1 PAR

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   CITIZENS UTILITIES CO., SERIES A                               28,806.65                       322,584.01            324,074.81
   COMMON STOCK, $1 PAR
   CITRIX SYS INC COMMON STOCK                                    22,300.00                       266,723.95          1,017,437.50
   CITYSCAPE FINANCIAL CORP COMMON STOCK                          17,200.00                       482,166.51            447,200.00
   CKE RESTAURANTS INC COM STK                                     8,400.00                       182,905.50            257,250.00
   CLAIRE TECHNOLOGIES INC COMMON STOCK                            2,000.00                         1,729.00                820.00
   CLARIFY INC COMMON STOCK                                       16,300.00                       767,601.54            733,500.00
   CLAYTON HOMES INC., COMMON STOCK                                  200.00                         3,269.41              3,250.00
   CLEVELAND CLIFFS INC., COMMON STOCK                             6,200.00                       232,678.22            274,350.00
   CLF DEXIA FRANCE FRF100                                         3,009.00                       240,988.46            272,461.25
   CLOROX CO., COMMON STOCK, $1 PAR                                2,411.99                       118,386.62            251,449.96
   CMAC INVT CORP COM                                             16,910.00                       608,922.77          1,289,387.50
   CMNWLTH BK OF AUST AUD2                                         1,695.00                        14,286.39             16,538.34
   CNS INC COMMON STOCK                                           24,800.00                       518,278.52            348,737.60
   COACH USA INC COMMON STOCK                                     26,500.00                       545,781.60            669,125.00
   COASTAL CORP., COMMON STOCK, $.33 1/3                           4,750.00                       130,493.54            228,593.75
   PAR
   COATS VIYELLA ORD GBP0.20                                      13,840.00                        55,692.00             31,162.27
   COCA COLA CO., COMMON STOCK, NO PAR                           117,745.14                     2,820,122.79          6,019,720.28
   COCA-COLA AMATIL AUD0.50                                        1,019.00                         6,229.48             11,519.38
   COCA-COLA BOTTLING CO. CONSOLIDATED,                              100.00                         3,499.50              4,575.00
   COMMON STOCK, $1 PAR
   COEUR D ALENE MINES CORP IDAHO COM                              1,200.00                        22,564.48             17,550.00
   STOCK, $1 PAR
   COGNIZANT CORP COMMON STOCK                                     7,900.00                       228,351.63            272,550.00
   COHU INC COMMON STOCK $1.00 PAR                                 1,000.00                        17,941.12             23,500.00
   COLE KENNETH PRODTNS INC CL A COMMON                            6,800.00                       107,497.12            107,950.00
   STOCK
   COLGATE-PALMOLIVE CO., COMMON STOCK,                            6,600.00                       342,422.82            611,325.00
   $1 PAR
   COLLECTIVE BANCORP INC COMMON STOCK                             2,600.00                        43,464.46             91,975.00
   COLONIAL BANCGROUP INC COMMON                                   1,000.00                        34,145.00             40,000.00
   COLONIAL PROP TR SH BEN INT                                    14,700.00                       334,497.21            395,062.50
   COLORADO MEDTECH INC COMMON STOCK                                 300.00                           864.62                918.60
   COLUMBIA / HCA HEALTHCARE CORP COM                            125,238.16                     3,808,368.02          5,009,526.40

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   COLUMBIA GAS SYSTEM, INC., COMMON                               2,500.00                        82,998.37            161,562.50
   STOCK, $10 PAR
   COMCAST CORP., CLASS A SPECIAL COMMON                          14,725.00                       295,008.19            246,643.75
   STOCK
   COMERICA, INC., COMMON STOCK, $5 PAR                            5,200.00                       200,870.08            304,200.00
   COMMERCE ASSET-HLD MYR1                                        11,000.00                        52,467.56             83,996.04
   COMMERCE BANCORP INC N J COMMON STOCK                           2,700.00                        64,685.25             78,300.00
   PAR $1.5625
   COMMERCE BANCSHARES, INC., COMMON                               4,410.00                       168,525.00            198,450.00
   STOCK, $10 PAR
   COMMERCE GROUP INC MASS COMMON STOCK                            3,200.00                        76,464.00             76,800.00
   COMMERCIAL FEDERAL CORP., COMMON STOCK                          5,000.00                       195,915.00            241,875.00
   COMMNET CELLULAR INC COMMON STOCK                               5,200.00                       148,304.00            146,900.00
   COMMONWEALTH ALUM CORP COMMON STOCK                            12,900.00                       312,180.25            208,012.50
   COMMONWEALTH ENERGY SYSTEMS, COMMON                             3,000.00                        55,717.50             72,750.00
   SHARES OF BENEFICIAL INTEREST, $4 PAR
   COMMONWEALTH IRT INSTALMENT RECEIPTS                           34,700.00                       174,282.76            219,309.02
   COMPAQ COMPUTER CORP., COMMON STOCK                            59,475.00                     2,846,117.89          4,713,393.75
   COMPARATOR SYSTEMS CORP NEW                                    10,000.00                         5,239.00                100.00
   COMPASS BANCSHARES INC COMMON STOCK                             3,400.00                        74,868.00            132,175.00
   COMPASS GROUP ORD ORD 5P                                       11,000.00                        64,128.50            112,101.56
   COMPDENT CORP COMMON STOCK                                     14,390.00                       292,828.55            395,725.00
   COMPRESSION LABS INC, COMMON STOCK                              1,000.00                         7,726.93              4,125.00
   COMPUSERVE CORP DEL COMMON STOCK                                  300.00                         6,711.16              3,150.00
   COMPUTER ASSOCIATES INTERNATIONAL, INC.,                       52,437.00                     2,054,072.86          3,447,732.75
   COMMON STOCK, $.10 PAR
   COMPUTER HORIZONS CORP., COMMON STOCK,                            230.00                         6,094.84              7,705.00
   $.10 PAR
   COMPUTER LEARNING CENTERS INC COMMON                              100.00                         1,630.00              2,500.00
   STOCK
   COMPUTER PRODUCTS, INC., COMMON STOCK,                         23,560.00                       458,156.83            474,145.00
   $.01 PAR
   COMPUTER SCIENCES CORP., COMMON STOCK,                          3,475.00                       157,237.94            273,221.88
   $1 PAR
   COMPUTER TASK GROUP, INC., COMMON STOCK,                        6,000.00                       178,249.50            251,250.00
   $.01 PAR
   COMPUTRON SOFTWARE INC COMMON STOCK                               514.00                         3,734.40              1,223.32

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   COMSHARE, INC., COMMON STOCK, $1 PAR                            1,200.00                        20,532.99             17,624.40
   CONAGRA INC., COMMON STOCK $5 PAR                              11,000.00                       310,973.67            584,375.00
   CONCORD EFS INC COMMON STOCK                                   33,475.00                       239,370.46            974,959.38
   CONCORD ENERGY INC COM NEW                                      1,000.00                         3,902.50              2,380.00
   CONRAIL INC COMMON STOCK                                        3,700.00                       160,520.20            359,825.00
   CONSECO INC., COMMON STOCK                                     26,200.00                     1,305,497.03          1,463,925.00
   CONSO PRODS CO COM STK                                            450.00                         5,944.61              5,962.50
   CONSOLIDATED EDISON CO. OF NEW YORK,                           10,600.00                       293,167.17            307,400.00
   INC., COMMON STOCK $10 PAR
   CONSOLIDATED FREIGHTWAYS INC.,                                  2,000.00                        42,490.73             48,250.00
   COMMON STOCK, $.625 PAR
   CONSOLIDATED NATURAL GAS CO., COMMON                            4,300.00                       181,637.87            245,637.50
   STOCK, $8 PAR
   CONSOLIDATED PAPERS, INC., CAPITAL                              7,200.00                       377,172.00            357,300.00
   STOCK, $12.50 PAR
   CONSOLIDATED STORES CORP., COMMON STOCK                        23,200.00                       489,382.62            858,400.00
   CONSUMERS WATER CO., COMMON STOCK,                                203.33                         3,689.43              3,761.61
   $1 PAR
   CONTIFINANCIAL CORP COMMON STOCK                               24,533.00                       575,239.56            962,920.25
   CONTINENTAL AIRLINES INC CL B                                     400.00                        10,930.07             11,350.00
   CONTINENTAL CAN INC DEL COMMON STK                              3,700.00                        57,090.00             51,337.50
   CONTINENTAL HOMES HLDG CORP COMMON STK                          3,700.00                        78,548.25             75,850.00
   CONTINENTE CENT CO ESP100                                         890.00                        19,407.31             16,837.84
   CONTROL DATA SYSTEMS INC COMMON STOCK                           5,300.00                        49,740.50            105,337.50
   COOPER INDUSTRIES, INC., COMMON STOCK                           4,900.00                       198,439.84            203,350.00
   $5 PAR
   COOPER TIRE & RUBBER CO., COMMON STOCK,                         3,800.00                        81,980.30             77,900.00
   NO PAR
   COORS, ADOLPH, CO., CLASS B, NON-VOTING,                        1,700.00                        32,756.31             33,787.50
   COMMON STOCK, NO PAR
   COPYTELE INC., COMMON STOCK,                                    8,800.00                        47,826.58             52,800.00
   CORAM HEALTHCARE CORP COM                                      10,000.00                        31,700.00             43,750.00
   CORESTATES FINANCIAL CORP., COMMON                             27,500.00                       999,870.70          1,481,562.50
   STOCK, $1 PAR
   CORNING INC COMMON STOCK                                       28,400.00                       863,408.86          1,150,200.00
   CORPORATE EXPRESS INC COMMON STOCK                             24,600.00                       792,277.75            688,800.00

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   CORRECTIONS CORP OF AMERICA COMMON STOCK                          500.00                        11,359.05             12,437.50
   $1.00 PAR
   COUNTRY STAR RESTAURANTS INC COMMON                             1,000.00                         4,456.00                531.00
   STOCK
   COUNTRYWIDE CREDIT INDUSTRIES, INC.,                            1,198.08                        26,041.91             34,594.56
   COMMON STOCK, $.05 PAR
   COX COMMUNICATIONS INC NEW CL A                                50,100.00                       965,643.00          1,027,050.00
   CPC INTERNATIONAL INC., COMMON STOCK,                           6,500.00                       292,605.43            541,125.00
   $.50 PAR
   CRANE CO., COMMON STOCK, $6.25 PAR                              1,350.00                        30,456.68             63,112.50
   CREATIVE COMPURTERS INC COMMON STOCK                              300.00                         3,030.50              3,150.00
   CREDENCE SYS CORP COM                                             515.00                        10,399.92             10,171.25
   CREDIT LOCAL DE FR FRF100(PRIME FIDEL.98                          415.00                        35,416.20             37,577.74
   CREDIT SAISON CO JPY50                                         24,000.00                       557,715.06            550,439.37
   CREDIT SUISSE GRP CHF20(REGD)                                     630.00                        61,972.49             67,121.63
   CREDITANSTALT-BANK PTG CERTS ATS500                             2,000.00                       376,126.45            249,605.95
   CROP GROWERS CORP COMMON STOCK                                  1,100.00                        10,561.53              7,562.50
   CROWN CORK & SEAL CO., INC., COMMON                             5,800.00                       213,554.92            307,400.00
   STOCK, $5 PAR
   CROWN VANTAGE INC COM                                          13,790.00                       221,666.09            131,005.00
   CRYOLIFE INC COMMON STOCK                                         100.00                         1,212.26              1,425.00
   CSF(THOMSON) FRF20                                             11,515.00                       352,793.96            372,397.56
   CSM NV CVA(NON EXCH)NLG1                                        3,095.00                       118,945.53            166,904.41
   CSX CORP., COMMON STOCK, $1 PAR                                 9,516.00                       296,028.86            444,873.00
   CUC INTERNATIONAL INC COMMON STOCK                             91,150.00                     1,660,439.32          2,404,081.25
   CULLEN/FROST BANKERS, INC., COMMON STOCK                        2,400.00                        58,074.00             85,200.00
   $5 PAR
   CULLIGAN WTR TECHNOLOGIES INC COM                              22,640.00                       852,440.60            843,340.00
   CUMMINS ENGINE CO., INC., COMMON                               27,300.00                     1,104,896.01          1,235,325.00
   STOCK, $2.50 PAR
   CURTIS MATHES HLDG CORP COMMON STOCK                            1,420.00                         3,570.85              1,420.00
   CVS CORP COM STK                                               19,600.00                       722,632.51            806,050.00
   CWM MTG HLDGS INC COMMON STOCK                                  2,900.00                        47,298.39             59,812.50
   CYCLE & CARRIAGE SGD1                                          54,000.00                       574,256.89            612,214.34
   CYPRESS SEMICONDUCTOR CORP., COMMON                             1,150.00                        15,667.41             14,087.50
   STOCK

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   CYPRUS AMAX MINERALS CO COM STK                                 4,450.00                       117,386.86            110,137.50
   CYTYC CORP COMMON STOCK                                           500.00                        12,606.65             12,781.00
   D R HORTON INC COMMON STOCK                                    98,928.00                     1,081,781.46          1,038,744.00
   DAI-TOKYO FI & MAR Y50                                         90,000.00                       671,885.34            545,694.20
   DAIFUKU Y50                                                     3,000.00                        37,029.12             35,061.51
   DAIICHI PHARM CO JPY50                                         10,000.00                       149,420.32            156,414.76
   DAINIPPON SCREEN Y50                                            9,000.00                        59,417.35             71,177.50
   DAIWA HOUSE IND CO 50                                          12,000.00                       187,636.38            166,608.08
   DAL-TILE INTL INC COMMON STOCK                                 37,830.00                       718,912.86            803,887.50
   DANA CORP., COMMON STOCK $1 PAR                                 4,600.00                       104,016.59            143,175.00
   DANONE (BSN) FRF10                                              3,321.00                       525,158.15            488,999.54
   DAO HENG BANK GRP USD0.50                                      24,000.00                        81,651.89            113,916.19
   DARDEN RESTAURANTS INC COM                                      7,700.97                        73,565.23             66,420.87
   DATA GENERAL CORP., COMMON STOCK, $.01                         34,675.00                       406,149.45            507,121.88
   PAR
   DATA I/O CORP., COMMON STOCK, NO PAR                            1,000.00                         6,352.09              4,750.00
   DATUM INC., COMMON STOCK, $.25 PAR                                500.00                         4,989.11              6,625.00
   DAVE & BUSTERS INC COM                                            350.00                         7,563.37              7,175.00
   DAY RUNNER COMMON STOCK                                         2,000.00                        49,938.20             48,500.00
   DAYTON-HUDSON CORP., COMMON STOCK, $1                         130,800.00                     3,284,049.94          5,084,850.00
   PAR
   DBS LAND SGD1                                                  21,000.00                        64,859.06             74,868.98
   DDI CORP JPY5000                                                   76.00                       662,304.03            544,288.22
   DEAN FOODS CO., COMMON STOCK, $1 PAR                           13,500.00                       324,595.00            376,312.50
   DEAN WITTER DISCOVER & CO COMMON STOCK                          7,401.00                       138,342.09            506,043.38
   DEERE & CO., COMMON STOCK, $1 PAR                              42,600.00                       707,082.50          1,901,025.00
   DEKALB GENETICS CORP CLASS B COMMON                             3,100.00                        98,224.43            115,475.00
   STOCK
   DELL COMPUTER CORP COMMON STOCK                                11,600.00                     1,019,323.70          1,178,850.00
   DELPHI FINL GROUP INC CL A                                      3,000.00                        72,550.00             84,750.00
   DELTA AIR LINES, INC., COMMON STOCK,                            4,260.00                       285,315.16            320,565.00
   $3 PAR
   DELUXE CORP., COMMON STOCK                                      3,700.00                       133,705.42            114,700.00
   DEN DANSKE BANK AS DKK100                                         720.00                        42,979.81             54,402.83

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   DENSO CORP JPY50                                               12,000.00                       213,080.43            279,437.61
   DESKTOP DATA NC COMMON STOCK                                    3,800.00                       131,176.00             85,500.00
   DEUTSCHE BANK AG DEM5                                          11,783.00                       548,933.62            561,898.31
   DEUTSCHE TELEKOM DEM5                                           6,500.00                       122,824.46            141,451.43
   DEV BK SINGAPORE SGD1(ALIEN MKT)                               30,000.00                       357,526.13            387,179.58
   DEVRO ORD GBP0.10                                              10,000.00                        36,472.05             42,931.80
   DEXIA (CRE CO HLDG NPV                                            205.00                        18,076.31             18,636.36
   DEXTER CORP., COMMON STOCK, $1 PAR                              5,600.00                       113,512.00            183,400.00
   DIGI INTL INC COMMON STOCK                                        100.00                         2,924.50              1,312.50
   DIGITAL DESCRIPTOR SYS INC COM STK                              5,000.00                        19,190.00              4,050.00
   DIGITAL EQUIPMENT CORP., COMMON STOCK                          56,700.00                     2,411,787.92          2,083,725.00
   $1 PAR
   DIGITAL RECORDERS INC COM STK                                     600.00                         3,906.25              2,400.00
   DILLARD DEPARTMENT STORES, INC.,                               37,600.00                     1,052,842.04          1,151,500.00
   CLASS A, COMMON STOCK, NO PAR
   DIME BANCORP INC NEW COMMON STOCK                              88,000.00                       960,762.36          1,397,000.00
   DIMON INC COM                                                   5,800.00                       108,503.50            120,350.00
   DISCREET LOGIC INC COMMON STOCK                                   500.00                         4,828.62              3,586.00
   DOMINION RESOURCES INC., VA., COMMON                            8,050.00                       289,641.33            306,906.25
   STOCK
   DONALDSON LUFKIN & JENRETTE INC COMMON                          8,000.00                       258,784.80            285,000.00
   STOCK
   DONNA KARAN INTL INC COMMON STOCK                                 200.00                         5,818.79              3,300.00
   DONNELLEY, R. R., & SONS CO.,                                  44,900.00                     1,115,071.55          1,504,150.00
   COMMON STOCK, $1.25 PAR
   DOVER CORP., COMMON STOCK $1 PAR                                5,100.00                       122,393.41            272,212.50
   DOW CHEMICAL CO., COMMON STOCK,                                30,550.00                     1,898,846.37          2,558,562.50
   $2.50 PAR
   DOW JONES & CO., INC., COMMON STOCK,                           24,400.00                       901,230.23            847,900.00
   $1 PAR
   DQE INC., COMMON STOCK                                            100.00                         2,824.50              2,950.00
   DRESSER INDUSTRIES INC., COMMON STOCK,                          8,100.00                       161,332.01            265,275.00
   $.25 PAR
   DSC COMMUNICATIONS CORP., COMMON STOCK                          8,800.00                       155,733.20            158,400.00
   DSP COMMUNICATIONS INC COMMON STOCK                             9,300.00                       201,865.81            361,537.50
   DST SYSTEMS INC COMMON STOCK                                   10,800.00                       350,765.92            349,650.00

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   DT INDS INC COM STK PAR $0.01                                   2,400.00                        51,648.00             83,100.00
   DTE ENERGY CO COMMON STOCK                                      6,500.00                       179,777.61            208,000.00
   DU PONT, E. I. DE NEMOURS & CO., COMMON                        25,711.40                     1,396,518.52          2,423,299.45
   STOCK, $5 PAR
   DUKE POWER CO., COMMON STOCK, NO PAR                            9,100.00                       308,366.03            422,012.50
   DUKE RLTY INVTS INC NEW COMMON STOCK                              137.00                         4,990.23              4,914.88
   DUN & BRADSTREET CORP., COMMON STOCK, $1                        7,900.00                       171,423.00            178,737.50
   PAR
   DUPONT PHOTOMASKS INC COMMON STOCK                                300.00                        11,578.51             12,450.00
   DYCAM INC COM STK                                               5,000.00                         2,964.00              3,150.00
   DYCOM INDUSTRIES INC, COMMON STOCK,                               500.00                         6,713.67              5,125.00
   $.33 1/3 PAR
   E G & G, INC., COMMON STOCK, $1 PAR                             2,621.00                        51,305.48             47,833.25
   EAGLE BANCSHARES INC COMMON STOCK                                 101.95                         1,704.64              1,503.76
   EAGLE FOOD CTRS INC COMMON STOCK                                  450.00                         2,653.27              1,912.50
   EARTH SCIENCES INC COMMON STOCK $0.01                             500.00                         1,650.84              1,565.00
   PAR
   EARTHGRAINS CO COM                                              4,200.00                       221,109.00            217,350.00
   EAST JAPAN RAILWAY JPY50000                                        33.00                       165,245.33            151,370.83
   EAST MIDLANDS ELEC ORD GBP0.568182                              7,413.00                        87,788.03             75,982.22
   EASTERN ENTERPRISES COMMON STOCK                                5,400.00                       170,459.83            202,500.00
   EASTGROUP PROPERTIES, SHARES OF                                 1,600.00                        33,711.28             41,800.00
   BENEFICIAL INTEREST, $1 PAR
   EASTMAN CHEMICAL CO COMMON STOCK                               10,625.00                       451,207.85            606,953.13
   EASTMAN KODAK CO., COMMON STOCK,                               15,600.00                       789,202.66          1,263,600.00
   $2.50 PAR
   EATON CORP., COMMON STOCK,                                      3,500.00                       148,676.34            242,375.00
   $.50 PAR
   EAUX(CIE GENERALE) FRF100                                       3,250.00                       363,427.76            400,758.24
   ECHLIN INC., COMMON STOCK, $1 PAR                               2,800.00                        66,044.72             94,150.00
   ECHO BAY MINES LTD., COMMON STOCK, $1.20                        7,600.00                        76,632.36             47,021.20
   PAR
   ECOGEN INC COM NEW                                                500.00                         2,572.50              1,440.00
   ECOLAB INC COMMON STOCK                                         2,900.00                        57,840.87            112,737.50
   EDISON INTL COM                                                83,900.00                     1,493,696.76          1,667,512.50
   EINSTEIN NOAH BAGEL CORP COMMON STOCK                          30,700.00                       661,555.55            917,162.50

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   EL MISTI GOLD LTD COMMON STOCK                                  5,000.00                        18,250.00             19,000.00
   ELBIT COMPUTERS LTD., ORDINARY SHARES                             500.00                         6,598.10              1,312.50
   ELBIT MEDICAL IMAGING LTD COM STK                                 500.00                             0.00              2,065.00
   ELBIT SYSTEMS LTD                                                 500.00                             0.00              3,875.00
   ELCOR CORP., COMMON STOCK, $1 PAR                               3,000.00                        67,994.10             63,750.00
   ELECTROCOMPONENTS ORD GBP0.10                                  12,000.00                        64,828.92             89,022.57
   ELECTROGLAS INC COMMON STOCK                                      500.00                        11,401.51              8,797.00
   ELECTROLUX 'B'FREE SWKR25                                       8,760.00                       450,169.35            513,528.49
   ELECTRONIC DATA SYS CORP (NEW) COM STK                         15,218.00                       703,510.43            736,170.75
   ELETROBRAS CENT EL ADR REPR 50 COM SHS N                        2,946.00                        33,612.70             47,872.50
   ELF AQUITAINE FRF50                                            15,010.00                     1,056,270.98          1,310,853.02
   ELF AQUITAINE SPON ADR(CNV 1/2 ORD FRF50                       13,130.00                       464,711.95            576,078.75
   ELRON ELECTR INDS LTD ORD                                         400.00                         4,334.05              4,400.00
   ELSEVIER NV NLG0.10 (AMSTERDAM LISTING)                        36,613.00                       350,835.70            624,175.70
   ELTRON INTL INC COM STK                                        20,400.00                       488,941.90            632,400.00
   EMC CORP., MASS., COMMON STOCK                                 10,900.00                       238,314.79            351,525.00
   EMCARE HLDGS INC COMMON STOCK                                   1,900.00                        51,263.04             38,000.00
   EMERSON ELECTRIC CO., COMMON STOCK, $1                         10,400.00                       579,084.21          1,020,500.00
   PAR
   EMP NAC ELECTRICID ADS REPR 30 COM NPV                          2,629.00                        63,023.39             43,378.50
   EMP NAC ELECTRICID ESP800                                       2,681.00                       136,717.18            181,148.65
   EMPLOYEE SOLUTIONS INC COMMON STOCK                            12,000.00                       181,203.84            222,000.00
   ENCAD INC COMMON STOCK                                             33.00                         1,045.22              1,237.50
   ENERSIS SA SPON ADR REP 50 COM SHS NPV                          1,349.00                        35,779.21             38,109.25
   ENGELHARD CORP., COMMON STOCK,                                  6,450.00                        88,924.90            125,775.00
   ENGLISH CHINA CLAY ORD GBP0.25                                164,418.00                       865,136.85            495,908.98
   ENI ADS REPR 10 ORD ITL1000                                     7,000.00                       327,250.00            367,500.00
   ENI ITL1000(REGD)                                              19,050.00                        74,097.37            100,347.87
   ENRON CORP., COMMON STOCK, $.10 PAR                            11,400.00                       279,484.82            521,550.00
   ENRON GLOBAL P & P COM NPV                                        431.00                        10,344.00             12,391.25
   ENRON GLOBAL POWER & PEPELINE COMMON                            2,500.00                        60,387.50             71,875.00
   STOCK
   ENSCO INTL INC COMMON STOCK                                       200.00                         8,117.00              8,775.00

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   ENSERCH CORP., COMMON STOCK,                                    3,100.00                        53,024.89             72,462.50
   $4.45 PAR
   ENSERCH EXPL INC COM                                              230.00                         2,223.67              2,616.25
   ENTERGY CORP NEW COMMON STOCK                                  64,300.00                     1,733,727.07          1,744,137.50
   ENZO BIOCHEM, INC., COMMON STOCK, $.01                          1,308.00                        24,991.21             24,688.50
   PAR
   EP MEDSYSTEMS INC COMMON STOCK                                125,000.00                       687,500.00            562,500.00
   EPIC DESIGN TECHNOLOGY INC COMMON STOCK                         6,400.00                       194,438.00            160,000.00
   EQUITABLE IOWA COS COMMON STOCK NEW                            17,830.00                       754,085.00            797,892.50
   EQUITABLE RESOURCES INC.,                                      23,600.00                       699,010.57            719,800.00
   COMMON STOCK
   EQUITY CORPORATION INTL COMMON STOCK                           36,300.00                       662,498.60            780,450.00
   ESSELTE 'B' FREE SWKR12.5                                         950.00                        14,480.51             21,795.16
   ESSEX PPTY TR COMMON STOCK                                        549.17                        13,099.84             15,102.18
   ESTERLINE TECHNOLOGIES CORP COMMON STK                          5,100.00                       109,300.60            129,412.50
   ETEC SYS INC COMMON STOKC                                       8,300.00                       229,160.54            243,812.50
   ETHAN ALLEN INTERIORS INC., COMMON STOCK                        3,500.00                        74,877.00            116,375.00
   EURO DISNEYLAND SCA COMMON STOCK                                2,000.00                         5,250.00              4,300.00
   EUROGAS INC COMMON STOCK                                          800.00                         3,629.43              3,048.00
   EVANS WITHYCOMBE RESIDENTIAL INC COMMON                        16,700.00                       340,614.22            340,262.50
   STOCK
   EVANS, BOB FARM INC., COMMON STOCK, NO                            200.00                         3,604.27              2,600.00
   PAR
   EVEREST REINS HLDGS INC COM STK                               106,400.00                     2,149,643.10          2,992,500.00
   EVERGREEN MEDIA CORP CL A COMMON STOCK                         25,150.00                       771,137.50            622,462.50
   EXABYTE CORP COMMON STOCK                                       1,000.00                        14,883.40             14,500.00
   EXAR CORP., COMMON STOCK                                          383.00                         6,648.25              5,984.38
   EXECUTIVE RISK INC COMMON STOCK                                20,610.00                       682,302.60            824,400.00
   EXIDE CORP COM STK                                                250.00                         6,960.75              6,375.00
   EXOLON ESK CO COM STK                                             100.00                         2,049.50              2,700.00
   EXPRESS SCRIPTS INC CL A COMMON STOCK                           4,000.00                       180,612.44            142,500.00
   EXXON CORP., COMMON STOCK, NO PAR                              59,560.00                     3,704,790.81          5,635,865.00
   F P L GROUP INC., COMMON STOCK                                 21,400.00                       713,808.10            987,075.00
   FAIR ISAAC COMMON STOCK                                         4,400.00                       216,150.60            154,000.00

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   FAIRFIELD COMMUNITIES INC NEW COMMON                           25,000.00                       540,625.00            612,500.00
   STOCK PAR $0.01
   FALCON DRILLING INC COM STK                                       100.00                         2,555.00              4,000.00
   FANUC JPY50                                                     2,500.00                       122,708.36             81,502.64
   FAR EAST LEVINGST SGD0.50                                      49,000.00                       216,602.65            260,294.49
   FEDERAL EXPRESS CORP., COMMON STOCK                            63,800.00                     1,853,264.08          2,823,150.00
   $.10 PAR
   FEDERAL NATIONAL MORTGAGE ASSOCIATION,                         77,808.97                     1,526,590.29          3,209,620.01
   COMMON STOCK, NO PAR
   FEDERAL-MOGUL CORP., COMMON STOCK,                             26,000.00                       474,877.67            578,500.00
   $5 PAR
   FEDERATED DEPT STORES INC DEL COMMON                            9,400.00                       277,092.08            320,775.00
   STOCK
   FELCOR SUITE HOTELS INC COM STK                                   144.00                         4,975.20              5,130.00
   FERNZ CORP NZD0.50                                              4,600.00                        15,293.71             16,697.63
   FERRO CORP., COMMON STOCK, $1 PAR                              22,650.00                       617,691.95            654,018.75
   FFY FINL CORP COMMON STOCK                                      2,000.00                        45,290.00             51,124.00
   FHLMC VOTING COMMON STOCK                                      20,800.00                     1,138,340.47          2,376,400.00
   FIAT SPA ITL1000                                               60,000.00                       251,764.72            175,454.81
   FIDELITY ADVISOR KOREA FUND RTS EXP                               800.00                             0.00                800.00
   12-13-1996
   FIDELITY NATIONAL FINANCIAL INC COMMON                          4,200.00                        57,271.50             69,300.00
   STOCK
   FIFTH THIRD BANCORP., COMMON STOCK,                             4,800.00                       276,551.01            336,000.00
   $6.66 PAR
   FILENES BASEMENT INC COMMON STOCK                               1,000.00                         4,831.00              4,875.00
   FINANZ AUTOGRILL ITL100                                         8,437.00                        10,773.55              8,855.14
   FIRST ALERT INC COM STK PAR $0.01                               1,782.00                         8,585.78              6,905.25
   FIRST AMERICAN CORP., COMMON STOCK, $5                         10,200.00                       479,574.82            583,950.00
   PAR
   FIRST AMERN FINL CORP CALIF COMMON STOCK                        3,900.00                        96,340.50            142,837.50
   FIRST BANK SYSTEM, INC., CAPITAL                                6,400.00                       340,868.72            466,400.00
   STOCK, $2.50 PAR
   FIRST CHICAGO NBD CORP COM                                     36,314.00                     1,189,195.42          2,133,447.50
   FIRST COMMERCE CORP., COMMON STOCK,                             8,500.00                       290,552.00            334,687.50
   $5 PAR
   FIRST DATA CORP COMMON STOCK                                   90,000.12                     3,222,098.82          3,588,754.79

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   FIRST FINANCIAL CORP., COMMON STOCK,                            2,500.00                        34,737.50             74,687.50
   $1 PAR
   FIRST HAWAIIAN INC., HONOLULU, HAWAII,                          2,100.00                        52,154.55             68,250.00
   COMMON STOCK, $5 PAR
   FIRST PACIFIC ORD USD 0.01                                     85,020.00                        91,782.40            118,205.51
   FIRST PALM BEACH BANCORP INC COMMON                             3,300.00                        49,566.00             83,737.50
   STOCK
   FIRST SECURITY CORP., COMMON STOCK,                            15,000.00                       229,193.54            485,625.00
   $1.25 PAR
   FIRST TEAM SPORTS INC., COMMON STOCK                               25.00                           226.50                228.13
   FIRST TENNESSEE NATIONAL CORP.,                                13,600.00                       445,624.80            523,600.00
   COMMON STOCK, $5 PAR
   FIRST UNION CORP., COMMON STOCK,                               19,328.27                       923,967.57          1,476,196.62
   $3.33 1/3 PAR
   FIRST USA INC COMMON STOCK                                         28.09                           840.01                923.46
   FIRST USA PAYMENTECH INC COMMON STOCK                          17,950.00                       443,548.02            700,050.00
   FIRST VIRGINIA BANKS INC., COMMON STOCK,                       14,000.00                       552,257.80            680,750.00
   $1 PAR
   FIRSTBANK PUERTO RICO (SAN JUAN)                                2,300.00                        50,652.90             58,362.50
   FISERV INC COMMON STOCK                                         7,100.00                       157,566.00            268,025.00
   FIVE ARROWS CHILE ORD USD0.01(GUERNSEY R                       13,000.00                        32,825.00             37,050.00
   FIVE ARROWS CHILE WTS SUB FOR ORD 31.05.                        6,380.00                             0.00              3,158.10
   FLEET FINCL GROUP INC COMMON STOCK                             29,896.00                     1,110,792.18          1,655,491.00
   FLEETWOOD ENTERPRISES, INC., COMMON                             1,600.00                        34,973.12             48,800.00
   STOCK, $1 PAR
   FLEMING COMPANIES INC. COMMON STOCK                            20,700.00                       506,124.92            338,962.50
   $2.50 PAR
   FLETCHER CHALLENGE BUILDING SHARES NZD0.                        6,500.00                        12,930.20             18,274.15
   FLETCHER CHALLENGE ENERGY SHARES NZD0.4                        78,500.00                       161,592.31            234,663.59
   FLETCHER CHALLENGE FORESTS DIVISION SHS                        29,409.00                        52,040.93             48,561.83
   FLETCHER CHALLENGE PAPER SHARES NZD0.40                         3,000.00                         3,430.90              5,380.82
   FLORES & RUCKS INC COMMON STOCK                                27,925.00                       856,721.49          1,371,815.63
   FLORIDA PROGRESS CORP., COMMON STOCK,                             500.00                        17,259.23             16,187.50
   $2.50 PAR
   FLOW INTL CORP COMMON STOCK                                       400.00                         3,579.10              3,350.00
   FLUGHAFEN WIEN AG ATS100                                          346.00                        14,919.41             15,833.34
   FLUKE CORPORATION COM $.25 PAR                                  1,000.00                        39,948.00             43,125.00

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   FLUOR CORP., COMMON STOCK, $.62 1/2 PAR                         3,815.12                       150,622.09            259,428.16
   FMC CORP., COMMON STOCK, NO PAR,                               21,400.00                     1,388,288.25          1,653,150.00
   (NEW)
   FOMENTO CONST Y CO ESP1000                                        261.00                        31,518.03             22,069.11
   FOMENTO ECOMOMICO SER'B'NPV                                     6,445.00                        17,512.87             22,042.56
   FONIX CORP COM STOCK                                            1,100.00                        12,010.19              6,743.00
   FOOTSTAR INC COM STK                                            4,260.00                        82,527.36             87,330.00
   FORD MTR CO DEL COM                                           115,500.00                     3,211,701.73          3,782,625.00
   FORE SYS INC COMMON STOCK                                      29,900.00                       955,391.76          1,173,575.00
   FORT HOWARD CORP NEW COMMON STOCK                              52,300.00                     1,171,561.84          1,477,475.00
   FORTE SOFTWARE INC COM STK PAR $0.01                           16,750.00                       490,479.50            531,812.50
   FORTIS AMEV NV CVA NLG1                                         2,927.00                        47,991.84             97,592.13
   FORTRESS GROUP INC COMMON STOCK                                67,500.00                       608,916.87            421,875.00
   FOSTER WHEELER CORP., COMMON STOCK,                             1,800.00                        52,666.46             65,025.00
   $1.50 PAR
   FOUNDATION HEALTH CORP COMMON STOCK                            26,400.00                       831,897.95            772,200.00
   FOURTH SHIFT CORP COMMON STOCK                                    800.00                         4,878.91              4,600.00
   FOXMEYER HEALTH CORP COM                                        1,500.00                        23,213.24              3,375.00
   FRACTAL DESIGN CORP COMMON STOCK                                  100.00                         1,479.23              1,187.50
   FRANCHISE FINANCE CORP OF AMERICA COM                           1,730.00                        39,977.54             43,898.75
   STK
   FRANKLIN RES INC., COMMON STOCK,                                   80.00                         5,079.50              5,720.00
   FRASER & NEAVE LTD SGD1                                         4,600.00                        48,197.92             47,887.63
   FREEPORT MCMORAN C & G CL B COM STK                             8,800.00                       242,666.68            277,200.00
   FREEPORT MCMORAN INC NEW COM                                      100.00                         3,237.00              3,050.00
   FREMONT GENERAL CORP., COMMON STOCK                            10,290.00                       178,960.52            320,276.25
   $1 PAR
   FRIEDMANS INC CL A COM STK                                      1,500.00                        27,390.00             20,625.00
   FRONTIER INS GROUP INC NEW COMMON STOCK                           100.00                         3,967.50              3,812.50
   $0.01 PAR
   FROZEN FOOD EXPRESS INDS INC COMMON                               400.60                         5,061.16              3,905.85
   STOCK $1.50 PAR
   FRUIT OF THE LOOM CLASS A COMMON STOCK                         26,400.00                       684,453.78            940,500.00
   FURNITURE BRANDS INTL INC SER 1 WT EXP                            336.00                           300.00              1,974.00
   1999

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   GADZOOKS INC COMMON STOCK                                       8,800.00                       298,114.96            250,800.00
   GALOOB TOYS INC (NEW)                                           1,000.00                        27,874.20             29,125.00
   GANNETT CO. INC., COMMON STOCK, $1 PAR                          6,400.00                       311,835.15            502,400.00
   GAP INC., COMMON STOCK, $.05 PAR                               13,060.00                       189,918.45            419,552.50
   GARDEN BOTANIKA INC COMMON STOCK                                2,200.00                        23,318.08             19,800.00
   GAS NATURAL SDG SA ESP600                                         556.00                        45,268.13            115,364.63
   GAS Y ELECTRICIDAD ESP1000'2'/'3'                               6,000.00                       318,662.40            338,223.94
   GATEWAY 2000 INC COMMON STOCK                                   1,822.00                        61,111.50             97,704.75
   GC COMPANIES INCORPORATED COMMON STOCK                            900.00                        26,347.50             31,500.00
   GEHE AG DEM5 (VAR)                                              4,030.00                       130,994.17            247,762.02
   GENENTECH INC SPECIAL COM                                      11,100.00                       596,320.88            600,787.50
   GENERAL DYNAMICS CORP. COMMON STOCK, $1                         2,800.00                       102,244.48            206,500.00
   PAR
   GENERAL ELECTRIC COMPANY COMMON STOCK                          86,601.54                     4,425,579.90          9,006,560.16
   $2.50 PAR
   GENERAL INSTR CORP COMMON STOCK NEW                             6,200.00                       167,805.98            137,175.00
   GENERAL MILLS, INC., COMMON STOCK, $.75                         7,200.00                       323,430.01            457,200.00
   PAR
   GENERAL MOTORS CORP. COMMON STOCK,                            115,652.54                     5,189,732.68          6,664,477.62
   $1 2/3 PAR
   GENERAL MOTORS CORP., CLASS H, COMMON                             135.00                         8,142.63              7,357.50
   STOCK $0.10 PAR
   GENERAL RE CORP., COMMON STOCK                                  8,200.00                       776,137.75          1,383,750.00
   GENERAL SIGNAL CORP., COMMON STOCK, $1                          2,218.00                        67,181.84             95,651.25
   PAR
   GENERALE DE BANQUE NPV                                            258.00                        65,552.18             91,619.32
   GENERALE DE BANQUE NPV VVPR STRIP                                  28.00                            25.45                 15.03
   GENESEE & WYOMING INC CL A COMMON STOCK                        20,460.00                       435,925.67            705,870.00
   GENESIS CHILE FUND PTG USD0.01                                  1,700.00                        49,982.92             67,150.00
   GENEVA STEEL COMPANY CL A COMMON STOCK                            300.00                         1,169.21              1,050.00
   GENUINE PARTS CO., COMMON STOCK, $1 PAR                        17,674.94                       640,016.40            795,372.30
   GENZYME CORP COM                                               52,300.00                     1,200,232.46          1,189,825.00
   GENZYME TRANSGENICS CORP COM STK                              127,583.00                       523,522.89            749,550.13
   GEON CO COMMON STOCK PAR $0.01                                 34,100.00                       884,692.98            643,637.50

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   GEORGIA-PACIFIC CORP. COMMON STOCK,                             4,100.00                       248,141.63            298,275.00
   $.80 PAR
   GEOTEK COMMUNICATIONS INC                                       1,000.00                        12,377.54              7,000.00
   GEOWASTE INC COMMON STOCK                                       6,600.00                        27,289.00             13,609.20
   GIANT FOOD, INC., CLASS A COMMON STOCK                          2,700.00                        63,116.32             91,125.00
   $1 PAR
   GIDDINGS & LEWIS INC WIS COMMON STOCK                           1,600.00                        32,450.27             18,800.00
   GILLETTE CO., COMMON STOCK, $1 PAR                             52,588.00                     2,514,758.21          3,878,365.00
   GISH BIOMEDICAL INC COMMON STOCK NO                               100.00                           716.48                687.50
   PAR
   GKN ORD GBP1                                                    2,000.00                        25,207.90             37,605.23
   GLATFELTER, P.H., CO., COMMON STOCK,                            4,900.00                        88,249.00             89,425.00
   $2.50 PAR
   GLAXO WELLCOME ORD GBP0.25                                     15,000.00                       149,924.43            246,626.79
   GLEASON CORP., COMMON STOCK, $1 PAR                             1,700.00                        57,834.00             50,150.00
   GLENDALE FED BK FED SVGS BK CALIF NEW                             500.00                        10,099.00             10,500.00
   COMMON STOCK
   GLOBAL INDL TECHNOLOGIES INC COM                               10,300.00                       152,273.20            211,150.00
   GLOBAL INDS LTD COMMON STOCK                                   37,400.00                       474,512.50            663,850.00
   GLOBAL MARINE INC., DEL., COMMON STOCK,                           200.00                         3,118.52              3,900.00
   $0.10 PAR, (NEW)
   GLOBAL VLG COMMUNICATION COM STK                                1,000.00                         9,095.94              6,625.00
   GLOBAL-PAC MINERALS INC COMMON STOCK                            2,000.00                         2,590.00              2,400.00
   GOLDEN SHAMROCK MINES LTD COMMON STOCK                          6,500.00                         6,136.00                  0.00
   GOLDEN WEST FINANCIAL CORP., COMMON                            31,100.00                     1,237,575.83          2,099,250.00
   STOCK, $1 PAR
   GOODMAN FIELDER LT AUD0.50                                     87,320.00                        82,440.56            110,943.95
   GOODRICH, B. F. CO., COMMON STOCK,                             10,800.00                       385,188.20            484,650.00
   $5 PAR
   GOODYEAR TIRE & RUBBER CO., COMMON                              7,787.00                       269,636.37            377,669.50
   STOCK, NO PAR
   GOTTSCHALKS INC., COMMON STOCK                                  1,000.00                         5,466.48              6,750.00
   GPO FIN BANAMEX-AC SER'L' MXN6.5                                1,039.00                        27,128.66              1,863.61
   GPO FIN BANAMEX-AC SER'B' MXN6.5                               21,127.00                        53,000.89             41,641.16
   GPO IND MASECA SER'B'NPV                                       30,917.00                        51,498.95             38,771.08
   GPO MODELO SA DE C SER'C'NPV                                    6,734.00                        29,161.83             37,702.55

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   GPO TELEVISA SPON GDR REP 2 ORD PTG CERT                       15,657.00                       431,547.47            426,653.25
   GPU INC COMMON STOCK                                            5,400.00                       163,992.21            181,575.00
   GRACE W R & CO DEL COMMON STOCK                                26,800.00                     1,096,365.83          1,417,050.00
   GRACO INC., COMMON STOCK, $1 PAR                                1,500.00                        34,148.00             38,625.00
   GRAINGER, W. W., INC., COMMON STOCK,                            2,300.00                       111,623.24            182,850.00
   $1 PAR
   GRAND METROPOLITAN ORD GBP0.25                                 27,000.00                       187,591.92            210,735.47
   GREAT ATLANTIC & PACIFIC TEA CO.,                               1,700.00                        52,047.05             55,675.00
   INC., COMMON STOCK, $1 PAR
   GREAT LAKES CHEMICAL CORP., COMMON                              2,900.00                       174,640.48            155,512.50
   STOCK, $1 PAR
   GREAT WESTERN FINANCIAL CORP., CAPITAL                          6,500.00                       125,908.35            202,312.50
   STOCK, $1 PAR
   GREATER CHINA FUND INC COMMON STOCK                               200.00                         2,874.48              2,925.00
   GREENPOINT FINANCIAL CORP COM                                  43,800.00                     1,658,188.29          2,113,350.00
   GREENSTONE REG LTD COMMON STOCK                                 5,000.00                        40,229.07             66,875.00
   GREENTREE FINANCIAL CORP COMMON STOCK                          14,498.00                       422,749.84            607,103.75
   GRIFFON CORP COM                                                6,900.00                        64,200.50             74,175.00
   GRUMA SA DE CV ADS 144A                                           872.00                        17,423.50             18,094.00
   GRUMA SA DE CV SER'B' NPV                                       8,244.00                        21,131.76             45,425.80
   GTE CORP. COMMON STOCK, $3.33 1/3 PAR                          44,810.85                     1,481,219.92          2,010,886.89
   GTECH HOLDINGS CORPORATION COMMON STOCK                        52,000.00                     1,521,241.46          1,638,000.00
   GTI CORP., COMMON STOCK $.04 PAR                                1,500.00                        11,081.82              8,062.50
   GTM ENTREPOSE FRF50                                               590.00                        53,936.52             29,315.86
   GUANGDONG INVEST HKD0.50                                       81,000.00                        47,340.73             67,569.84
   GUANGDONG INVEST NP OFFER ENT (GUANG TAN                        4,850.00                             0.00                  0.00
   GUANGZHOU INVMNT HKD0.10                                      184,000.00                        35,459.74             71,391.62
   GUARANTEE LIFE COS INC COMMON STOCK                             2,900.00                        50,626.75             56,187.50
   GUCCI GROUP N V SHS-N Y REGISTRY                                   50.00                         3,674.50              3,668.75
   GUIDANT CORP COM STK NO PAR                                    26,600.00                     1,383,524.62          1,406,475.00
   GUILBERT SA FRF10                                                 468.00                        56,317.12             87,728.72
   GUINNESS ORD GBP0.25                                           21,740.00                       168,515.91            162,557.76
   GULF SOUTH MED SUPPLY INC COM STK                               4,700.00                       109,369.00            136,887.50

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   GULFSTREAM AEROSPACE CORP NEW COMMON                           95,900.00                     2,366,709.50          2,301,600.00
   STOCK
   GULFWEST OIL CO COMMON STOCK                                      400.00                         1,097.85              1,187.60
   GUOCO GROUP USD0.50                                            24,000.00                       124,327.06            130,677.70
   GYMBOREE CORP COMMON STOCK                                        100.00                         3,067.50              2,825.00
   HADCO CORP., COMMON STOCK                                       8,200.00                       236,244.42            380,783.40
   HAGEMEYER NLG5                                                    826.00                        35,156.19             65,570.38
   HALLIBURTON CO. COMMON STOCK, $2.50 PAR                        14,200.00                       482,064.04            855,550.00
   HALLWOOD GROUP INC COM PAR $0.10                                  300.00                         4,124.46              4,275.00
   HAMBRECHT & QUIST GROUP INC COMMON STOCK                       21,430.00                       376,351.74            525,035.00
   HANDLEMAN CO., COMMON STOCK, $1 PAR                                 9.09                            58.67                 74.99
   HANIL BANK KRW5000                                              3,000.00                        38,655.37             19,832.32
   HANNA, M.A. CO., COMMON STOCK, $1 PAR                           7,650.00                       123,539.50            161,606.25
   HANNAFORD BROS. CO., COMMON STOCK                               1,811.98                        53,074.54             58,436.36
   HANSON ADR(CNV INTO 5 ORD 25P)                                 32,500.00                       380,868.85            219,375.00
   HARCOURT GEN INC COMMON STOCK                                   3,300.00                        94,734.61            180,262.50
   HARKEN ENERGY CORP., COMMON STOCK                               1,000.00                         2,518.50              2,875.00
   HARLAND, JOHN H., CO., COMMON VOTING                           19,700.00                       473,893.12            608,237.50
   STOCK, $1 PAR
   HARLEY DAVIDSON INC., COMMON STOCK                              1,016.64                        40,071.35             45,113.40
   HARNISCHFEGER INDUSTRIES INC., COMMON                           2,122.00                        57,506.76             94,163.75
   STOCK, $1 PAR
   HARRAH'S ENTMT INC COM STK                                      4,650.00                        63,811.99             82,537.50
   HARRIS CORP. COMMON STOCK, $1 PAR                               1,800.00                        67,024.61            123,300.00
   HARSCO CORP., COMMON STOCK, $1.25 PAR                           5,900.00                       392,617.90            411,525.00
   HARTE-HANKS COMMUNICATIONS INC NEW                              2,400.00                        49,548.00             61,800.00
   COMMON STOCK
   HASBRO INC., COMMON STOCK, $.50 PAR                             3,900.00                        98,972.18            160,387.50
   HAVAS FRF15                                                       440.00                        38,963.55             31,172.21
   HAVEN BANCORP INC COMMON STOCK                                  3,800.00                        53,504.00            106,400.00
   HBO & CO., COMMON STOCK                                        25,220.02                       862,094.46          1,434,388.64
   HCC INSURANCE HOLDINGS INC                                     35,240.00                       888,563.50            986,720.00
   HEALTH CARE & RETIREMENT CORP DEL                               8,400.00                       171,556.00            229,950.00
   COMMON STOCK

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   HEALTH CARE PROPERTY INVESTORS, INC.,                           1,000.00                        34,801.18             34,125.00
   COMMON STOCK
   HEALTHCARE RLTY TR COMMON STOCK                                   100.00                         2,255.00              2,550.00
   HEALTHCOR HLDGS INC COMMON STOCK                               81,300.00                       813,000.00            813,000.00
   HEALTHSOUTH CORP COM STK                                          100.00                         3,442.50              3,762.50
   HEARTLAND WIRELESS COMMUNICATIONS INC                             205.00                         5,793.76              2,485.63
   COMMON STOCK
   HEARTPORT INC COMMON STOCK                                      5,200.00                       177,797.86            119,600.00
   HEARTSTREAM INC COMMON STOCK                                       38.00                           658.00                536.75
   HECHINGER CO., CLASS A COMMON STOCK,                                8.89                            45.79                 24.45
   $.10 PAR (NEW) DELAWARE
   HEINZ H J CO COMMON STOCK                                      16,700.00                       407,972.17            632,512.50
   HELIX TECHNOLOGY CORP., COMMON STOCK,                             150.00                         5,848.50              4,781.25
   $1 PAR
   HELMERICH & PAYNE, INC., COMMON STOCK,                          9,500.00                       280,591.59            510,625.00
   $.10 PAR
   HENKEL KGAA DEM5 (BR)                                             900.00                        39,545.89             43,913.86
   HENNES & MAURITZ SER'B'SEK5                                       860.00                        36,911.63            124,019.37
   HERCULES, INC., VOTING COMMON STOCK,                           36,800.00                     1,730,244.35          1,784,800.00
   NO PAR
   HERSHEY FOODS CORP., COMMON STOCK,                              6,900.00                       159,287.17            344,137.50
   $1 PAR
   HEWLETT-PACKARD CO., COMMON STOCK, $1                          95,876.30                     2,191,345.75          5,165,335.66
   PAR
   HEYWOOD WILLIAMS ORD GBP0.25                                    5,370.00                        36,948.54             20,166.94
   HFS INC COM                                                    36,600.00                     2,056,084.66          2,369,850.00
   HILLSDOWN HLDGS ORD 10P                                        14,110.00                        36,700.52             42,557.84
   HILTON HOTELS CORP., COMMON STOCK, $2.50                       58,800.00                     1,403,896.86          1,719,900.00
   PAR
   HITACHI JPY50                                                  99,000.00                       994,069.35            922,144.11
   HITACHI KOKI CO Y50                                            50,000.00                       445,625.51            416,520.21
   HITACHI ZOSEN Y50                                              17,000.00                        86,236.90             78,725.83
   HNC SOFTWARE INC COMMON STOCK                                  21,260.00                       202,004.65            632,485.00
   HOECHST AG DEM5                                                 1,460.00                        26,908.84             63,924.27
   HOLDERBK FN GLARIS CHF50(BR)                                    1,200.00                       621,886.19            867,081.32
   HOLLANDSCHE BETON NLG20                                         2,000.00                       316,378.99            379,229.36

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   HOLLYWOOD ENTMT CORP COMMON STOCK                               3,800.00                        26,355.00             76,475.00
   HOLOGIC INC. COMMON STOCK                                       1,200.00                        29,485.59             30,000.00
   HOME DEPOT INC., COMMON STOCK,                                 85,106.22                     3,475,554.36          4,436,161.72
   $.05 PAR
   HOMELAND BANKSHARES CORP COM                                      700.00                        23,154.95             29,050.00
   HOMESTAKE MINING CO., CAPITAL STOCK,                            7,700.00                       124,189.12            116,462.50
   $1 PAR
   HONDA MOTOR CO Y50                                             11,000.00                       194,623.86            324,780.31
   HONEYWELL INC., COMMON STOCK, $1.50 PAR                        26,200.00                     1,276,287.26          1,797,975.00
   HONG KONG ELECTRIC HKD1                                       100,000.00                       323,688.52            320,744.96
   HONG KONG LAND HLD USD0.10(SING QUOTE)                         92,993.00                       365,723.12            265,030.05
   HONG KONG TELECOMM HKD0.50                                    218,000.00                       380,319.68            377,806.52
   HOPEWELL HLDGS HK>0.50                                        180,000.00                       114,321.78            118,727.37
   HORACE MANN EDUCATORS CORP COMMON STOCK                         5,000.31                       132,031.50            188,761.70
   HORMEL FOODS CORPORATION COMMON STOCK                             201.18                         4,732.87              5,230.68
   HORNBACH BAUMARKT DEM5                                            502.00                        20,609.54             15,512.98
   HOSPITALITY PROPERTIES TRUST COMMON                               550.00                        15,114.93             14,850.00
   STOCK
   HOUSEHOLD INTERNATIONAL INC., COMMON                           17,100.00                     1,189,548.28          1,620,225.00
   STOCK, $1 PAR
   HOUSTON EXPL CO COMMON STOCK                                   52,040.00                       854,460.52            923,710.00
   HOUSTON INDUSTRIES, INC., COMMON STOCK,                        11,200.00                       229,349.96            246,400.00
   NO PAR
   HOYA CORP JPY50                                                11,000.00                       406,244.98            412,741.65
   HSBC HLDGS HK>10(HK REG)                                       10,607.00                       126,409.44            220,864.85
   HSBC HLDGS ORD GBP0.75(UK REG)                                 18,000.00                       265,177.70            388,352.12
   HUANENG POWER INTL SPON ADR(REP 40'N'ORD                        6,100.00                       108,671.24            111,325.00
   HUBBELL, INC., CLASS B, COMMON STOCK                           10,300.00                       378,732.68            432,600.00
   $5 PAR
   HUBCO INC COMMON STOCK $8.00 PAR                                2,781.00                        50,989.50             68,134.50
   HUDSON FOODS INC., CLASS A COMMON                              42,810.00                       745,583.08            781,282.50
   STOCK
   HUDSON TECHNOLOGIES COM                                           500.00                         5,906.86              2,940.00
   HUGHES SUPPLY, INC., COMMON STOCK,                             21,050.00                       722,807.89            905,150.00
   $1 PAR
   HUMAN GENOME SCIENCES INC COM STK                                 500.00                        21,639.43             18,625.00

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   HUMANA INC. COMMON STOCK, $.16 2/3 PAR                          7,300.00                       197,434.29            137,787.50
   HUMMINGBIRD COMMUNICATIONS LTD COMMON                             300.00                        10,361.43              9,487.50
   STOCK
   HUNTCO INC CLASS A COMMON STOCK                                37,700.00                       698,815.60            589,062.50
   HUNTER DOUGLAS NV NLG1                                          5,787.00                       390,584.77            378,518.22
   HUTCHINSON TECHNOLOGIES INC.,                                  13,200.00                       643,979.16            696,300.00
   COMMON STOCK
   HUTCHISON WHAMPOA HKD0.25                                      28,000.00                       137,759.31            216,373.51
   HYAL PHARMACERTICAL CORP COMMON STOCK                           6,000.00                        59,637.85             24,000.00
   NO PAR
   HYPERMEDIA COMMUNICATIONS INC COM STK                           1,000.00                         3,840.00              1,750.00
   I-FLOW CORP COMMON STOCK NEW                                    1,450.00                         6,881.07              6,525.00
   IBERDROLA SA ESP500                                             9,099.00                        66,335.36            105,042.51
   IBP INC COMMON STOCK                                           22,400.00                       575,903.70            554,400.00
   ICG COMMUNICATIONS INC COMMON STOCK                            24,850.00                       419,372.50            521,850.00
   ICOS CORP COMMON STOCK                                         16,600.00                       132,671.90            126,575.00
   IDAHO POWER CO., COMMON STOCK, $5                               6,400.00                       187,228.00            197,600.00
   PAR
   IDEC PHARMACEUTICALS CORP COMMON STOCK                            300.00                         8,870.25              7,275.00
   IDENTIX INC COMMON STOCK                                          250.00                         2,374.88              1,984.25
   IDEXX LABORATORIES INC COMMON STOCK                               100.00                         3,374.50              3,500.00
   ILLINOIS CENTRAL CORP SER A COMMON                             15,750.00                       396,567.61            533,531.25
   STOCK
   ILLINOIS TOOL WKS INC COM                                       5,500.00                       207,815.67            471,625.00
   ILLINOVA CORP COMMON STOCK                                     10,900.00                       299,251.41            288,850.00
   IMASCO COM NPV                                                 27,000.00                       535,271.94            671,168.33
   IMATION CORP COM STK                                            1,337.00                        23,635.19             40,444.25
   IMATRON INC., COMMON STOCK, NO PAR                              6,000.00                        40,288.59             21,000.00
   IMI SPA ITL5000                                                 6,230.00                        48,447.65             52,371.78
   IMI SPON ADR REPR 3 ORD ITL5000                                13,000.00                       260,780.00            338,000.00
   IMMUNE RESPONSE CORP DEL COMMON STOCK                             200.00                         1,970.38              1,600.00
   IMMUNOGEN INC COMMON STOCK                                     16,000.00                        58,103.50             44,992.00
   IMP INC COMMON STOCK                                            3,900.00                        29,249.99             12,429.30
   IMPERIAL BANCORP, COMMON STOCK, NO PAR                          3,150.00                        53,067.00             70,875.00

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   IMPERIAL CR INDS INC COMMON STOCK                              51,300.00                       453,554.44          1,090,125.00
   IMPERIAL TOBACCO G SPONS ADR REP 2 ORD 1                        8,125.00                       165,485.31            102,066.25
   INA(IST NAZ ASS) ITL1000                                       14,000.00                        21,354.82             19,499.38
   INACOM CORP COMMON STOCK                                        6,000.00                       153,070.56            186,000.00
   INAX Y50                                                        7,000.00                        72,882.30             58,989.46
   INCO  LTD COM NPV (USD QUOTE)                                  27,000.00                       763,505.14            941,625.00
   INCO LTD. COMMON STOCK, NO PAR                                  7,600.00                       216,503.81            265,050.00
   INDIANA ENERGY INC., COMMON STOCK                                 402.20                        10,436.32              9,703.08
   INDO-PACIFIC ENERGY LTD COMMON STOCK                            2,500.00                         9,908.57             13,905.00
   INDOSAT ADS REPR 10 SER'B'SHS                                  11,000.00                       363,660.00            303,875.00
   INDUSTRIAL HLDGS INC COM                                          200.00                         2,133.75              1,876.00
   INDUSTRIE NATUZZI ADR(CNV 1 ORD ITL250)                           786.00                        37,643.86             34,092.75
   INFORMATION MGMT TECHNOLOGIES CORP CL A                           100.00                           285.91                100.00
   PAR $0.04
   INFORMATION RESOURCES, INC., COMMON                               100.00                         1,346.89              1,137.50
   STOCK
   INFORMIX CORP, COMMON STOCK                                       800.00                        16,700.74             19,000.00
   ING GROEP NV CVA NLG1                                          15,472.00                       248,169.43            541,885.59
   INGERSOLL-RAND CO., COMMON STOCK, $2 PAR                        5,100.00                       152,599.67            237,150.00
   INLAND STEEL INDUSTRIES INC., COMMON                            8,775.00                       197,800.54            163,434.38
   STOCK NO PAR VALUE
   INNOVEX, INC., COMMON STOCK, $.04 PAR                           6,500.00                       101,840.00            264,062.50
   INPUT/OUTPUT INC COMMON STOCK                                  24,600.00                       361,328.92            590,400.00
   INSIGHT ENTERPRISES INC COMMON STOCK                              200.00                         3,954.00              6,725.00
   INSO CORP COMMON STOCK                                          1,900.00                        52,763.00             80,987.50
   INTEG INC COMMON STOCK                                         69,300.00                       620,061.75            814,275.00
   INTEGRATED DEVICE TECHNOLOGY INC.,                              1,150.00                        11,993.86             14,302.55
   COMMON STOCK
   INTEGRATED SYS INC. COMMON STOCK                                  300.00                         5,859.70              6,450.00
   INTEL CORP. CAPITAL STOCK, $.001 PAR                          125,415.59                     7,944,984.82         15,912,102.98
   INTELIDATA TECHNOLOGIES CORP COM                                  160.00                             0.00              1,177.44
   INTER-REGIONAL FINANCIAL GROUP, INC.,                           3,400.00                        80,343.60            119,425.00
   COMMON STOCK, $0.125 PAR
   INTERAMERICAS COMMUNICATIONS CORP COMMON                        1,000.00                         4,956.00              3,375.00
   STOCK

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   INTERCEL INC COM STK                                            5,400.00                        82,831.00             81,334.80
   INTERGRAPH CORP., COMMON STOCK                                  2,100.00                        36,722.55             19,162.50
   INTERIM SERVICES INC COM STK                                    6,100.00                       151,036.00            239,425.00
   INTERMEDIA COMMUNICATIONS FLA INC                              24,800.00                       386,960.81            737,800.00
   COMMON STOCK
   INTERNATIONAL BUSINESS MACHINES CORP.,                         40,643.02                     3,451,634.81          6,477,481.31
   CAPITAL STOCK, $1.25 PAR
   INTERNATIONAL FLAVORS & FRAGRANCES INC.                         5,000.00                       167,354.49            227,500.00
   COMMON STOCK, $.12 1/2 PAR
   INTERNATIONAL GAME TECHNOLOGY, COMMON                             700.00                        14,463.26             13,650.00
   STOCK, $.01 PAR
   INTERNATIONAL MULTIFOODS CORP.,                                 4,300.00                        80,173.50             67,725.00
   COMMON STOCK, $1 PAR
   INTERNATIONAL NETWORK SVCS COMMON STOCK                        17,140.00                       440,006.66            548,480.00
   INTERNATIONAL PAPER CO., COMMON                                47,366.00                     1,514,553.93          2,013,055.00
   STOCK, $1 PAR
   INTERPOOL INC COMMON STOCK                                     16,900.00                       263,687.92            405,600.00
   INTERPUBLIC GROUP OF COMPANIES, INC.,                           3,700.00                       131,636.45            183,150.00
   COMMON STOCK, $.10 PAR
   INTERSTATE BAKERIES CORP DEL COMMON                            20,200.00                       725,635.80            911,525.00
   STOCK NEW
   INTERSTATE HOTELS CO COMMON STOCK                              26,600.00                       558,600.00            681,625.00
   INTUIT COMMON STOCK                                               540.00                        26,799.03             19,305.00
   INVISION TECHNOLOGIES INC COMMON STOCK                            405.00                         9,981.44              9,517.50
   IOMEGA CORP., COMMON STOCK                                     12,283.00                       360,927.25            277,902.88
   IPALCO ENTERPRISES INC., COMMON STOCK,                          6,800.00                       173,798.44            185,300.00
   NO PAR
   ISHIHARA SANGYO Y50                                             7,000.00                        29,594.54             19,991.21
   ISIS PHARMACEUTICALS COMMON STOCK                               6,400.00                       122,653.38            104,800.00
   ITALGAS(SOC ITAL) ITL1000                                      12,367.00                        34,624.46             51,429.84
   ITO-YOKADO CO Y50                                              14,000.00                       749,080.72            707,381.37
   ITT CORP NEW COMMON STOCK                                       5,300.00                       181,564.39            244,462.50
   ITT HARTFORD GROUP INC COMMON STOCK                             5,300.00                       182,505.60            362,387.50
   ITT INDS INC COMMON STOCK                                       5,300.00                        82,535.35            123,887.50
   IVAX CORP COMMON STOCK                                            300.00                         4,539.41              3,300.00
   IXC COMMUNICATIONS INC COMMON STOCK                            35,050.00                       560,800.00            823,675.00

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   JABIL CIRCUIT INC COMMON STOCK                                  7,500.00                        96,587.50            191,250.00
   JACOR COMMUNICATIONS INC CLASS A COMMON                        16,100.00                       432,843.25            386,400.00
   STOCK
   JAMES RIVER CORP., OF VIRGINIA, COMMON                         39,800.00                       771,937.02          1,273,600.00
   STOCK, $.10 PAR
   JAPAN AIR LINES CO JPY50                                       63,000.00                       460,977.10            368,145.87
   JEFFERSON-PILOT CORP. COMMON STOCK,                             3,225.00                        91,998.64            187,856.25
   $1.25 PAR
   JERONIMO MARTINS PTE1000                                        1,900.00                        81,571.40            174,708.42
   JLG INDUSTRIES, INC., CAPITAL STOCK,                              200.00                         3,923.27              3,600.00
   $.20 PAR
   JOHN ALDEN FINL CORP COMMON STOCK                              15,700.00                       346,531.93            276,712.50
   JOHNSON & JOHNSON COMMON STOCK, $1 PAR                        110,188.47                     4,043,643.95          5,853,762.47
   JOHNSON CONTROLS, INC., COMMON STOCK,                           1,900.00                        84,258.76            147,250.00
   $2.50 PAR
   JONES MED INDS INC COMMON STOCK $0.04                          17,660.00                       727,997.25            706,400.00
   PAR
   JOSTENS, INC., COMMON STOCK                                     1,700.00                        40,484.61             36,125.00
   JRECKS SUBS GROUP INC COM STK                                   1,000.00                         2,340.00              2,220.00
   JUSCO CO Y50                                                   17,000.00                       527,143.72            552,724.08
   JUSTIN INDUSTRIES INC., COMMON STOCK,                             200.70                         2,631.23              2,157.53
   $2.50 PAR
   K MART CORP. COMMON STOCK, $1 PAR                             102,343.00                     1,676,720.61          1,138,565.88
   K N ENERGY, INC., COMMON STOCK $5.00 PAR                          130.00                         4,890.60              5,281.25
   KANSAS CITY SOUTHERN INDUSTRIES, INC.,                          9,200.00                       394,917.21            462,300.00
   COMMON STOCK, NO PAR
   KAO CORP JPY50                                                 56,000.00                       666,957.04            649,560.63
   KAUFMAN & BROAD HOME CORP., COMMON                              1,773.00                        24,721.86             22,827.38
   STOCK
   KAYDON CORP., COMMON STOCK                                     21,690.00                       909,929.24            886,578.75
   KAZAKHSTAN MINERALS CORP COM STK                                  500.00                         3,503.61              3,525.00
   KAZAKSTAN GOLDFIELDS CORP COM STK                               2,000.00                         2,035.80                  0.00
   KEITHLEY INSTRS INC COMMON STOCK NO PAR                           300.00                         4,396.96              3,112.50
   KELLOGG CO., COMMON STOCK, $.50 PAR                             9,600.00                       512,163.75            651,600.00
   KELLWOOD CO., COMMON STOCK, NO PAR                             10,600.00                       166,653.50            190,800.00
   KEMET CORP COMMON STK                                           3,500.00                        70,860.96             80,500.00

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   KENT ELECTRONICS CORP., COMMON STOCK                           10,700.00                       330,029.17            279,537.50
   KEPPEL CORP SGD1                                                4,000.00                        27,540.86             31,088.45
   KERR-MC GEE CORP. COMMON STOCK, $1 PAR                          2,200.00                        96,688.71            154,000.00
   KEYCORP NEW COMMON STOCK                                       10,400.00                       334,498.30            544,700.00
   KIMBERLY CLARK MEX 'A'NPV                                       2,868.00                        40,528.19             55,474.52
   KIMBERLY-CLARK CORP., COMMON STOCK,                            12,728.00                       563,964.45          1,244,162.00
   $5 PAR
   KINDEN CORP JPY50                                                 700.00                         8,864.53              9,780.32
   KING WORLD PRODUCTIONS INC.,                                    1,700.00                        50,645.54             64,812.50
   COMMON STOCK
   KINGFISHER ORD 25P                                             22,820.00                       211,808.97            248,856.22
   KIRBY CORP., COMMON STOCK                                       6,200.00                       110,250.00            123,225.00
   KLA INSTRUMENTS CORP., COMMON STOCK                               660.00                        15,860.74             23,430.00
   $.001 PAR
   KLM ROYAL DUTCH AIRLINES, COMMON STOCK,                        52,396.00                     1,602,478.71          1,368,845.50
   100 GUILDER SHARE
   KNIGHT-RIDDER INC., COM STK                                     4,300.00                       121,525.76            180,600.00
   KNP BT (KON) NV NLG2.50                                        14,000.00                       467,654.75            319,039.75
   KOHLS CORP COMMON STOCK                                        35,600.00                     1,313,019.30          1,419,550.00
   KOKUYO CO Y50                                                   5,000.00                       112,837.50            130,492.09
   KOMATSU Y50                                                    14,000.00                       114,974.76            117,978.91
   KOMORI CORP JPY50                                              30,000.00                       767,893.14            643,233.74
   KON PTT NEDERLAND SPN ADR-1 ORD NLG10(14                        8,342.00                       293,886.67            302,397.50
   KONINK PTT NEDERLA NLG10                                        1,595.00                        51,956.91             59,747.18
   KOOKMIN BANK KRW5000                                            3,002.00                        53,758.34             52,656.48
   KOREA ELEC POWER KRW5000                                       13,490.00                       543,128.03            431,250.38
   KREDIETBANK NPV                                                   560.00                       118,039.80            183,838.38
   KROGER CO., COMMON STOCK, $1 PAR                                5,700.00                       139,751.06            262,912.50
   KU ENERGY CORP COMMON STOCK                                     2,500.00                        75,362.50             75,312.50
   KUHLMAN CORP., COMMON STOCK $1.00 PAR                          10,800.00                       184,018.03            190,350.00
   KUMAGAI GUMI CO Y50                                            12,000.00                        65,763.77             33,954.31
   KURARAY CO JPY50                                                9,000.00                        93,923.95             86,994.73
   KUSHNER LOCKE CO NO PAR                                        10,000.00                        13,842.00              4,700.00
   KYOCERA CORP JPY50                                             13,000.00                       714,282.96            836,203.87

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   K2 INC COM STK PAR $1.00                                        4,800.00                       114,690.50            124,800.00
   L'OREAL FRF10                                                     165.00                        33,120.89             60,375.10
   LABOR READY INC NEW COMMON STOCK                                6,780.00                        77,561.45             83,055.00
   LACLEDE GAS CO., COMMON STOCK, $4 PAR                           2,000.00                        44,415.06             47,750.00
   LADBROKE GROUP ORD 10P                                         17,770.00                        55,465.06             61,211.00
   LAIDLAW INC CL-B NON VOTING                                    14,100.00                       127,296.13            172,725.00
   LAING(JOHN) ORD'A'NON V GBP0.25                                11,390.00                        66,510.76             51,865.81
   LAIRD GROUP ORD GBP0.25                                        35,000.00                       211,354.01            246,416.75
   LAM RESEARCH CORP., COMMON STOCK,                              33,600.00                     1,010,919.94          1,205,400.00
   NO PAR
   LANDS END INC., COMMON STOCK                                    4,500.00                       101,968.54            123,187.50
   LAPEYRE FRF10(BR)                                               1,285.00                        77,276.57             75,536.13
   LARSON DAVIS INC COM STK                                          200.00                         2,235.28              2,100.00
   LASERSCOPE COMMON STOCK                                           200.00                         1,664.17              1,100.00
   LAWYERS TITLE CORP COMMON STOCK                                 3,500.00                        69,427.75             66,500.00
   LCC INTL IN CL A COMMON STOCK                                  24,900.00                       479,967.00            398,400.00
   LCI INTL INC COMMON STOCK                                         200.00                         4,828.62              6,525.00
   LEAR CORP COM STK PAR $0.01                                    49,100.00                     1,435,880.62          1,761,462.50
   LEARNING CO INC COM STK PAR $0.01                              26,600.00                       635,740.00            452,200.00
   LEGRAND FRF10                                                     369.00                        51,449.95             63,942.29
   LEND LEASE CORP ORD A>0.50                                     50,592.00                       501,778.40            939,468.00
   LENNAR CORP., COMMON STOCK, $.10 PAR                            9,500.00                       246,097.50            247,000.00
   LEUCADIA NATIONAL CORP., COMMON STOCK,                          6,000.00                       148,333.74            157,500.00
   $1 PAR
   LEXMARK INTL GROUP, INC CL A COM STK                           34,900.00                       840,487.45            903,037.50
   LIFE BANCORP INC COMMON STOCK                                   3,000.00                        45,435.00             53,625.00
   LIFE REINSURANCE CORP COMMON STK                               16,300.00                       355,503.00            601,062.50
   LIFELINE SYS INC COMMON STOCK                                     400.00                         6,798.78              6,700.00
   LILLY, ELI & CO., COMMON STOCK, $.62 1/2                       53,605.72                     2,603,948.67          4,100,837.58
   PAR
   LIMITED INC., COMMON STK, NO PAR                               12,366.99                       246,219.70            222,605.82
   LINCARE HOLDINGS COMMON STOCK                                   8,700.00                       212,998.92            345,825.00
   LINCOLN NATIONAL CORP., COMMON STOCK,                          42,200.00                     1,906,862.61          2,273,525.00
   NO PAR

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   LINDSAY MFG CO COMMON STOCK                                     2,100.00                        77,724.14             86,100.00
   LION NATHAN LTD NZD0.25                                       180,300.00                       366,121.09            463,265.22
   LITTON INDUSTRIES, INC., COMMON                                14,100.00                       672,281.70            659,175.00
   STOCK, $1 PAR
   LIZ CLAIBORNE INC., COMMON STOCK NO PAR                        28,000.00                     1,170,312.99          1,186,500.00
   LLOYDS TSB GROUP ORD GBP0.25                                  100,000.00                       577,377.27            693,125.87
   LOCKHEED MARTIN CORP COM                                        8,990.00                       372,085.15            814,718.75
   LOEWS CORP COMMON STOCK $1.00 PAR                               5,300.00                       325,029.66            491,575.00
   LOGICON INC., COMMON STOCK, $.10 PAR                            4,350.00                       119,758.25            177,262.50
   LONDON ELECTRICITY ORD GBP0.58333                              10,671.00                       130,677.55            115,831.26
   LONG DRUG STORES, CORP., COMMON STOCK,                          4,900.00                       186,351.90            245,612.50
   NO PAR
   LONG ISLAND LIGHTING CO., COMMON STOCK,                        23,500.00                       407,800.91            467,062.50
   $5 PAR
   LORAL SPACE & COMMUNICATIONS                                    1,100.00                        16,740.76             20,350.00
   LOUISIANA LAND AND EXPLORATION CO.,                             6,300.00                       302,297.96            376,425.00
   CAPITAL STOCK, $.15 PAR
   LOUISIANA-PACIFIC CORP. COMMON STOCK,                           5,000.00                       105,973.11            113,125.00
   $1 PAR
   LOWES COS INC COMMON STOCK $.50 PAR                             7,800.00                       152,328.51            316,875.00
   LSI LOGIC CORP., COMMON STOCK                                   9,417.00                       302,211.40            283,687.13
   LTV CORP NEW COMMON STOCK                                      42,600.00                       713,671.14            457,950.00
   LTX CORP., COMMON STOCK, $.05 PAR                                 400.00                         2,757.24              2,374.80
   LUBRIZOL CORP. COMMON STOCK, NO PAR                            19,700.00                       583,523.90            605,775.00
   LUBY'S CAFETERIAS INC., COMMON STOCK,                           1,100.00                        20,700.14             24,200.00
   $.32 PAR
   LUCENT TECHNOLOGIES INC COMMON STOCK                           46,802.23                     2,040,621.02          2,398,614.29
   LVMH MOET HENNESSY FRF10                                          894.00                       152,615.34            226,641.14
   LYDALL, INC, COMMON STOCK, $3.33-1/3                            1,400.00                        32,228.00             31,850.00
   PAR VALUE
   MABUCHI MOTOR CO JPY50                                          9,000.00                       575,658.15            452,372.58
   MACERICH CO COM                                                12,900.00                       250,735.73            299,925.00
   MACROMEDIA INC COMMON STOCK                                       200.00                         8,218.26              3,625.00
   MAGAZINE GLOBUS PTG CHF100                                        600.00                       460,341.25            283,805.57
   MAGELLAN PETROLEUM CORP., CAPITAL                                 460.00                         1,369.74              1,638.52
   STOCK, $.01 PAR

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   MAGNA GROUP, INC., COMMON STOCK, $2 PAR                         1,100.00                        19,948.50             33,412.50
   MAGNA INTERNATIONAL CLASS A                                       260.00                        11,657.65             14,267.50
   MAKITA CORP Y50                                                 8,000.00                       151,941.30            106,854.13
   MALAY AIRLINE SYST MYR1                                       122,000.00                       391,999.36            316,162.22
   MALLINCKRODT INC NEW COMMON STOCK                               3,300.00                        94,883.12            145,200.00
   MANITOWOC CO., INC., COMMON STOCK                               3,900.00                       131,703.00            171,112.50
   $2.50 PAR
   MANNESMANN AG DM50 (GERMAN REGD)                                6,177.00                     1,138,585.72          2,577,936.05
   MANOR CARE, INC., COMMON STOCK, $.10 PAR                        2,850.00                        60,295.91             71,962.50
   MANUGISTICS GROUP INC COM STK                                     100.00                         4,274.50              3,725.00
   MARIEBERG TIDNINGS SER'A'SEK10                                 13,000.00                       335,209.12            336,983.24
   MARRIOT INTERNATIONAL COMMON STOCK                             14,200.00                       622,035.79            791,650.00
   MARSH & MC LENNAN CO'S INC., COMMON                             3,402.55                       270,387.64            385,764.11
   STOCK, $1 PAR
   MARSHALL INDUSTRIES, COMMON STOCK,                                200.00                         6,504.50              6,200.00
   $1 PAR
   MARTEK BIOSCIENCES CORP COMMON STOCK                           29,000.00                       962,242.50            514,750.00
   MARUI CO JPY50                                                  8,000.00                       136,511.57            151,845.34
   MASCO CORP. COMMON STOCK, $1 PAR                               48,400.00                     1,257,082.57          1,766,600.00
   MATSUSHITA ELC IND Y50                                         11,000.00                       177,750.45            190,421.79
   MATTEL INC COM STOCK                                           12,388.00                       178,826.77            382,479.50
   $1.00 PAR
   MAY DEPARTMENT STORES CO., COMMON                              11,224.00                       323,749.49            547,170.00
   STOCK, $.50 PAR
   MAYTAG CORP COMMON STOCK                                        4,800.00                        84,321.07             91,800.00
   MBF CAPITAL BHD MYR1                                           46,000.00                        59,397.19             72,071.22
   MBNA CORP COMMON STOCK                                        108,234.34                     2,475,726.46          4,369,961.48
   MC DERMOTT INTERNATIONAL INC., COMMON                          14,356.00                       269,762.61            254,819.00
   STOCK, $1 PAR
   MC DONALDS CORP. COMMON STOCK, NO PAR                          39,724.31                     1,122,274.74          1,857,111.49
   MC DONNELL DOUGLAS CORP. COMMON STOCK,                          9,700.00                       168,465.14            512,887.50
   $1 PAR
   MCGRAW HILL COMPANIES INC COM                                   4,500.00                       147,263.42            204,750.00
   MCI COMMUNICATIONS CORP., COMMON STOCK,                        31,500.00                       596,354.42            960,750.00
   $.10 PAR
   MCKESSON CORP NEW COMMON STOCK                                    100.54                         4,430.00              5,655.38

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   MCLEOD INC CL A COMMON STOCK                                   29,250.00                       629,445.09            833,625.00
   MCN CORP COMMON STOCK                                             102.61                         2,458.41              2,950.04
   MDU RESOURCES GROUP, COMMON STOCK, $20                          1,200.00                        22,070.00             26,850.00
   PAR
   MEAD CORP. COMMON STOCK, NO PAR                                14,900.00                       790,497.72            882,825.00
   MEASUREX CORP., COMMON STOCK, NO PAR                            7,400.00                       228,797.60            182,225.00
   MECKLERMEDIA CORP COMMON STOCK                                    100.00                         1,251.75              2,025.00
   MEDAPHIS CORP COMMON STOCK                                      2,300.00                        22,761.77             23,862.50
   MEDCARE TECHNOLOGIES INC COM STK                                1,000.00                         5,592.30              5,060.00
   MEDIA GENERAL INC., CLASS A COMMON                              3,400.00                       118,470.96            107,950.00
   STOCK, $5 PAR
   MEDIC COMPUTER SYS INC COMMON STOCK                            22,200.00                       382,854.26            749,250.00
   MEDICIS PHARMACEUTICAL CORP CL A NEW COM                       17,041.00                       790,231.85            747,673.88
   MEDICONSULT COM INC COM STK                                     1,000.00                         1,281.00              1,080.00
   MEDIOLANUM ITL1000                                              3,830.00                        39,485.22             39,818.93
   MEDIZONE INTL INC COMMON STOCK $.001 PAR                       24,200.00                         3,064.88              2,420.00
   MEDPARTNERS INC NEW COMMON STOCK                               43,542.00                     1,003,528.66            990,580.50
   MEDTRONIC, INC., COMMON STOCK,                                 55,300.00                     2,576,413.88          3,656,712.50
   $.10 PAR
   MEDUSA CORP COMMON NEW                                          2,400.00                        56,752.80             83,100.00
   MELLON BANK CORP., COMMON STOCK, $.50                          19,200.00                       929,398.31          1,387,200.00
   PAR
   MEMC ELECTRONICS MATERIALS INC COMMON                          12,700.00                       313,782.49            339,725.00
   STOCK
   MERCANTILE BANCORPORATION INC., COMMON                            435.00                             0.00             23,000.63
   STOCK, $5 PAR
   MERCANTILE STORES CO., INC., COMMON                             4,400.00                       218,336.12            221,100.00
   STOCK, $.91 2/3 PAR
   MERCK & CO. INC., COMMON STOCK, $.02 7/9                      124,951.10                     7,218,781.99         10,370,941.30
   PAR
   MEREDITH CORP., COMMON STOCK, $5 PAR                            9,500.47                       371,767.87            489,274.21
   MERIS LABS INC COMMON STOCK                                       500.00                           540.50                375.00
   MERISEL INC COMMON STOCK                                       10,000.00                        21,676.19             18,120.00
   MERRILL CORP., COMMON STOCK                                     2,200.00                        55,718.96             51,664.80
   MERRILL LYNCH & CO., INC., COMMON                              49,400.00                     2,559,825.30          3,964,350.00
   STOCK, $1.33 1/3 PAR

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   MESA AIR GROUP INC COMMON STOCK                                10,600.00                        99,321.98            104,675.00
   MESA INC COMMON STOCK                                           2,000.00                         9,409.73             10,250.00
   METHODE ELECTRONICS, CLASS A COMMON                             5,600.00                        96,712.00            107,800.00
   STOCK, $.50 PAR
   METRICOM INC COMMON STOCK                                         300.00                         4,447.13              3,975.00
   METRIS COS INC COMMON STOCK                                    33,220.00                       694,338.70            780,670.00
   METROMEDIA INTL GROUP INC COMMON STOCK                            500.00                         5,394.46              6,062.50
   MFC ARGENTINA FUND, INC., COMMON STOCK                            500.00                         6,483.72              6,000.00
   CLOSED END FUND
   MGIC INVT CORP WIS COMMON STOCK                                 6,800.00                       452,728.70            509,150.00
   MGM GRAND INC COMMON STOCK $.01 PAR                            46,100.00                     1,776,333.01          1,780,612.50
   MICRO LINEAR CORP COMMON STOCK                                    700.00                         9,448.90              4,505.90
   MICROAGE INC COMMON STOCK $0.01 PAR                            55,300.00                       714,515.88          1,251,162.50
   MICROCHIP TECHNOLOGY INC COMMON STOCK                          31,500.00                       948,796.39          1,504,125.00
   MICRON TECHNOLOGY, INC., COMMON STOCK,                         18,031.80                       499,506.38            597,303.38
   $.10 PAR
   MICROSOFT CORP., COMMON STOCK                                  62,709.00                     5,314,751.71          9,837,474.38
   MID OCEAN LTD ORD SHARES                                       15,300.00                       393,733.92            736,312.50
   MIDWEST EXPRESS HOLDINGS INC COMMON                            24,223.00                       499,830.38            799,359.00
   STOCK
   MIKOHN GAMING CORP COMMON STOCK                                15,000.00                       136,681.44            105,000.00
   MIKUNI COCA-COLA JPY50                                         35,000.00                       574,532.96            467,486.82
   MILLENNIUM CHEMICALS INC COMMON STOCK                             135.00                             0.00              2,784.38
   MILLER, HERMAN, INC. COMMON STOCK, $.20                         3,200.00                        98,552.18            150,400.00
   PAR
   MILLIPORE CORP., COMMON STOCK,                                  2,000.00                        43,093.13             81,750.00
   $.08 1/3 PAR
   MINEBEA CO JPY50                                               25,000.00                       222,808.32            213,532.51
   MINERALS TECHNOLOGIES INC COMMON STOCK                         10,100.00                       358,167.82            395,162.50
   MINNESOTA MINING AND MANUFACTURING CO.,                        29,256.68                     1,415,480.44          2,450,246.95
   COMMON STOCK, NO PAR
   MINNESOTA POWER & LIGHT CO., COMMON                               460.00                        13,154.78             12,937.50
   STOCK, NO PAR
   MISSISSIPPI CHEM CORP COM NEW                                   8,500.00                       174,045.15            215,687.50
   MITSUBISHI CORP Y50                                            52,000.00                       614,722.18            603,163.45
   MITSUBISHI HVY IND Y50                                        183,000.00                     1,261,999.89          1,495,518.45

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   MITSUBISHI PAPER JPY50                                          9,000.00                        66,939.40             42,073.81
   MITSUI FUDOSAN JPY50                                           62,000.00                       755,507.05            735,500.88
   MITSUI PETROCH. CO Y50                                          6,000.00                        47,389.99             34,428.82
   ML BANCORP INC COM STK                                         10,800.00                       122,283.00            158,619.60
   MLP CEDAR FAIR L.P. DEPOSITORY UNIT                               203.39                         7,463.96              7,449.16
   MASTER LIMITED PARTNERSHIP
   MOBIL CORP. COMMON STOCK, $3.75 PAR                            17,800.00                     1,318,449.66          2,153,800.00
   MONDAVI ROBERT CORP CL A COMMON STOCK                          20,150.00                       391,882.66            735,475.00
   MONEY STORE INC COMMON STOCK                                   31,887.00                       157,230.06            964,581.75
   MONSANTO CO., COMMON STOCK, $2 PAR                            113,100.00                     2,804,448.81          4,495,725.00
   MONTANA POWER CO., COMMON STOCK,                               17,200.00                       373,419.00            369,800.00
   NO PAR
   MOOG, INC., CLASS A COMMON STOCK, $1                              150.00                         3,612.75              3,600.00
   PAR
   MOORE CORP., LTD. - CORPORATION MOORE,                          4,500.00                        89,355.96             94,500.00
   LTEE, COMMON STOCK, NO PAR
   MORGAN CRUCIBLE CO ORD GBP0.25                                130,000.00                       762,910.48            998,269.29
   MORGAN HYDROCARBONS INC COMMON STOCK                            3,249.00                             0.00                  0.00
   MORGAN STANLEY GROUP INC., COMMON STOCK                        42,600.00                     1,872,936.17          2,561,325.00
   MORGAN, J. P., & CO., INC., COMMON STOCK                       24,124.62                     1,502,574.19          2,276,761.01
   $2.50 PAR
   MORRISON KNUDSEN CORP NEW COMMON STOCK                            500.00                         4,891.49              4,500.00
   MORTON INTL INC IND COMMON STOCK                                6,400.00                       139,829.88            258,400.00
   MOSSIMO INC COMMON STOCK                                          500.00                        13,487.52              7,625.00
   MOTOROLA INC., COMMON STOCK, $3 PAR                            53,679.41                     1,985,808.31          2,972,497.33
   MUELLER INDS INC. COMMON STOCK                                  6,500.00                       211,927.50            254,312.50
   MULTI PURP HLDGS SUB RIGHTS FOR 3PCT ICU                       69,000.00                             0.00                  0.00
   MULTI-CORP INC COMMON STOCK                                       600.00                         4,768.13              3,300.00
   MULTI-PURPOSE HLDG MYR1                                        69,000.00                       120,463.36            133,768.55
   MUNCHENER RUCKVERS REGD DEM100 VINK(DEM5                          194.00                       253,185.53            466,352.22
   MURATA MFG CO JPY50                                            39,000.00                     1,291,527.86          1,333,128.30
   MURPHY OIL CORP. COMMON STOCK, $1 PAR                          25,100.00                     1,094,094.87          1,280,100.00
   MUTUAL RISK MANAGEMENT, LTD., COMMON                           11,200.00                       241,067.60            373,800.00
   STOCK
   MVSI INC CL A WT EXP 2000                                       1,600.00                        15,327.68              7,600.00

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   MYLAN LABORATORIES INC., COMMON STOCK,                            650.00                        12,798.49              9,587.50
   $.50 PAR
   MYLEX CORP COMMON STOCK $.01 PAR                                  400.00                         8,055.27              5,000.00
   MYRIAD GENETICS INC COMMON STOCK                                  200.00                         4,350.79              5,100.00
   NABORS INDUSTRIES INC., COMMON STOCK                           25,940.00                       226,582.73            502,587.50
   NACCO INDUSTRIES INC., CLASS A, COMMON                            400.00                        18,321.78             19,100.00
   STOCK
   NALCO CHEMICAL CO., COMMON STOCK, $.75                         18,000.00                       543,613.14            686,250.00
   PAR
   NAT WEST ORD GBP1                                             132,662.00                       935,599.61          1,534,753.53
   NATIONAL AUST BANK AUD1                                         4,151.00                        37,851.58             51,726.07
   NATIONAL CITY CORP. COMMON STOCK, $4                           10,000.00                       317,221.02            463,750.00
   PAR
   NATIONAL COMMERCE BANCORPORATION,                                 400.00                        13,537.51             14,600.00
   COMMON STOCK, $2 PAR
   NATIONAL DATA CORP. COMMON STOCK,                              32,300.00                       575,479.14          1,287,962.50
   $.125 PAR
   NATIONAL FUEL GAS CO., COMMON STOCK,                            8,700.00                       256,761.54            370,837.50
   $10 PAR
   NATIONAL GRID GRP ORD GBP0.10                                   9,607.00                        30,374.54             31,639.68
   NATIONAL MUTUAL HL AUD0.50                                     13,000.00                        18,769.97             18,317.02
   NATIONAL PRESTO INDUSTRIES, INC.,                               1,200.00                        49,118.26             44,250.00
   COMMON STOCK, $1 PAR
   NATIONAL PROCESSING INC COMMON STOCK                           36,780.00                       661,206.80            662,040.00
   NATIONAL REGISTRY INC COMMON STOCK                              4,000.00                         7,316.76              7,360.00
   NATIONAL SEMICONDUCTOR CORP., COMMON                           36,400.00                       598,860.14            891,800.00
   STOCK, $.50 PAR
   NATIONAL SERVICE INDUSTRIES, INC.,                             17,200.00                       627,191.08            602,000.00
   COMMON STOCK, $1 PAR
   NATIONAL STEEL CORP CL B COMMON STOCK                           7,600.00                        73,775.48             71,250.00
   NATIONAL SURGERY CTRS INC COMMON STOCK                         30,600.00                       401,861.38            971,550.00
   NATIONAL TECHTEAM INC COMMON STOCK                             30,680.00                       728,773.82            671,125.00
   $0.001 PAR
   NATIONAL-OILWELL INC COMMON STOCK                              32,500.00                       552,500.00            918,125.00
   NATIONSBANK CORP COMMON STOCK                                  35,471.00                     2,497,259.04          3,675,682.38
   NATL HOUSE IND CO Y50                                           2,000.00                        37,167.97             28,646.75
   NAUTICA ENTERPRISES INC COM STK                                26,320.00                       500,511.16            842,240.00

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   NAVISTAR INTL CORP NEW COMMON STOCK                             3,400.00                        80,028.59             32,300.00
   NCI BUILDING SYSTEMS INC                                        4,600.00                       151,836.50            132,250.00
   NEC CORP Y50                                                   23,000.00                       243,184.19            278,910.37
   NEIMAN MARCUS GROUP INC., COMMON STOCK                         11,100.00                       382,264.00            385,725.00
   NEOGEN CORP COMMON STOCK                                        3,200.00                        23,203.28             22,000.00
   NEORX CORP COM STOCK PAR $0.02                                 26,300.00                       176,139.33            124,925.00
   NESTLE SA CHF10(REGD)                                           1,250.00                     1,016,922.24          1,358,174.00
   NETCOM ON LINE COMMUNICATOIN SVCS INC                             200.00                         4,577.13              3,450.00
   COMMON STOCK
   NETSCAPE COMMUNICATIONS CORP COMMON                            18,680.00                       920,279.00          1,043,745.00
   STOCK
   NEUROGEN CORP COMMON STOCK                                     29,400.00                       521,887.79            543,900.00
   NEVADA POWER CO., COMMON STOCK, $1 PAR                         13,100.00                       267,970.98            268,550.00
   NEW ENGLAND ELECTRIC SYSTEM, COMMON                            16,600.00                       555,726.25            568,550.00
   STOCK, $1 PAR
   NEW GERMANY FD INC COMMON STOCK                                   100.00                         1,435.73              1,450.00
   NEW PLAN REALTY TRUST, SHARES OF                                1,403.26                        29,952.98             32,274.98
   BENEFICIAL INTEREST, NO PAR
   NEW WORLD DEVEL CO HK>1                                        36,342.00                       145,721.86            245,585.81
   NEW YORK BANCORP INC. COMMON STOCK                              2,700.00                        53,571.80             92,137.50
   $0.001 @ PAR
   NEW YORK STATE ELECTRIC & GAS CORP.,                           22,809.48                       537,992.62            493,255.01
   COMMON STOCK, $6.66 2/3 PAR
   NEW YORK TIMES CO., CLASS A, COMMON                             4,400.00                       123,260.77            164,450.00
   STOCK, $.10 PAR
   NEWBRIDGE NETWORKS CORP COMMON STOCK                              100.00                         3,112.00              2,975.00
   NEWELL CO COMMON STOCK                                          7,158.00                       139,516.99            221,898.00
   NEWFIELD EXPL CO COM STK                                        4,600.00                       128,108.30            230,575.00
   NEWMONT GOLD CO., COMMON STOCK                                    100.00                         5,262.00              4,637.50
   NEWMONT MINING CORP. COMMON STOCK,                              5,143.00                       206,549.68            246,221.13
   $1.60 PAR
   NEWS CORPORATION AUD0.50(AUST LISTING)                        133,065.00                       309,359.78            708,772.54
   NEXSTAR PHARMACEUTICALS INC COM PAR .01                           300.00                         5,491.64              4,200.00
   NEXTEL COMMUNICATIONS INC CL A COM STK                          1,000.00                        15,355.16             15,000.00
   NGC CORP COM                                                   15,400.00                       227,520.87            334,950.00

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   NIAGARA MOHAWK POWER CORP., COMMON                             70,600.00                       658,233.24            617,750.00
   STOCK, $1 PAR
   NICHIEI CO Y50(OTC LISTING)8577                                 5,000.00                       322,223.52            348,418.28
   NICOR, INC., COMMON STOCK, $5 PAR                              12,600.00                       358,801.99            464,625.00
   NIKE INC., CLASS B COMMON STOCK,                               13,690.00                       262,692.42            778,618.75
   NIKON CORP JPY50                                               63,000.00                       745,193.76            769,507.91
   NINE WEST GROUP INC COMMON STOCK                               15,900.00                       840,527.92            753,262.50
   NINTENDO CO JPY50                                              12,000.00                       785,927.82            848,857.64
   NIPPON HODO CO Y50                                              3,000.00                        58,368.19             35,852.37
   NIPPON STEEL CORP JPY50                                        61,000.00                       210,170.43            184,393.67
   NIPPON TEL&TEL CP JPY50000                                         14.10                       121,381.97            100,608.08
   NIPSCO INDS INC COMMON STOCK                                    7,900.00                       309,745.50            306,125.00
   NISHIMATSU CONS CO Y50                                         45,000.00                       525,414.49            419,156.41
   NOBEL EDUCATION DYNAMICS INC NEW                                  200.00                         3,017.92              2,000.00
   NOBLE DRILLING CORP., COMMON STOCK                             53,700.00                       702,579.22          1,033,725.00
   NOEPROBE CORP COMMON STOCK                                        100.00                         1,705.00              1,425.00
   NOKIA (AB) OY FIM5 SER A                                       14,270.00                       479,198.77            795,589.69
   NOMURA SECURITIES Y50                                          12,000.00                       228,829.71            202,460.46
   NOODLE KIDOODLE INC COM                                         1,000.00                         7,716.73              5,875.00
   NORAM ENERGY CORP COMMON STOCK                                  6,200.00                        77,334.94             96,100.00
   NORDSON CORP., COMMON STOCK, $1 PAR                               401.89                        23,762.24             21,903.01
   NORDSTROM, INC., COMMON STOCK,                                 39,990.00                     1,320,273.07          1,739,565.00
   NO PAR
   NORFOLK SOUTHERN CORP., COMMON STOCK,                           5,700.00                       314,345.67            513,000.00
   NO PAR
   NORRELL CORP GA COMMON STOCK                                    4,600.00                        70,775.60            106,375.00
   NORSK HYDRO AS NOK20                                            5,208.00                       178,167.63            262,620.30
   NORTH FACE INC COMMON STOCK                                    32,800.00                       573,244.10            725,700.00
   NORTHEAST UTILITIES, COMMON STOCK,                             27,900.00                       344,688.02            331,312.50
   $5 PAR
   NORTHERN STATES POWER CO., MINN.,                               3,100.00                       124,871.98            146,087.50
   COMMON STOCK, $5 PAR
   NORTHERN TELECOM LTD., COMMON STOCK,                           24,700.00                       936,748.25          1,624,025.00
   NO PAR
   NORTHFIELD LABORATORIES INC COMMON STOCK                          300.00                         6,435.05              3,937.50

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   NORTHROP GRUMAN CORP COM                                        2,600.00                       115,961.88            216,125.00
   NORTHWEST AIRLS CORP CL A COM STK PAR                          74,000.00                     2,380,802.75          2,987,750.00
   $0.01
   NORTHWEST NATURAL GAS CO., COMMON STOCK,                        3,000.00                        71,518.42             75,000.00
   $3-1/6 PAR
   NORWEST CORP., COMMON STOCK, $1 2/3 PAR                        66,800.00                     1,350,061.77          3,122,900.00
   NOVA CORP GA COMMON STOCK                                      24,330.00                       630,262.95            462,270.00
   NOVACARE INC., COMMON STOCK                                       940.00                         8,907.87              7,990.00
   NOVADIGM INC COMMON STOCK                                       1,100.00                        29,582.58             11,412.50
   NOVELL INC., COMMON STOCK                                      20,000.00                       412,898.95            220,000.00
   NOVELLUS SYSTEM INC COMMON STOCK                                8,050.00                       457,907.45            462,875.00
   NOVEN PHARMACEUTICALS INC COMMON STOCK                          3,475.00                        49,711.13             46,912.50
   NOVOSTE CORP COMMON STOCK                                         100.00                         1,524.50              1,425.00
   NUCOR CORP. COMMON STOCK, $.40 PAR                              4,000.00                       129,654.73            217,500.00
   NUEVO ENERGY CO COMMON STOCK                                    4,100.00                       115,344.50            205,000.00
   NUI CORP COMMON STOCK                                           2,800.00                        48,887.16             56,000.00
   NUTEK INC COM STK                                                 250.00                           234.00                110.00
   NUTRICIA VER BEDRJ CVA(PART-EXCH)NLG2.50                          550.00                        19,267.46             84,769.94
   NUTRITION FOR LIFE INTL INC COMMON STOCK                          800.00                        11,898.19             10,200.00
   NYNEX CORP., COMMON STOCK                                      47,700.00                     2,116,873.20          2,212,087.50
   O/SEAS UNION BK SGD1(ALIEN MKT)                                20,000.00                       121,834.29            146,885.81
   OAK TECHNOLOGY INC COMMON STOCK                                   500.00                         3,948.42              4,937.50
   OAKLEY INC COMMON STOCK                                        39,200.00                       862,250.08            543,900.00
   OAKWOOD HOMES CORP., COMMON STOCK, $.50                           100.00                         2,572.76              2,212.50
   PAR
   OCCIDENTAL PETROLEUM CORP., COMMON STOCK                       14,700.00                       333,336.48            352,800.00
   $.20 PAR
   OCEANEERING INTERNATIONAL INC COMMON                           41,790.00                       724,931.13            694,758.75
   STOCK $.25 PAR
   OCTUS INC COM STK                                               5,000.00                         2,314.00                650.00
   OFFICEMAX INC COMMON STOCK                                    100,700.00                     1,537,245.08          1,460,150.00
   OFFSHORE LOGISTICS COMMON STOCK NP                             10,500.00                       183,349.95            210,000.00
   OHIO EDISON CO., COMMON STOCK, $9 PAR                           6,900.00                       147,237.16            158,700.00
   OILGEAR CO COMMON STOCK                                            50.00                           871.85                750.00

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   OLD REPUBLIC INTERNATIONAL CORP.,                              20,250.00                       338,060.62            549,281.25
   COMMON STOCK, $1 PAR
   OLSTEN CORP., COMMON STOCK, $.10 PAR                            2,500.00                        37,664.25             34,062.50
   OLYMPIC FINL LTD COMMON STOCK                                  53,300.00                     1,045,703.77            739,537.50
   OLYMPIC STL INC COMMON STOCK                                    3,900.00                        62,721.75             94,087.50
   OM GROUP INC COM STK                                            1,400.00                        49,378.00             58,100.00
   OMI CORP., COMMON STOCK, $.50 PAR                             123,500.00                       864,500.00            941,687.50
   OMNIPOINT CORP COM STK                                         39,200.00                       919,762.69          1,029,000.00
   ONBANCORP INC., COMMON STOCK                                    4,100.00                       102,444.50            158,875.00
   ONCOGENE SCIENCE, INC., COMMON STOCK                           84,600.00                       772,821.00            581,625.00
   ONEOK INC., COMMON STOCK, NO PAR                                9,600.00                       239,860.48            264,000.00
   ONO PHARMACEUTICAL JPY50                                        8,000.00                       333,691.15            251,669.60
   ORACLE CORPORATION COM                                         42,050.00                       892,187.11          2,060,450.00
   ORBITAL SCIENCES CORP COMMON STOCK                             10,100.00                       145,811.40            195,687.50
   OREGON METALLURGICAL CORP., COMMON STOCK                        9,600.00                       261,953.07            340,800.00
   $1 PAR
   OREGON STEEL MILLS INC. COMMON STOCK                           12,400.00                       163,448.00            212,350.00
   ORION CAPITAL CORP., COMMON STOCK,                              3,400.00                       162,126.00            212,075.00
   $1 PAR
   ORKLA A/S NOK25'A'                                             16,180.00                       664,123.04          1,079,456.93
   ORKLA ASA NOK25'B'                                              4,000.00                       175,778.49            244,103.94
   OROPERU RES INC COMMON STOCK                                    3,000.00                         5,080.00              5,100.00
   ORTHODONTIC CENTERS OF AMER COMMON STOCK                        6,400.00                        49,232.00             80,800.00
   ORYX ENERGY CO COMMON STOCK                                    49,800.00                       859,086.33          1,033,350.00
   OTRA NV NLG2                                                      870.00                        19,886.41             15,033.49
   OWENS CORNING COMMON STOCK                                      2,300.00                        73,059.54             98,612.50
   OXFORD HEALTH PLANS INC COMMON STOCK                           33,900.00                     1,211,749.09          1,966,200.00
   P P & L RES INC COM                                             7,300.00                       185,612.07            166,987.50
   PACCAR INC., COMMON STOCK, $12 PAR                              1,755.00                        74,322.06            116,707.50
   PACIFIC ANIMATED IMAGING CORP COM NEW                             300.00                         4,321.47              4,164.00
   PACIFIC ENTERPRISES COMMON STOCK                               28,300.00                       796,770.20            866,687.50
   PACIFIC SCIENTIFIC CO., COMMON STOCK,                             200.00                         2,514.49              2,300.00
   $1 PAR
   PACIFIC TELESIS GROUP, COMMON STK                              57,400.00                     1,535,651.02          2,123,800.00

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   PACIFICORP, COMMON STOCK, $3.25 PAR                            67,300.00                     1,409,224.63          1,413,300.00
   PAIRGAIN TECHNOLOGIES INC COM STK                                 200.00                        12,044.25             12,775.00
   PALL CORP. COMMON STOCK, $.25 PAR                               5,233.00                        91,773.01            136,712.13
   PANAMER BEVERAGES CLASS'A'COM USD0.01                           1,450.00                        59,711.27             67,787.50
   PANAMSAT CORP COMMON STOCK                                      2,500.00                        72,285.21             71,875.00
   PANENERGY CORP COMMON STOCK                                     6,925.00                       156,159.49            304,700.00
   PAO DE ACUCAR CBD GDR-REPR 1000 PREF(REG                        1,450.00                        25,284.38             24,287.50
   PARAGON  TRADE BRANDS INC COMMON STOCK                          3,800.00                        96,026.00            105,450.00
   PARAMOUNT FINL CORP COM STK                                     4,000.00                        22,240.00              4,240.00
   PAREXEL INTL CORP COM STK                                      15,800.00                       556,950.00            817,650.00
   PARK ELECTROCHEMICAL CORP., COMMON                              6,400.00                       139,915.45            145,600.00
   STOCK, $.10 PAR
   PARKER & PARSLEY PETE CO. DEL, COMMON                          44,300.00                     1,076,946.68          1,461,900.00
   STOCK
   PARKER DRILLING CO., COMMON STOCK,                             97,900.00                       580,606.83            917,812.50
   $.33 1/3 PAR
   PARKER-HANNIFIN CORP., COMMON STOCK,                            8,950.00                       182,539.21            363,593.75
   NO PAR
   PARTNERRE HOLDING LTD COM STK                                     100.00                         3,124.50              3,250.00
   PATHE FRF100                                                      317.00                        53,784.88             74,051.24
   PATTERSON DENTAL CO COM                                         4,450.00                       124,977.39            116,812.50
   PAXAR CORP COMMON STOCK $0.10 PAR                               5,500.00                        71,088.00             92,812.50
   PAYCHEX INC., COMMON STOCK                                        210.99                         8,992.56             11,287.97
   PECHINEY 'A'FRF100(ORD)                                        15,253.00                       530,022.48            613,613.01
   PECO ENERGY CO COMMON STOCK                                    32,000.00                       830,957.87            816,000.00
   PEGASUS GOLD INC., COMMON STOCK                                   700.00                        10,726.83              6,562.50
   PENCORP FINL GROUP INC                                         19,700.00                       560,877.25            677,187.50
   COM
   PENN NATL GAMING INC COMMON STOCK                               8,700.00                        92,553.50            330,600.00
   PENNEY, J.C. CO., INC., COMMON STOCK,                          39,204.12                     1,770,178.07          2,107,221.45
   $.50 PAR
   PENNZOIL CO., COMMON STOCK,                                     2,100.00                       123,593.12            118,125.00
   $.83 1/3 PAR
   PENSKE MOTORSPORTS INC COMMON STOCK                             1,000.00                        32,216.03             30,625.00
   PEOPLES ENERGY CORP., COMMON STOCK, NO                          9,550.00                       304,272.11            346,187.50
   PAR

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   PEOPLESOFT, INC, COM                                           24,600.00                     1,236,320.27          2,250,900.00
   PEP BOYS-MANNY, MOE & JACK, COMMON                              2,800.00                        65,116.20            102,550.00
   STOCK, $1 PAR
   PEPSICO, INC., COMMON STOCK, $.05 PAR                          94,000.02                     1,892,833.94          2,808,250.60
   PERCEPTRON SENSING THE FUTURE COMMON                            3,300.00                        61,895.74            114,262.50
   STOCK $0.01 PAR
   PEREZ COMPANC SA 'B'ARS1                                       10,980.00                        49,337.45             75,133.25
   PERKIN-ELMER CORP., COMMON STOCK, $1 PAR                        2,000.00                        69,333.32            123,250.00
   PERRIGO CO COMMON STOCK                                           100.00                           966.15                925.00
   PERSONNEL GROUP OF AMER INC COMMON STOCK                       46,300.00                       756,648.73          1,047,537.50
   PETCO ANIMAL SUPPLIES INC COMMON STOCK                          4,750.00                       104,455.00            103,906.25
   PETSMART INC COMMON STOCK                                      34,300.00                       332,688.56            874,650.00
   PFIZER INC., COMMON STOCK, $.11 1/9 PAR                        80,881.30                     4,435,973.39          7,248,986.51
   PHARMACEUTICAL MARKETING SVCS INC                                 950.00                        11,142.55              9,025.00
   COMMON STOCK
   PHARMACIA & UPJOHN INC COM                                     38,950.00                     1,079,840.17          1,504,443.75
   PHELPS DODGE CORP., CAPITAL STOCK,                             18,100.00                     1,043,047.05          1,314,512.50
   $6.25 PAR
   PHILIP MORRIS COMPANIES INC., COMMON                          128,110.00                     9,919,579.12         13,211,343.75
   STOCK, $1 PAR
   PHILIPPINE LNG DIS SPON ADR-REP 1 COM PH                       12,100.00                       728,477.92            695,750.00
   PHILIPPINE NATL BK PHP100                                       6,200.00                        91,596.16             77,246.44
   PHILIPS ELECTRONIC NLG10(NY REGD)                              23,000.00                       826,383.84            931,500.00
   PHILIPS ELECTRONIC NLG10                                        4,500.00                       139,953.37            181,873.53
   PHILLIPS PETROLEUM CO. COMMON STOCK,                           11,900.00                       314,929.79            536,987.50
   $1.25 PAR
   PHOENIX INFORMATION SYS CORP COMMON                             1,281.00                         4,664.80              2,728.53
   STOCK
   PHYCOR INC COMMON STOCK                                        14,400.00                       408,642.55            465,292.80
   PHYSICIAN COMPUTER NETWORK INC., COMMON                         7,000.00                        63,726.00             57,750.00
   STOCK
   PHYSICIAN SALES & SVC INC COMMON STOCK                         42,050.00                       703,750.52            851,512.50
   PHYSICIANS RELIANCE NETWORK COMMON STOCK                          200.00                         5,330.00              1,400.00
   PIEDMONT NATURAL GAS CO., INC., COMMON                          5,100.00                       120,443.70            128,137.50
   STOCK, $.50 PAR
   PIER I IMPORTS, INCORPORATED                                   20,800.00                       269,501.50            283,400.00
   COMMON STOCK $.20 PAR

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   PIERCING PAGODA INC COMMON STOCK                                  200.00                         3,118.52              4,650.00
   PINAULT PRINTEMPS FRF100                                          654.00                       117,887.92            260,342.74
   PINNACLE WEST CAPITAL CORP COMMON STOCK                        21,300.00                       585,610.04            662,962.50
   PIONEER ELEC JPY50                                              6,000.00                       168,525.01            129,173.99
   PIONEER FINANCIAL SERVICES INC., COMMON                         5,300.00                        88,881.00             98,050.00
   STOCK
   PIONEER HI-BRED INTERNATIONAL, INC.,                            3,700.00                       147,008.83            258,075.00
   COMMON STOCK, $1 PAR
   PITNEY BOWES INC., COMMON STOCK, $2 PAR                         6,700.00                       220,016.16            395,300.00
   PITTWAY CORP., CLASS A COMMON STOCK                               200.00                         8,454.39             10,800.00
   PIXAR COMMON STOCK                                              7,700.00                       129,042.12            115,500.00
   PLACER DOME INC., COMMON STOCK                                 10,820.00                       183,340.49            255,622.50
   PLANET HOLLYWOOD INTL INC CL A COMMON                           1,000.00                        27,143.46             23,000.00
   STOCK
   PLANTRONICS INC COMMON STOCK NEW                                1,600.00                        58,632.00             65,200.00
   PLASMA & MATLS TECHNOLOGIES INC COM STK                         1,500.00                        29,577.21             23,250.00
   PLAYBOY ENTERPRISES, INC., CLASS B                              4,600.00                        58,742.00             54,625.00
   PLAYERS INTL INC COMMON STOCK $0.005                            1,000.00                        11,642.32              6,500.00
   PMI GROUP INC COMMON STOCK                                     42,900.00                     1,871,456.62          2,488,200.00
   PMR CORP COMMONS STK PAR VALUE $.01                                42.00                         1,033.78              1,113.00
   PMT SERVICES INC COM STK                                       49,230.00                       369,225.00          1,052,291.25
   PNC BANK CORP COMMON                                           15,400.00                       416,676.22            608,300.00
   POHANG IRON&STEEL KRW5000                                       1,675.00                        89,470.61            110,690.03
   POLAROID CORP., COMMON STOCK, $1 PAR                            2,006.00                        67,469.37             85,505.75
   POLYGRAM NV NLG0.50                                             3,768.00                       164,228.95            181,566.67
   POLYMER GROUP INC COMMON STOCK                                 46,000.00                       804,359.55            592,250.00
   POTLATCH CORP. COMMON STOCK, $1 PAR                            10,600.00                       393,426.92            469,050.00
   POWERGEN ORD GBP0.50                                           72,712.00                       587,858.87            709,245.31
   PPG INDUSTRIES INC., COMMON STOCK,                              8,400.00                       267,433.33            514,500.00
   $1.66 2/3 PAR
   PRAKTIKER BAU UND DEM5                                            652.00                        22,511.30             13,064.60
   PRAXAIR INC COMMON STOCK                                       39,000.00                     1,355,641.28          1,896,375.00
   PRECISION CASTPARTS CORP., COMMON                               9,600.00                       416,777.68            450,000.00
   STOCK, NO PAR

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   PREMARK INTERNATIONAL, INC. COMMON STOCK                       34,600.00                       662,758.00            839,050.00
   PREMISYS INC COMMUNICATIONS COMMON STOCK                          200.00                         9,848.24             10,325.00
   PRENTISS PTTYS TR COMMON STOCK                                 12,500.00                       250,448.00            279,687.50
   PRESSTEK INC COMMON STOCK $0.01 PAR                             1,530.00                       106,938.71            108,630.00
   PRICE/COSTCO INC COM STK                                        9,600.00                       177,671.65            223,200.00
   PRICELLULAR CORP COMMON STOCK                                   5,250.00                        54,159.00             57,750.00
   PRIDE PETE SVCS INC COMMON STOCK                               46,430.00                       707,161.35            841,543.75
   PRIMAGAZ C/WTS 30/6/98(PRIMAGAZ)F365                               51.00                             0.00              1,074.18
   PRIMAGAZ FRF10                                                    561.00                        32,446.63             62,302.30
   PRIMARK CORP., COMMON STOCK                                     5,850.00                        94,323.00            153,562.50
   PRIME SVC INC COMMON STOCK                                     31,970.00                       764,546.60            879,175.00
   PRINS RECYCLING CORP COM STK                                      516.00                         2,885.40                274.00
   PRINTRONIX INC COMMON STOCK N.P.                                1,500.00                        20,943.71             20,812.50
   PROCTER & GAMBLE CO., COMMON STOCK, NO                         39,194.63                     2,140,373.61          4,262,416.01
   PAR
   PROGINET CORP COM STK                                           2,000.00                         9,410.00              7,000.00
   PROGRESSIVE CORP., OHIO, COMMON STOCK,                         21,900.00                     1,385,860.34          1,527,525.00
   $1 PAR
   PROJECT SOFTWARE & DEV INC COMMON STOCK                         4,700.00                       155,369.00            195,050.00
   PROMUS HOTEL CORP COM                                          12,900.00                       436,989.60            416,025.00
   PROTECTIVE LIFE CORP., COMMON STOCK                            21,850.00                       793,339.55            887,656.25
   PROVIDENT BANCORP, INC., COMMON STOCK,                          1,650.00                        51,722.00             86,212.50
   NO PAR (NEW)
   PROVIDENT BANKSHARES CORP COMMON STOCK                          3,465.00                       103,570.50            133,835.63
   PROVIDENT COS INC COM                                          11,300.00                       428,163.57            473,187.50
   PROVIDIAN CORP COMMON STOCK                                     4,200.00                       127,492.08            224,700.00
   PROXIM CORP COMMON STOCK                                          200.00                         4,828.62              3,800.00
   PUBLIC SERVICE CO. OF NEW MEXICO,                              13,900.00                       275,412.50            265,837.50
   COMMON STOCK, $5 PAR
   PUBLIC SERVICE ENTERPRISE GROUP INC.,                          11,000.00                       308,033.16            314,875.00
   COMMON STOCK
   PUBLISHING & BROAD AUD1                                         9,150.00                        38,038.15             43,073.90
   PULITZER PUBLISHING CO COMMON STOCK                             1,065.99                        40,690.43             48,502.55
   PULTE CORP COMMON STOCK                                         1,100.00                        23,361.43             33,687.50

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   PVTPL GENERAL ENVIRONMENTAL CORP COMMON                        20,000.00                        11,087.96              4,000.00
   STOCK
   PVTPL NEW HOLLAND N V COMMON STOCK                             30,200.00                       649,086.40            607,775.00
   QUAKER OATS COMPANY, COMMON STOCK,                              6,100.00                       177,903.33            240,187.50
   $5 PAR
   QUAKER STATE CORP CAPITAL STOCK $1.25%                          9,200.00                       129,353.00            157,550.00
   PAR
   QUALCOMM INC COMMON STOCK                                         500.00                        20,746.79             21,000.00
   QUANEX CORP., COMMON STOCK, $5 PAR                              7,600.00                       172,259.50            203,300.00
   QUANTUM CORP., COMMON STOCK                                       600.00                        10,428.12             16,050.00
   QUARTERDECK CORP FORMERLY QUARTERDECK                           1,000.00                         5,960.30              6,625.00
   OFFICE SYS TO 02-23-1995 COM
   QUEENS CNTY BANCORP INC COMMON STOCK                            2,533.00                        55,605.76            119,051.00
   QUESTAR CORP., COMMON STOCK, $5 PAR                             5,700.00                       194,569.50            223,012.50
   QUICKTURN DESIGN SYS INC COM STK                                7,300.00                       102,269.37            125,012.50
   QUIGLEY CORP COMMON STOCK                                       2,200.00                        11,960.00             17,875.00
   QUINTILES TRANSNATIONAL CORP COMMON                            37,250.00                     2,036,485.51          2,253,625.00
   STOCK
   QUIXOTE CORP., COMMON STOCK, $.01 2/3                             700.00                         5,006.18              6,387.50
   PAR
   QUORUM HEALTH GROUP INC COMMON STOCK                            6,700.00                       147,099.00            188,437.50
   RAC FINL GROUP INC COM STK                                      9,600.00                       445,215.77            516,000.00
   RADISYS CORP COM STK                                            6,300.00                       225,058.50            288,225.00
   RAILAMERICA INC COMMON STOCK                                      600.00                         2,463.72              3,075.00
   RAINFOREST CAFE INC COMMON STOCK                                2,550.00                        74,157.44             74,587.50
   RALSTON-RALSTON PURINA GROUP                                    4,800.00                       225,806.09            367,200.00
   RANK GROUP ORD GBP0.10                                         19,260.00                       123,850.60            140,777.65
   RATIONAL SOFTWARE CORP COM NEW                                 49,400.00                     1,494,098.16          1,741,350.00
   RAYCHEM CORP. COMMON STOCK, NO PAR                             13,000.00                       387,269.01          1,108,250.00
   RAYONIER INC COMMON STOCK                                      11,000.00                       404,559.20            426,250.00
   RAYTHEON CO., COMMON STOCK, $1.25 PAR                          10,700.00                       289,544.75            547,037.50
   READ-RITE CORP COMMON STOCK                                     4,700.00                        84,695.69            103,987.50
   READING & BATES CORP COMMON STOCK NEW                          24,900.00                       349,095.44            722,100.00
   RED BRICK SYS INC COMMON STOCK                                    300.00                        16,255.83              7,050.00
   REEBOK INTERNATIONAL, COMMON STOCK                              2,933.00                        87,339.21            111,454.00

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   REED INT'L ORD 25P                                             22,000.00                       286,535.56            426,041.37
   REGAL CINEMAS INC COMMON INC                                   22,800.00                       441,761.86            743,850.00
   RELIANCE BANCORP INC COM PAR $9.625                             6,500.00                        90,723.65            121,875.00
   RELIANCE GROUP HOLDINGS INC., COMMON                           66,100.00                       494,138.36            594,900.00
   STOCK
   RELIANCE STL & ALUM CO COMMON STOCK                             1,600.00                        48,919.50             60,000.00
   RELIASTAR FINL CORP COM                                         8,500.00                       392,810.93            473,875.00
   REMEDY CORP COMMON STOCK                                        9,000.00                       137,310.00            407,250.00
   RENAL TREATMENT CTRS INC COM STK                               12,800.00                       193,316.75            332,800.00
   RENAULT(REGIE NTL FRF25                                        21,000.00                       617,808.41            498,602.23
   RENO AIR, INC., COMMON STOCK                                      300.00                         4,115.63              2,395.20
   RENONG BERHAD MYR0.50                                          69,000.00                       107,261.36            127,216.62
   RENONG BERHAD 4% ICULS 21/5/2001 MYR1                          13,600.00                         5,453.09              5,703.66
   RENTERS CHOICE INC COMMON STOCK                                 7,700.00                       184,078.98            140,525.00
   REPAP ENTERPRISES COMMON                                          900.00                         3,737.25              3,487.50
   REPSOL SA ESP500                                                4,144.00                       137,422.61            153,440.00
   REPUBLIC IND INC COMMON STOCK                                     560.00                        15,036.69             18,690.00
   REPUBLIC NEW YORK CORP., COMMON STOCK                          20,500.00                     1,080,667.13          1,809,125.00
   RESORTS WORLD BHD MYR0.50                                      14,000.00                        74,652.89             70,346.19
   REUTERS HOLDINGS ORD GBP0.025                                  42,000.00                       443,674.41            509,888.60
   REX STORES CORP COMMON STOCK                                      100.00                         1,118.45                975.00
   REXALL SUNDOWN INC COMMON STOCK                                   600.00                        19,059.35             15,225.00
   REXEL FRF20                                                       265.00                        37,815.04             79,054.49
   REXEL INC COM                                                  12,100.00                       168,129.50            167,887.50
   REYNOLDS METALS CO., COMMON STOCK, NO                           2,900.00                       147,869.62            172,550.00
   PAR
   RFS HOTEL INVS INC COMMON STOCK                                35,000.00                       612,464.00            586,250.00
   RHON-KLINIKUM AG DEM5                                             843.00                        42,157.32             87,749.66
   RHONE-POULENC SA SPON ADR-REP 1 SH SER A                       10,261.00                       255,570.63            332,199.88
   RIGGS NATIONAL CORP., COMMON STOCK                              5,600.00                        66,556.00             96,947.20
   $2.50 PAR
   RIGHTCHOICE MANAGED CARE INC CL A COMMON                          100.00                         1,667.50                912.50
    STOCK
   RINASCENTE SPA WT(PUR ORD)30/11/99                                210.00                             0.00                 98.42

The Northern Trust Company
==========================

                 00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   RINASCENTE(LA) ITL1000                                          4,200.00                        28,189.93             24,397.33
   RITE AID CORP., COMMON STOCK, $1 PAR                            3,800.00                        82,273.34            150,575.00
   RJR NABISCO HLDGS CORP COM NEW                                 15,800.00                       422,936.70            505,600.00
   RMI TITANIUM CO                                                37,400.00                       725,067.00            869,550.00
   RMS TITANIC INC COM                                             5,000.00                         5,200.00              3,150.00
   ROADWAY EXPRESS INC DEL COM STK                                 6,900.00                       102,988.02            113,850.00
   ROBERT HALF INTERNAT'L INC COMMON STOCK                        22,600.00                       525,394.56            841,850.00
   REG
   ROCHE HLDG AG GENUSSCHEINE(PTG CERTS) NP                           39.00                       191,815.18            300,069.11
   ROCK BOTTOM RESTARANTS INC COMMON STOCK                           960.00                        11,173.76              9,120.00
   ROGERS COMM COMN STOCK  CLASS B                                30,000.00                       294,177.92            228,750.00
   ROHM & HAAS CO., COMMON STOCK,                                 11,600.00                       682,773.25            923,650.00
   $2.50 PAR
   ROHM CO JPY50                                                   7,000.00                       416,537.68            430,579.96
   ROLLS-ROYCE ORD 20P                                            10,777.00                        28,293.20             46,448.68
   ROWAN COMPANIES, INC., COMMON STOCK,                            3,900.00                        36,433.68             92,137.50
   $.125 PAR
   ROYAL BANK CANADA COM NPV                                      28,950.00                       668,269.07          1,070,869.66
   ROYAL DUTCH PETE CO                                            31,300.00                     2,830,903.08          5,317,087.50
   N.Y. REGISTRY SH PAR N 5 GLDR
   ROYAL DUTCH PETROL NLG5(BR)                                     3,398.00                       369,278.32            572,983.33
   ROYAL OAK MINES INC                                            26,100.00                       108,977.61             94,612.50
   RTZ CORP ORD 10P(REGD)                                         85,101.00                     1,177,315.90          1,431,386.44
   RUBBERMAID INC. COMMON STOCK, $1 PAR                            7,000.00                       175,924.39            168,000.00
   RUSSELL CORP., COMMON STOCK, $.01 PAR                           1,700.00                        45,846.11             48,875.00
   RYAN'S FAMILY STEAK HOUSES, INC.,                               2,300.00                        19,293.30             16,100.00
   COMMON STOCK, $1 PAR
   RYDER SYSTEM, INC., COMMON STOCK,                               3,700.00                        93,158.75            112,387.50
   $.75 PAR
   SAFECO CORP., COMMON STOCK, $5 PAR                              5,900.00                       149,352.66            245,587.50
   SAFETY-KLEEN CORP., COMMON STOCK,                               2,650.00                        57,439.56             42,068.75
   $.10 PAR
   SAFEWAY PLC ORD 25P                                            21,770.00                        85,991.68            142,297.15
   SAFRA REPUBLIC HLD USD5                                         5,000.00                       612,845.00            680,000.00
   SAGA PETROLEUM NOK15 SER'B'                                     2,060.00                        22,911.89             30,344.64
   SALOMON INC., COMMON STOCK $1.00 PAR                            4,700.00                       173,342.89            214,437.50

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   SAMSUNG ELECTRONIC GDS-REP 1/2 SH KRW500                           62.00                         1,737.86              2,588.50
   SAMSUNG ELECTRONIC GDR(1/2 VTG SH KRW500                          196.00                         5,493.87              8,183.00
   SAMSUNG ELECTRONIC GDS REP 1/2VTG(RFD 13                           76.00                             0.00              3,268.00
   SAMSUNG ELECTRONIC KRW5000                                        749.00                       104,020.41             57,603.29
   SAMSUNG ELECTRONIC NEW KRW5000(RFD-13/3/                          161.00                             0.00             11,614.45
   SANDOZ AG CHF20(REGD)                                             768.00                       807,594.74            894,024.42
   SANDVIK AB 'B'SEK5                                              3,950.00                        64,268.73             97,094.97
   SANGETSU CO JPY50                                               1,000.00                        37,271.18             22,144.11
   SANKYO CO JPY50                                                63,500.00                     1,492,054.22          1,701,889.28
   SANKYO CO LTD NPV(OTC)                                         12,000.00                       441,033.63            383,831.28
   SANMINA CORP COMMON STOCK                                      22,600.00                       760,487.75            985,925.00
   SANOFI FRF25                                                      972.00                        66,975.21             87,101.44
   SANTA FE ENERGY RES INC COM STOCK                               4,070.00                        59,349.62             59,015.00
   SANTA FE PAC GOLD CORP COMMON STOCK                             7,230.00                        86,866.52             83,145.00
   SANWA BANK JPY50                                               35,000.00                       699,224.59            578,207.38
   SAP AG DEM5                                                       300.00                        39,266.51             41,083.86
   SAPIENT CORP COMMON STOCK                                      15,200.00                       413,570.40            600,400.00
   SARA LEE CORP., COMMON STOCK                                   22,200.00                       517,413.50            871,350.00
   SASIB DI RISP ITL1000(NON CNV)                                  5,884.00                        21,824.97             11,205.44
   SBC COMMUNICATIONS INC COM                                     28,300.90                       986,758.78          1,489,334.86
   SBS TECHNOLOGIES INC COM                                          200.00                         3,219.11              5,375.00
   SCAN GRAPHICS INC COMMON STOCK                                  3,700.00                        12,348.00             12,358.00
   SCANIA AB ADR-EACH REPR 1ORD 'A'                                2,750.00                        74,463.95             68,750.00
   SCANIA AB ADR-EACH REP 1ORD 'B'                                 2,750.00                        74,463.95             68,750.00
   SCAPA GROUP ORD 25P                                            54,431.00                       193,360.60            220,420.26
   SCHERING AG DEM5                                                  387.00                        23,924.55             31,798.91
   SCHERING-PLOUGH CORP. COMMON STOCK, $1                         17,004.72                       529,133.07          1,211,586.30
   PAR
   SCHLUMBERGER LTD. COMMON STOCK, $1 PAR                         11,200.00                       660,306.35          1,164,800.00
   SCHNEIDER SA FF 50 (REGD)                                       1,670.00                        79,864.77             79,461.38
   SCHULLER CORP COM                                              12,500.00                       117,699.76            120,312.50
   SCHW BANKVEREIN CHF50(REGD)                                     3,110.00                       347,009.10            614,931.28

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   SCHWAB CHARLES CORP COMMON STOCK NEW                               40.22                           977.63              1,211.63
   SCHWEITZER-MAUDUIT INTL INC COM                                10,300.00                       294,931.00            339,900.00
   SCI SYSTEMS, INC., COMMON STOCK,                               14,572.00                       572,339.90            768,673.00
   $.10 PAR
   SCIENTIFIC GAMES HLDGS CORP COM STK                             3,300.00                       118,680.10             87,037.50
   SCIENTIFIC-ATLANTA, INC., COMMON STOCK,                         3,500.00                        36,540.75             54,250.00
   $.50 PAR
   SCOTTISH POWER PLC                                                500.00                         2,949.98              2,750.00
   SCRIBONA AB 'B'SEK2                                             1,690.00                         8,895.07             18,379.14
   SEACOR HLDGS INC COMMON STOCK                                  10,100.00                       511,230.48            638,825.00
   SEAGATE TECHNOLOGY, COMMON STOCK, NO                           10,080.00                       265,432.65            398,160.00
   PAR
   SEAGRAM CO. LTD. - LA COMPAGNIE                                26,900.00                       805,855.77          1,099,537.50
   SEAGRAM LTEE., COMMON STOCK, NO PAR
   SEALED AIR CORP., CAPITAL STOCK,                               30,780.00                       794,108.47          1,277,370.00
   $.01 PAR
   SEARS ORD 25P                                                  15,000.00                        26,617.09             23,440.26
   SEARS, ROEBUCK AND CO. COMMON STOCK,                           65,100.00                     2,743,979.96          3,238,725.00
   $.75 PAR
   SEATTLE FILMWORKS INC. COMMON STOCK                             2,300.00                        48,283.50             45,137.50
   $00.001 PAR
   SECURITY CAP CORP WIS COM STK                                   1,400.00                        84,550.06            100,100.00
   SECURITY DYNAMICS TECHNOLOGIES INC                             19,700.00                       374,300.00            810,162.50
   COMMON STOCK
   SECURITY-CONN CORP COM STK PAR $0.01                            2,300.00                        60,133.50             79,350.00
   SEGA ENTERPRISES JPY50                                          1,700.00                       105,083.28             66,625.66
   SEI INVESTMENTS CO COM STK                                      1,204.09                        27,179.74             26,947.53
   SEKISUI CHEM Y50                                               13,000.00                       129,095.26            143,936.73
   SEKISUI HOUSE Y50                                             117,000.00                     1,503,181.83          1,254,305.80
   SELECTIVE INSURANCE GROUP, INC.,                                  500.00                        13,885.00             16,875.00
   COMMON STOCK
   SEMTECH CORP., COMMON STOCK, $.01 PAR                           1,000.00                         8,800.26             17,875.00
   SENSHUKAI CO JPY50                                                800.00                        24,624.18              9,771.53
   SEOUL BANK KRW5000                                              4,000.00                        43,683.92             21,328.19
   SEQUENT COMPUTER SYS INC COMMON STOCK                             200.00                         2,816.74              3,375.00
   SERVICE CORPORATION INTERNATIONAL,                             58,000.00                     1,380,478.41          1,747,250.00
   COMMON STOCK, $1 PAR

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   SERVICE MERCHANDISE CO., INC., COMMON                           2,680.00                        14,265.64             14,740.00
   STOCK, $1 PAR
   SEVEN SEAS PETE INC COMMON STOCK                                  100.00                           818.18              1,875.00
   SHANGHAI PETROCHEM 'H'CNY1                                    232,000.00                        67,047.67             60,760.48
   SHARED MEDICAL SYSTEMS CORP., COMMON                            1,100.00                        35,296.82             54,725.00
   STOCK, $.01 PAR
   SHARP CORP JPY50                                               12,000.00                       189,666.63            187,697.72
   SHELL TRANSPORT & TRADING NY SHRS                                  52.00                         4,515.00              5,187.00
   NEW COMMON STOCK
   SHELL TRNSPT&TRDG ORD 25P(REGD)                                19,540.00                       218,526.65            324,719.98
   SHERWIN-WILLIAMS CO., COMMON STOCK,                             3,900.00                       108,204.57            221,325.00
   $6.25 PAR
   SHIN-ETSU CHEM CO Y50                                           8,000.00                       153,654.83            146,221.44
   SHINHAN BANK KRW5000                                            1,600.00                        29,454.81             27,755.59
   SHISEIDO CO Y50                                                 3,000.00                        36,330.24             36,115.99
   SHOHKOH FUND & CO JPY50                                         3,000.00                       633,408.15            659,050.97
   SHONEY'S, INC., COMMON STOCK, $1 PAR                           96,900.00                       892,316.46            799,425.00
   SHOWBIZ PIZZA TIME INC., COMMON STOCK                           1,600.00                        25,536.15             26,200.00
   NEW
   SIAM CEMENT CO THB10(ALIEN MKT)                                   640.00                        27,664.18             22,251.72
   SIAM COMMERCIAL BK THB10(ALIEN MKT)                             4,100.00                        30,963.91             35,637.52
   SIDER NACIONAL CIA SPON ADR(REP 1000 ORD                          993.00                        27,994.76             25,818.00
   SIEMENS AG DEM5                                                 9,000.00                       399,228.57            433,868.97
   SIERRA PACIFIC RESOURCES, COMMON STOCK,                         5,300.00                       131,818.50            151,712.50
   $3.75 PAR
   SIERRA SEMI CONDUCTOR COMMON STOCK                                350.00                         6,167.77              5,031.25
   SIGMA-ALDRICH, CORP., COMMON STOCK, $1                          2,300.00                        92,106.65            143,750.00
   PAR
   SIGMATRON INTL INC COMMON STOCK                                   400.00                         5,293.86              5,352.00
   SIGNET BANKING CORP., COMMON STOCK, $5                         10,500.00                       257,600.54            317,625.00
   PAR
   SILICON GRAPHICS INC., COMMON STOCK                            13,892.00                       395,447.13            276,103.50
   SILICON VALLEY GROUP INC., COMMON STOCK                        17,100.00                       332,059.12            363,375.00
   SILVERADO MINES LTD COMMON STOCK NO PAR                         3,000.00                         1,989.00              1,968.00
   SIME DARBY BHD MYR0.50                                        280,000.00                       579,453.56          1,046,884.27
   SIMON DEBARTOLO GRP REIT                                        1,239.00                        13,456.80             33,917.63

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   SIMULA INC COMMON STOCK                                         7,000.00                       117,427.23            106,750.00
   SINGAPORE AIRLINES SGc1(ALIEN MKT)                              2,000.00                        18,428.37             18,824.20
   SINGAPORE LAND SGc1                                            18,000.00                       103,780.41            103,319.19
   SINGAPORE PRESS HD SGc1(ALIEN MKT)                              7,000.00                       107,430.89            132,268.53
   SINGER CO N V COMMON STOCK                                      2,115.00                        44,225.71             47,058.75
   SITEL CORP COMMON STOCK                                        37,640.00                       298,565.15            743,390.00
   SKYWEST INC., COMMON STOCK                                          0.96                            13.61                 13.80
   SMART MODULAR TECNOLOGIES INC COMMON                              100.00                         2,121.00              2,287.50
   STOCK
   SMARTFLEX SYS INC COMMON STOCK                                  5,100.00                        96,659.79             68,850.00
   SMITH (HOWARD) AUD1                                             3,181.00                        15,565.08             25,778.17
   SMITH(DAVID S.)HLD ORD 10P                                     72,485.00                       324,240.88            384,269.28
   SMITHKLINE BEECHAM ORD 12.5P                                   36,000.00                       202,858.42            495,421.17
   SNAP-ON INC COM                                                 2,800.00                        66,359.79            101,500.00
   SNYDER COMMUNICATIONS INC COMMON STOCK                         35,240.00                       708,509.77            858,975.00
   SNYDER OIL CORP., COMMON STOCK                                    300.00                         3,038.05              5,175.00
   SOC COM DEL PLATA ARS10                                         6,200.00                        24,671.91             15,258.10
   SOC COM DEL PLATA SPON ADR-1 ORD ARS10'1                          530.00                        21,070.35             12,587.50
   SOC GENERALE FRF30                                              5,473.00                       592,721.80            598,376.86
   SODEXHO FRF100                                                    280.00                        92,113.48            140,037.53
   SOFAMOR/DANEK GROUP INC COMMON STOCK                              110.00                         3,160.36              3,093.75
   SOFTBANK CORP JPY50                                             5,180.00                       662,717.52            386,906.85
   SOFTE SA CVD WTS 24/3/97(PUR SIP)                             190,000.00                        28,334.43            240,804.79
   SOLA INTL INC COMMON STOCK                                      7,900.00                       240,362.10            277,487.50
   SOMATOGEN INC COMMON STOCK                                        300.00                         4,847.89              3,375.00
   SONAT INC., COMMON STOCK, $3.75 PAR                             3,900.00                        93,802.61            201,825.00
   SONIC CORP COMMON STOCK                                        45,200.00                       725,386.30          1,033,950.00
   SONY CORP Y50                                                   9,100.00                       565,208.06            582,943.76
   SOTHEBYS HOLDINGS INC CL A COMMON STOCK                         4,500.00                        64,202.10             79,312.50
   SOUTH WEST PPTY TR INC COMMON STOCK                            12,100.00                       148,750.81            192,087.50
   SOUTHERN CO., COMMON STOCK, $5 PAR                             30,400.00                       541,780.31            676,400.00
   SOUTHERN ENERGY HOMES INC COMMON STOCK                          4,650.00                        61,733.70             56,962.50

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   SOUTHERN PERU COPPER CORP COMMON STOCK                            500.00                         7,842.12              8,125.00
   SOUTHWEST AIRLINES CO., COMMON STOCK, $1                        9,041.00                       238,006.52            223,764.75
   PAR
   SOVEREIGN BANCORP INC COMMON STOCK                             10,900.00                       116,901.75            143,062.50
   NO PAR
   SPACELABS MEDICAL, INC., COMMON STOCK                           2,300.00                        53,612.00             45,425.00
   SPECIALTY TELECONSTRUCTORS INC COM                                500.00                         4,702.87              3,812.50
   SPECTRALINK CORP COMMON STOCK                                   3,300.00                        14,369.50             12,787.50
   SPECTRAN CORP., COMMON STOCK                                      100.00                         2,405.00              1,762.50
   SPEEDFAM INTL INC COMMON STOCK                                  6,600.00                       107,250.00            134,475.00
   SPEEDWAY MOTORSPORTS INC COMMON STOCK                          11,700.00                       297,489.34            253,012.50
   SPORTMART INC CL A                                                500.00                         1,581.68              1,470.00
   SPORTS AUTHORITY COMMON STOCK                                  11,100.00                       206,206.00            274,725.00
   SPRINGS INDUSTRIES, INC.,                                         900.00                        33,078.11             41,850.00
   CLASS A COMMON STOCK
   SPRINT CORP COMMON STOCK                                       19,430.00                       590,135.16            813,631.25
   SPSS INC COMMON STOCK                                           3,300.00                        51,628.50             95,700.00
   SPYGLASS INC COM STK                                            1,100.00                        13,046.51             11,343.20
   SSE TELECOM INC COMMON STOCK $0.01 PAR                            500.00                         6,810.95              4,375.00
   ST. JUDE MEDICAL, INC., COMMON STOCK,                           3,650.00                        99,441.55            152,387.50
   $.10 PAR
   ST. PAUL COMPANIES, INC., COMMON STOCK,                        29,100.00                     1,168,975.99          1,713,262.50
   NO PAR
   STANDARD MICROSYSTEMS CORP., COMMON                               100.00                         1,605.00              1,100.00
   STOCK, $.10 PAR
   STANDARD REGISTER CO., COMMON STOCK,                            4,200.00                        95,679.11            118,650.00
   $.50 PAR
   STANFORD TELECOMMUNICATIONS INC.,                               6,780.00                       353,122.74            194,925.00
   COMMON STOCK
   STANLEY WORKS, COMMON STOCK, $2.50                              4,000.00                        80,499.64            118,000.00
   PAR
   STAPLES INC., COMMON STOCK                                      1,200.00                        12,615.35             23,700.00
   STARBUCKS CORP COMMON STOCK                                     1,843.00                        47,762.59             63,813.88
   STATE BK OF INDIA GDR-EACH REP2SHS INR10                        5,700.00                        80,655.00             90,516.00
   STECK-VAUGHN PUBLISHING CORP COM STK                              250.00                         3,327.45              2,750.00
   STEEL DYNAMICS INC COMMON STOCK                                80,250.00                     1,362,722.70          1,464,562.50

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   STERILE RECOVERIES, INC COMMON STOCK                           48,900.00                       464,550.00            702,937.50
   STERLING BANCORP, COMMON STOCK, $1 PAR                            300.00                         4,350.79              4,462.50
   STERLING COMM INC COMMON STOCK                                    259.00                         2,887.00              8,158.50
   STERLING SOFTWARE INC., COMMON STOCK                              200.00                        10,217.00              6,625.00
   STET DI RISP ITL1000(NON CNV)                                 228,150.00                       499,291.72            701,805.37
   STET ITL1000                                                  215,420.00                       385,924.00            915,761.10
   STILLWATER MINING CO COMMON STOCK                               1,200.00                        27,799.44             21,000.00
   STONE CONTAINER CORP., COMMON STOCK,                            5,274.00                        98,151.62             81,087.75
   $1 PAR
   STORA KOPPARBERGS SEK5 SER'B'                                   3,600.00                        41,151.56             48,804.47
   STORAGE TR RLTY COMMON STOCK                                      202.00                         4,986.83              4,848.00
   STRATASYS INC COMMON STOCK                                      1,345.00                        27,802.19             22,360.63
   STRATOSPHERE CORP COMMON STOCK                                 15,000.00                        33,848.30             18,045.00
   STREAMLOGIC CORP                                                1,400.00                         8,869.42              2,011.80
   STRIDE RITE CORP., COMMON STOCK, $1 PAR                         3,100.00                        43,406.14             31,000.00
   STUDENT LN MARKETING ASSN COM NEW VTG                          31,900.00                     2,420,950.37          3,066,387.50
   STURM & RUGER & CO., INC., COMMON STOCK,                          200.00                         4,892.50              3,575.00
   $1 PAR
   SULZER AG CHF100(REGD)                                            500.00                       293,780.23            287,952.08
   SUMITOMO CORP JPY50                                            18,000.00                       178,368.97            152,636.20
   SUMITOMO ELECT IND Y50                                         18,000.00                       268,875.48            253,075.57
   SUMITOMO FORESTRY JPY50                                         6,000.00                       125,413.82             81,722.32
   SUMMIT BANCORP COM                                                  0.01                             0.00                  0.00
   SUN CO., INC., COMMON STOCK, $1 PAR                            27,100.00                       719,756.80            677,500.00
   SUN HEALTHCARE GROUP INC COMMON STOCK                              83.00                         1,038.24              1,037.50
   SUN MICROSYSTEMS INC., COMMON STOCK,                            9,580.00                       232,656.03            558,035.00
   $.00067 PAR
   SUN TRUST BANKS, INC., COMMON STOCK                            10,100.00                       214,406.60            512,575.00
   $2.50 PAR
   SUNBEAM CORP COM                                                  100.00                         2,992.50              2,762.50
   SUNDSTRAND CORP., COMMON STOCK, $1 PAR                         24,500.00                       952,032.83            955,500.00
   SUNRISE ASSISTED LIVING INC COMMON STOCK                       30,450.00                       687,225.40            738,412.50
   SUNRISE MEDICAL INC., COMMON STOCK                                100.00                         1,799.50              1,437.50

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   SUNRISE TECHNOLOGIES INTERNATIONAL INC                          5,000.00                        14,312.50              5,155.00
   COM
   SUPER VALU INC. COMMON STOCK                                   19,300.00                       587,473.91            571,762.50
   SUPERIOR CONSULTANT HLDGS CORP COMMON                          23,670.00                       469,038.99            568,080.00
   STOCK
   SUPERVISION INTL INC CL A COM STK                               3,500.00                        34,629.74             24,500.00
   SUZUKI MOTOR CORP JPY50                                        56,000.00                       694,587.74            585,588.75
   SWIFT ENERGY CO COMMON STOCK $0.01 PAR                         39,800.00                       794,899.63          1,258,675.00
   SWIFT TRANSN INC. COMMON STOCK                                  2,800.00                        53,593.40             67,373.60
   SWIRE PACIFIC 'A'HKD0.60                                      153,000.00                       762,896.06          1,449,463.27
   SWISSAIR CHF350(REGD)                                             790.00                       414,825.44            600,552.87
   SYBASE INC COMMON STOCK                                        25,900.00                       396,131.39            456,487.50
   SYKES ENTERPRISES INC COMMON STOCK                             12,600.00                       215,137.19            548,100.00
   SYMANTEC CORP COM STOCK                                           200.00                         3,470.60              2,975.00
   SYNOPSYS INC., COMMON STOCK                                       597.00                        19,843.98             26,417.25
   SYQUEST TECHNOLOGY INC COMMON STOCK                               800.00                         4,935.66              4,000.00
   SYSCO CORP., COMMON STOCK, $1 PAR                               8,200.00                       178,833.78            279,825.00
   SYSTEMS OF EXCELLENCE INC COMMON STOCK                         32,500.00                       104,032.30             35,425.00
   SYSTEMSOFT CORP COMMON STOCK                                      500.00                        14,779.60              9,187.50
   S3 INC COMMON STOCK                                            31,100.00                       559,995.84            528,700.00
   T & N ORD $1                                                   30,000.00                       105,114.31             95,273.30
   T B C CORP., COMMON STOCK                                       2,000.00                        11,987.17             14,624.00
   T CELL SCIENCE, INC.,COMMON STOCK                                 400.00                           991.54                750.00
   T R FINANCIAL CORP COMMON STOCK                                 4,200.00                       111,483.97            122,850.00
   T.I.M.SPA DI RISP ITL50                                        17,995.00                        19,667.89             23,994.60
   T.I.M.SPA ITL50                                                49,002.00                        63,820.80            115,314.43
   TABCORP HLDGS LTD AUD1                                         12,000.00                        22,889.10             55,317.55
   TALISMAN ENERGY COM NPV (USD)                                  20,000.00                       594,268.24            671,255.00
   TANDEM COMPUTERS, INC., COMMON STOCK,                          65,500.00                       791,886.22            892,437.50
   $.05 PAR
   TANDY CORP. COMMON STOCK, $1 PAR                               27,278.00                     1,118,971.42          1,149,085.75
   TANJONG GBP0.075                                               31,000.00                       113,043.26            126,330.37
   TARKETT AG DEM5                                                12,000.00                       268,109.72            258,408.69

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   TARRANT APPAREL GROUP COMMON STOCK\                               300.00                         4,275.35              4,125.00
   TCSI CORP COM STK                                                 200.00                         2,712.98              1,725.00
   TDK CORP JPY50                                                  3,000.00                       133,054.55            193,497.36
   TECH DATA CORP., COMMON STOCK                                  37,100.00                       539,993.26          1,113,000.00
   TECHNOLOGY RESOURC MYR1                                        25,000.00                        95,536.86             50,939.66
   TECO ENERGY, INC., COMMON STOCK, NO PAR                           103.48                         2,534.47              2,522.33
   TEIJIN Y50                                                     25,000.00                       131,518.91            119,288.22
   TEKTRONIX, INC. COMMON STOCK, NO PAR                            1,500.00                        49,950.17             73,125.00
   TEL-SAVE HLDGS INC COMMON STOCK                                35,900.00                       680,725.63            780,825.00
   TELCO COMMUNICATIONS GROUP INC COMMON                          27,600.00                       491,280.00            450,211.20
   STOCK
   TELE COMMUNICATIONS INC NEW COM LIBERTY                        29,575.00                       632,580.98            739,375.00
   MEDIA GROUP SER A
   TELE COMMUNICATIONS INC SER A TCI GROUP                        62,800.00                     1,002,200.03            847,800.00
   COM
   TELE DANMARK A/S ADS-EACH CNV INTO 1/2'B                       22,500.00                       581,473.48            562,500.00
   TELE DANMARK A/S SER'B'DKK10                                    9,710.00                       542,174.91            484,725.10
   TELECOM ARGENTINA SPON ADR-EACH REPR 10                        12,500.00                       527,049.46            492,187.50
   TELECOM CORP OF NZ NZD1                                       121,500.00                       378,129.75            640,798.15

   TELECOM DE CHILE SPON ADR REPR 17A COM NPV                        273.00                        25,029.08             25,969.13
   TELECOM ITALIA ITL1000                                         30,438.00                        46,590.62             71,728.98
   TELEFLEX INC., COMMON STOCK, $1 PAR                             2,600.00                       102,227.06            128,700.00
   TELEFONICA DE ARG SPON ADR-REPR 10 ORD'B                        2,900.00                       106,172.35             73,950.00
   TELEFONICA DE ESPA ESP500                                      64,229.00                       714,123.71          1,408,574.20
   TELEFONICA DEL PER ADS-EACHREP 10'B'SHS                           731.00                        14,985.50             14,163.13
   TELEPHONE AND DATA SYSTEMS, INC., COMMON                          100.00                         3,599.50              3,737.50
   STOCK, $1 PAR
   TELEVISION BROADCA HKD0.05                                    141,000.00                       616,217.12            541,606.31
   TELLABS, INC., COMMON STOCK, NO PAR                             8,000.00                       201,700.15            318,000.00
   TEMPLE INLAND INC., COMMON STOCK                               22,200.00                     1,102,409.21          1,193,250.00
   TENET HEALTHCARE CORP COM                                       9,800.00                       150,917.29            219,275.00
   TENNECO, INC. COMMON STOCK, $5 PAR                              7,719.00                       352,393.46            393,669.00
   TERA COMPUTER CO COM STK                                          500.00                         1,994.14              3,220.00
   TERADYNE, INC., COMMON STOCK, $.12 1/2                         39,600.00                       815,410.71            935,550.00
   PAR

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   TESCO ORD 5P                                                   20,000.00                        68,012.57            114,428.78
   TEXACO, INC. COMMON STOCK, $6.25 PAR                           12,300.00                       753,991.98          1,219,237.50
   TEXAS INDUSTRIES, INC., COMMON STOCK,                           4,300.00                       172,464.00            244,562.50
   $1 PAR
   TEXAS INSTRUMENTS INC., COMMON STOCK,                          34,100.00                     1,503,984.29          2,173,875.00
   $1 PAR
   TEXAS REGL BANCSHARES INC CL VTG SHS                              900.00                        16,105.32             30,375.00
   COMMON STOCK
   TEXAS UTILITIES CO., COMMON STOCK, NO                          27,100.00                     1,033,749.51          1,070,450.00
   PAR
   TEXFI INDUSTRIES INC., COMMON STOCK                               900.00                         2,997.90              2,250.00
   TEXTRON, INC., COMMON STOCK, $.25 PAR                          19,600.00                     1,423,652.32          1,869,350.00
   TF1 - TV FRANCAISE FRF10                                        5,960.00                       601,360.94            586,573.74
   THAI FARMERS BANK THB10(ALIEN MKT)                              4,300.00                        25,267.60             36,702.49
   THAI FARMERS BANK WTS 15/9/02(SUB ORD)(A                          537.00                           529.59                525.64
   THAI FUND INC COMMON STOCK                                        500.00                        10,976.68              9,437.50
   THE NEWS CORPORATION LTD.                                         200.00                         4,535.37              4,250.00
   THERAGENICS COMMON STOCK $0.01                                  1,028.00                        16,950.56             23,258.50
   THERATECH INC COMMON STOCK                                      5,800.00                        54,704.44             65,250.00
   THERMO CARDIOSYSTEMS INC COM                                      100.00                         3,249.50              3,462.50
   NONREDEEMABLE $.10 PAR
   THERMO ELECTRON CORP., COMMON STOCK,                              150.00                         5,224.50              5,437.50
   $1 PAR
   THERMO FIBERTEK INC COMMON STK                                  3,300.00                        48,719.00             33,000.00
   THERMO TECH TECHNOLOGIES INC COM STK                            4,000.00                         2,142.20              2,080.00
   THERMOLASE CORP COM                                               350.00                         7,786.84              6,518.75
   THERMOQUEST CORP COMMON STOCK                                     100.00                         1,402.95              1,400.00
   THERMWOOD CORP COMMON STOCK                                     1,500.00                         2,911.50              2,445.00
   THOMAS & BETTS CORP., COMMON STOCK,                             2,800.00                        90,161.23            126,700.00
   $.50 PAR
   THOMSON CORP COM NPV                                           36,000.00                       573,506.03            810,744.63
   THREE COM CORP COMMON STOCK                                    82,674.00                     3,760,437.11          6,210,884.25
   THREE-FIVE SYS INC, COMMON STOCK                                1,000.00                        11,991.38             12,125.00
   TIG HOLDINGS INC COMMON STOCK                                  20,100.00                       556,049.57            613,050.00
   TII INDUSTRIES INC (NEW) COMMON                                 1,450.00                        10,922.85              9,062.50

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   TIME ENGINEERING MYR1                                          19,000.00                        37,301.42             35,632.05
   TIME WARNER INC COMMON STOCK                                   25,700.00                       867,255.16          1,047,275.00
   TIMES MIRROR CO SER A NEW COM STK                               4,700.00                       124,555.66            246,162.50
   TIMKEN CO. COMMON STOCK, NO PAR                                 1,400.00                        42,487.58             63,875.00
   TITANIUM METALS CORP COMMON STOCK                              69,800.00                     1,701,549.70          2,338,300.00
   TJX COS INC COMMON NEW                                         36,600.00                     1,096,851.79          1,651,575.00
   TMC AGROWORLD CORP COM STK                                     10,500.00                             0.00              8,190.00
   TNP ENTERPRISES INC., COMMON STOCK                              4,200.00                        90,231.00            107,100.00
   TNT AUD0.50                                                    14,560.00                        22,843.72             28,697.37
   TOKIO MARINE &FIRE JPY50                                        7,000.00                        88,148.78             77,504.39
   TOKYO BROADCASTING JPY50                                       38,000.00                       641,460.40            617,750.44
   TOKYO ELECTRON Y50                                              2,000.00                        61,524.65             57,117.75
   TOKYO STEEL MANU Y50                                            5,100.00                       118,401.66             75,289.98
   TOMKINS ORD 5P                                                 48,430.00                       187,048.96            202,222.29
   TOMMY HILFIGER ORD SHARES                                      13,200.00                       299,097.15            712,800.00
   TOPPAN PRINTING CO Y50                                          8,000.00                       111,621.78            105,448.15
   TORCHMARK CORP., COMMON STOCK,  $2 PAR                          3,200.00                       128,545.93            166,400.00
   TORO CO., COMMON STOCK, $1 PAR         .                        7,200.00                       230,106.00            256,500.00
   TOSCO CORPORATION COMMON STOCK NEW                             17,500.00                       767,324.80          1,332,187.50
   TOSHIBA CORP Y50                                               75,000.00                       527,737.33            483,084.36
   TOTAL 'B'FRF50                                                  2,596.00                       167,604.89            207,626.32
   TOTAL ACCESS COMMS THB10                                        3,000.00                        18,937.50             19,350.00
   TOTAL RENAL CARE HLDGS INC COMMON STOCK                        21,498.00                       369,441.23            736,306.50
   TOTAL RESH CORP COMMON STOCK                                    2,700.00                         4,529.70              1,854.90
   TOTAL WORLD TELECOMMUNICATIONS INC COM                            500.00                         4,507.03              4,593.50
   STK
   TOWN CTRY TR SH BEN INT COM STK                                14,700.00                       210,459.21            214,987.50
   TOYOTA MOTOR CORP JPY50                                        51,000.00                       939,518.39          1,393,760.99
   TOYS "R" US, INC., (HOLDING COMPANY)                           29,550.00                       753,743.52          1,019,475.00
   $.10 PAR
   TRACOR INC NEW COMMON STOCK NEW                                 7,400.00                       133,720.96            162,800.00
   TRANS WORLD AIRLINES INC COMMON SOTCK                           5,629.00                        56,498.54             43,624.75

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   TRANSACTION SYS ARCHITECTS INC COMMON                          16,750.00                       137,171.51            607,187.50
   STOCK
   TRANSAMERICA CORP., COMMON STOCK, $1 PAR                        3,000.00                       144,564.69            238,125.00
   TRANSCANADA PIPELINES LTD., COMMON                             24,000.00                       380,640.00            429,000.00
   STOCK, $.33 1/3 PAR
   TRANSNET CORP COMMON STOCK                                      1,000.00                         4,027.50              3,000.00
   TRANSOCEAN OFFSHORE INC                                        14,500.00                       481,585.14            873,625.00
   TRANSPORT GAS SUR SPN ADR 5'B'ARS1(REG S                        1,307.00                        17,644.50             16,174.13
   TRANSWITCH CORP COMMON STOCK                                    1,500.00                        19,365.14              8,812.50
   TRAVELERS GROUP INC COM                                        82,366.66                     2,127,288.42          3,706,499.70
   TRIBUNE CO., COMMON STOCK, NO PAR                               2,800.00                       143,249.94            242,200.00
   TRICORD SYSTEMS INC COMMON STOCK                               10,000.00                        20,468.60             19,690.00
   TRIMBLE NAV LTD COM STOCK                                       2,500.00                        54,385.47             34,375.00
   TRIMEDYNE INC., COMMON STOCK                                      300.00                         1,169.21              1,014.00
   TRINET CORP RLTY TR INC COMMON STOCK                              450.00                        13,715.94             15,356.25
   TRINITY INDUSTRIES, INC., COMMON                               17,900.00                       575,943.21            617,550.00
   STOCK, $1 PAR
   TRINOVA CORP., COMMON STOCK                                     1,300.00                        36,434.57             47,450.00
   TRIUMPH GROUP INC NEW COMMON STOCK                             19,170.00                       393,295.72            503,212.50
   TRW, INC., COMMON STOCK, $1.25 PAR                              2,900.00                       174,069.12            282,387.50
   TUBOSCOPE VETCO INTL CORP COMMON STOCK                            300.00                         4,215.81              4,612.50
   TUESDAY MORNING CORP COMMON STOCK                                 100.00                         1,384.96              2,150.00
   $0.01 PAR
   TUPPERWARE CORP COMMON STOCK                                    2,800.00                        59,151.61            148,400.00
   TYCO INTERNATIONAL LTD. COMMON                                  6,900.00                       175,957.33            377,775.00
   STOCK, $1 PAR
   TYLAN GEN INC COMMON STOCK                                      3,500.00                        40,066.25             45,500.00
   U S BIOSCIENCE INC COM PAR 0.01 NEW                               200.00                         3,822.68              2,400.00
   U S WEST INC COM-MEDIA GROUP COMMON                            28,350.00                       175,623.72            542,193.75
   STOCK
   U.S. AIR GROUP, COMMON STOCK, $1 PAR                           14,851.00                       263,376.62            345,285.75
   U.S. BANCORP, COMMON STOCK, $5 PAR                              7,000.00                       193,064.15            299,250.00
   U.S. LONG DISTANCE CORP., COMMON STOCK                          1,000.00                         9,489.08              8,937.00
   (NEW)
   U.S. ROBOTICS CORP COM                                            915.00                        53,470.63             71,941.88

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   UAL CORP COM STK PAR $0.01                                  2,941,181.00                   119,703,792.93        169,117,907.50
   UCB CAP NPV                                                        24.00                        17,110.48             59,848.48
   UGI CORP COMMON STOCK NEW                                       6,900.00                       162,822.46            150,937.50
   UICI COMMON STOCK                                                 200.00                         4,082.40              5,600.00
   ULTRADATA SYS INC COMMON STOCK                                  3,000.00                             0.00             24,000.00
   ULTRATECH STEPPER INC COM STK                                  37,600.00                     1,043,145.03            855,400.00
   UNCLE B S BAKERY INC COMMON STOCK                               4,000.00                        16,689.00             12,000.00
   UNICEM(UNION CEM) ITL1000                                       2,109.00                        11,268.72             14,241.72
   UNICOM CORP COMMON                                              9,700.00                       280,743.36            258,262.50
   STOCK
   UNIDANMARK 'A' DNKR100                                            790.00                        28,239.63             39,436.95
   UNILAB CORPORATION COMMON STOCK NEW                               500.00                         1,169.21                281.00
   UNILEVER NV (NEW YORK SHARES)                                   2,200.00                       260,920.32            380,875.00
   UNILEVER NV CVA NLG4                                            1,160.00                       136,410.88            200,715.55
   UNION BANKSHARES LTD COMMON  STOCK                              3,000.00                        34,765.70             50,250.00
   UNION CAMP CORP. COMMON STOCK, $1 PAR                           3,100.00                       138,821.10            152,287.50
   UNION CARBIDE CORP., COMMON STOCK, $1                           5,900.00                       120,354.75            272,137.50
   PAR
   UNION ELECTRIC CO., COMMON STOCK, $5 PAR                        4,600.00                       165,909.49            182,850.00
   UNION PACIFIC CORP., COMMON STOCK, $5                          32,000.00                     1,032,721.14          1,864,000.00
   PAR
   UNION PACIFIC RESOURCES GROUP INC COMMON                       40,216.00                       794,197.94          1,201,453.01
   STOCK
   UNION PLANTERS CORP., COMMON STOCK, $5                         25,900.00                       928,243.00          1,071,612.50
   PAR
   UNION TEX PETE HLDGS INC COM STOCK                             30,200.00                       588,218.89            671,950.00
   UNIONBANCAL CORP COM                                            1,500.00                        75,067.50             81,750.00
   UNIPHASE CORP COMMON STOCK                                     19,210.00                       576,300.00          1,142,995.00
   UNISYS CORP., COMMON STOCK                                      7,800.00                       101,064.01             59,475.00
   UNITED DENTAL CARE INC DEL COMMON STOCK                        13,790.00                       387,961.54            386,120.00
   UNITED DOMINION REAL ESTATE, COMMON                               500.00                         7,726.93              7,375.00
   STOCK
   UNITED ENG (MALAY) MYR0.50                                     27,000.00                       138,188.73            244,629.08
   UNITED HEALTHCARE CORP., COMMON STOCK                          18,100.00                       813,057.62            780,562.50

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   UNITED ILLUMINATING CO., COMMON STOCK,                          3,700.00                       110,471.25            123,487.50
   NO PAR
   UNITED MERIDAN CORP COMMON STOCK                               19,350.00                       902,666.90            986,850.00
   UNITED NEWS & MEDI ORD 25P                                     20,290.00                       207,778.21            230,641.79
   UNITED STATES FILTER CORP., COMMON STOCK                       25,375.00                       444,676.13            869,093.75
   (NEW)
   UNITED STATES SURGICAL CORP., COMMON                            2,800.00                       191,468.37            112,350.00
   STOCK, $.10 PAR
   UNITED TECHNOLOGIES CORP., COMMON STOCK                        18,800.00                     1,715,371.06          2,636,700.00
   $5 PAR
   UNITED VIDEO SATELLITE GROUP INC CL A                           2,300.00                        34,897.68             35,075.00
   COMMON STOCK
   UNITED WIS SVCS INC. COMMON STOCK                               2,500.00                        65,850.00             64,687.50
   UNITRIN INC. COMMON STOCK                                       2,700.00                       138,091.50            143,775.00
   UNITRODE CORP., COMMON STOCK, $.20 PAR                          4,000.00                       111,180.00            107,500.00
   UNIVERSAL CORP VA COMMON STOCK                                 11,400.00                       284,341.49            327,750.00
   UNIVERSAL HEALTH SERVICES, INC., CLASS                         16,100.00                       369,257.00            454,825.00
   B COMMON STOCK, $.01 PAR
   UNIVISION COMMUNICATIONS INC COMMON                            27,200.00                       817,632.00          1,081,200.00
   STOCK
   UNOCAL CORP. COMMON STOCK, $8 1/3 PAR                          11,200.00                       280,949.88            456,400.00
   UNR INDUSTRIES, INC., COMMON STOCK,                               200.00                         1,346.89              1,375.00
   $2.50 PAR
   UNUM CORPORATION COMMON STOCK                                   3,300.00                       185,403.57            234,712.50
   UNY CO JPY50                                                    5,000.00                        97,173.30             90,949.03
   US DIAGNOSTIC INC                                              15,925.00                       160,237.55            170,190.48
   US INDUSTRIES INC NEW COM                                      18,900.00                       502,228.00            557,550.00
   US WEST COMMUNICATIONS GROUP                                   64,669.61                     2,113,280.97          2,020,925.31
   USA WASTE SVCS INC COM STOCK $.01                              41,600.00                       749,028.04          1,341,600.00
   PAR
   USF & G CORP., COMMON STOCK, $2.50 PAR                          5,300.00                        98,870.98            106,000.00
   USLIFE CORP. COMMON STOCK, $1 PAR                              16,050.00                       462,519.74            495,543.75
   UST INC COMMON STOCK                                            8,700.00                       212,654.35            283,837.50
   USX - MARATHON GROUP COMMON STOCK NEW                          13,560.00                       297,422.13            310,185.00
   USX-US STEEL GROUP COMMON STOCK                                20,650.00                       726,370.16            622,081.25
   UTD INDUSTRIAL CP SGD1                                         36,000.00                        34,442.44             30,803.24

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   UTD O/S BANK SGc1 (ALIEN MARKET)                               13,320.00                        95,053.26            141,515.21
   UTD O/S BANK WTS 25/2/97(PUR ORD)                               4,439.00                        15,007.69             15,762.57
   UTILICORP UNITED, INC., COMMON STOCK,                          12,700.00                       351,931.00            341,312.50
   $1 PAR
   V. F. CORP., COMMON STOCK, NO PAR                              16,834.00                       849,674.25          1,142,607.75
   VALEO FRF20                                                    15,210.00                       548,792.33            934,279.48
   VALERO ENERGY CORP., COMMON STOCK, $1                          37,500.00                       777,985.16          1,125,000.00
   PAR
   VALSPAR CORP., COMMON STOCK, $1 PAR                             1,600.00                        73,032.00             91,800.00
   VALUJET INC COM                                                10,175.00                       113,100.42             91,575.00
   VANGUARD CELLULAR SYSTEMS, INC., CLASS                         19,300.00                       318,074.75            325,687.50
   A COMMON
   VANTIVE CORP COMMON STOCK                                      12,846.00                       247,529.05            443,187.00
   VARCO INTERNATIONAL, INC., CAPITAL                                400.00                         4,627.43              9,150.00
   STOCK, NO PAR
   VARI-L INC COMMON STOCK                                           500.00                         4,325.65              4,562.50
   VEBA AG DEM5                                                    9,100.00                       257,875.25            532,525.54
   VEECO INSTRUMENTS INC DEL COMMON STOCK                          2,500.00                        58,661.44             42,187.50
   VENCOR INC COMMON STOCK                                         3,900.00                       102,209.25            126,262.50
   VENTRITEX INC COMMON STOCK DELEWARE                             4,000.00                        72,185.60             93,000.00
   VENTURE STORES INC COM STK                                      6,000.00                        28,263.14             19,500.00
   VERITAS DGC INC COM STK                                        59,800.00                       959,851.78          1,278,225.00
   VERITAS SOFTWARE CO COMMON STOCK                                6,450.00                       115,531.11            299,118.75
   VETERINARY CTRS AMER INC COMMON STOCK                           1,300.00                        11,777.22             13,812.50
   VIACOM COMMON STOCK CL B                                       35,016.00                     1,359,895.84          1,321,854.00
   VIAD CORP COMMON STOCK                                          1,100.00                        17,616.48             17,325.00
   VICAL INC COMMON STOCK                                            300.00                         5,067.53              5,550.00
   VIDAMED INC COMMON STOCK                                       13,500.00                       202,894.73            143,437.50
   VIDEOLABS INC COMMON STOCK                                      1,000.00                         3,715.00              1,000.00
   VIISAGE TECHNOLOGY INC COMMON STOCK                            65,000.00                       774,150.00            918,125.00
   VINCAM GROUP INC COMMON STOCK                                  26,350.00                       663,046.62            915,662.50
   VISHAY INTERTECHNOLOGY, INC., COMMON                              515.00                        12,628.96             10,815.00
   STOCK, $.10 PAR
   VISIO CORP COM STK                                              7,900.00                       393,259.00            391,050.00

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   VITESSE SEMICONDUCTOR CORP COMMON                                 400.00                         9,674.56             19,100.00
   VIVRA INC., COMMON STOCK                                        9,000.00                       197,456.82            276,750.00
   VLSI TECHNOLOGY, INC., COMMON STOCK, NO                        44,800.00                       884,439.71          1,030,400.00
   PAR
   VOICE POWERED TECHNOLOGY INTL INC COMMON                        4,600.00                         9,721.50              3,450.00
   STOCK
   VOLKSWAGEN AG DEM50(VAR)                                        1,800.00                       376,366.96            721,943.92
   VOLVO(AB) ADR(CNV TO 1'B'SEK5-FREE)                             9,000.00                       148,166.15            195,750.00
   VTEL CORP COM STK                                                 100.00                         1,339.39              1,012.50
   VULCAN MATERIALS CO., COMMON STOCK,                             4,700.00                       292,484.50            292,575.00
   $1 PAR
   WABASH NATL CORP COMMON STOCK                                     600.00                        12,758.79             10,575.00
   WACHOVIA CORP COMMON STOCK NEW $5.00                            7,500.00                       298,027.22            450,000.00
   PAR
   WACKENHUT CORRECTIONS CORP COMMON STOCK                         8,800.00                       314,200.42            151,800.00
   WAKO SECS CO Y50                                               88,000.00                       614,365.99            524,288.22
   WAL-MART STORES, INC. COMMON STOCK,                           149,800.00                     3,435,880.01          3,819,900.00
   $.10 PAR
   WALBRO CORP., COMMON STOCK, $1 PAR                                100.00                         1,867.50              1,975.00
   WALGREEN CO. COMMON STOCK, $1.25 PAR                           11,565.27                       220,102.37            482,850.02
   WALL DATA INC COMMON STOCK                                      1,250.00                        16,887.24             18,437.50
   WALL STR FINL CORP COM NEW                                     15,000.00                         6,376.50              2,100.00
   WALT DISNEY COMPANY (HOLDING COMPANY)                          47,044.58                     2,391,903.82          3,469,537.78
   COMMON STOCK
   WARNACO GROUP INC CL A COMMON STOCK                            50,700.00                     1,156,054.70          1,349,887.50
   WARNER LAMBERT CO., COMMON STOCK, $1 PAR                       12,200.00                       406,228.79            872,300.00
   WASHINGTON FED INC COM                                         31,660.00                       748,495.00            842,947.50
   WASHINGTON MUT INC COM STK                                     16,900.00                       442,749.15            735,150.00
   WASHINGTON NATIONAL CORP., COMMON STOCK                         4,900.00                       144,642.00            136,587.50
   $5 PAR
   WASHINGTON WATER POWER CO., COMMON                              9,900.00                       179,498.00            186,862.50
   STOCK, NO PAR
   WATERS CORP COMMON STOCK                                       32,500.00                       712,920.53            881,562.50
   WATKINS-JOHNSON CO., COMMON STOCK,                              1,158.21                        33,430.89             30,113.46
   NO PAR
   WATSON PHARMACEUTICALS INC COMMON STOCK                         6,700.00                       271,825.75            261,300.00

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   WEBB, DEL CORP., COMMON STOCK                                  55,600.00                     1,040,288.53            938,250.00
   WELLS FARGO & CO. COMMON STOCK, $5 PAR                          4,233.00                       393,088.20          1,204,817.63
   WENDY'S INTERNATIONAL, INC., COMMON                             5,800.00                        81,391.41            123,975.00
   STOCK, NO PAR
   WEST MARINE INC COMMON STOCK                                   20,000.00                       643,200.00            670,000.00
   WESTCORP INC., COMMON STOCK                                     2,730.00                        46,207.20             64,496.25
   WESTERN ATLAS INC COMMON STOCK                                  8,400.00                       318,608.37            592,200.00
   WESTERN DIGITAL CORP., COMMON STOCK,                              300.00                         5,103.60             16,125.00
   $.10 PAR
   WESTERN GAS RES INC COMMON STOCK                               29,800.00                       494,829.00            562,475.00
   WESTERN PAC AIRLS INC COMMON STOCK                                100.00                         1,499.19                850.00
   WESTINGHOUSE ELECTRIC CORP., COMMON                            20,900.00                       398,361.77            391,875.00
   STOCK, $3.125 PAR
   WESTPAC BANK CORP AUD1                                        151,628.00                       407,994.21            907,678.48
   WESTVACO CORP. COMMON STOCK, $5 PAR                             4,550.00                       107,953.08            128,537.50
   WEYERHAEUSER CO., COMMON STOCK, $1.875                         29,050.00                       909,176.74          1,336,300.00
   PAR
   WHARF(HLDGS) HKD1                                              44,000.00                       193,645.77            227,625.45
   WHIRLPOOL CORP. COMMON STOCK, $1 PAR                           19,900.00                       735,898.87            995,000.00
   WHITMAN CORP COMMON STOCK                                       4,700.00                        65,084.83            108,100.00
   WHITTAKER CORP COM PAR NEW                                        100.00                         1,473.80              1,400.00
   WICOR, INC., COMMON STOCK, $1 PAR                               5,100.00                       184,339.50            185,512.50
   WILLAMETTE INDUSTRIES INC., COMMON STOCK                        2,500.00                       169,466.64            170,000.00
   $.50 PAR
   WILLIAMS COMPANY INC COMMON STOCK $1 PAR                        4,700.00                       120,021.77            263,787.50
   WILLIAMS SONOMA INC., COMMON STOCK                             15,150.00                       495,544.48            526,462.50
   WIND RIV SYS INC COMMON STOCK                                  20,840.00                       619,990.00          1,023,765.00
   WINN-DIXIE STORES, INC., COMMON STOCK,                          6,800.00                       162,239.14            228,650.00
   $1 PAR
   WINSTAR COMMUNICATIONS INC COMMON STOCK                           100.00                         1,965.77              2,075.00
   WIRELESS TELECOM GROUP INC COMMON STOCK                         2,600.00                        36,496.82             26,000.00
   WISCONSIN CENT TRANSN CORP COMMON     LM                       19,060.00                       330,722.05            776,695.00
   WISCONSIN ENERGY COMMON STOCK                                     100.00                         3,030.00              2,675.00
   WMC LTD AUD0.50                                               124,656.00                       425,858.52            791,905.00
   WMX TECH INC COMMON STOCK                                      55,700.00                     1,718,843.25          2,005,200.00

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   WOLTERS KLUWER CVA NTFL1                                        6,295.00                       416,359.21            823,126.32
   WOLVERINE TUBE INC COM STK                                      6,500.00                       258,168.40            242,125.00
   WOLVERINE WORLD WIDE, INC., COMMON                             13,200.00                       235,950.98            354,750.00
   STOCK, $1 PAR
   WOODSIDE PETROLEUM AUD0.50                                     11,000.00                        41,741.79             77,315.89
   WOOLWORTH CORP COMMON STOCK                                     6,100.00                       149,429.23            146,400.00
   WORLD FUEL SERVICES CORP COM                                    4,950.00                        76,238.40             94,668.75
   WORLDCOM INC GA COM                                            32,253.00                       764,449.13            745,850.63
   WORTHINGTON INDUSTRIES, INC., COMMON                            4,050.00                        63,052.02             80,493.75
   STOCK, NO PAR
   WRIGLEY, WM., JR., CO.,                                         5,200.00                       149,120.93            303,550.00
   CAPITAL STOCK, NO PAR
   WYMAN-GORDON CO., COMMON STOCK, $1 PAR                         22,860.00                       467,742.00            488,632.50
   XCELLENET INC COM STK                                             100.00                         1,849.50              1,700.00
   XEROX CORP. COMMON STOCK, $1 PAR                               46,978.00                     1,666,081.56          2,307,794.25
   XICOR, INC., COMMON STOCK, NO PAR                                 100.00                           716.48                962.50
   XLCONNECT SOLUTIONS INC COMMON STOCK                           17,060.00                       392,224.00            481,945.00
   XOMA CORP., COMMON STOCK                                          500.00                         2,025.87              1,968.50
   XYLAN CORP COMMON STOCK                                        24,800.00                       782,987.50            917,600.00
   YAHOO INC COMMON STOCK                                            100.00                         3,099.50              1,912.50
   YAMANOUCHI PHARM JPY50                                         18,000.00                       368,150.56            366,959.58
   YAMATO TRANSPORT Y50                                           45,000.00                       541,185.04            474,516.70
   YASUDA FI & MAR Y50                                            78,000.00                       455,826.15            494,182.78
   YIZHENG CHEM FIBRE 'H'CNY1                                    195,000.00                        72,748.61             44,386.96
   YOUNG BROADCASTING INC CL A COMMON STOCK                       30,400.00                     1,011,940.00            923,400.00
   YPF SA SPON ADR(REP 1 CL'D'ARS10)                              17,816.00                       404,794.56            414,222.00
   YUE YUEN INDL HKD0.10                                         500,000.00                       120,295.55            168,132.44
   YUKONG KRW5000                                                    461.00                        15,983.69             10,621.99
   YURTEC JPY50                                                    2,730.00                        60,008.52             38,143.23
   ZALE CORP NEW COM STK                                          34,400.00                       586,554.05            683,700.00
   ZAPPA RES LTD COM STK                                           2,000.00                         1,183.00              2,100.00
   ZENECA GROUP ADR(REPR 3 OR 25P)(LDN EXC)                          800.00                        66,724.58             66,400.00
   ZENECA GROUP ORD 25P                                           30,000.00                       837,158.38            826,710.13

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   ZENITH ELECTRONICS CORP., COMMON STOCK,                           300.00                         4,942.10              3,975.00
   $1 PAR
   ZENITH NATIONAL INSURANCE CORP., COMMON                         1,500.00                        40,305.00             41,250.00
   STOCK, $1 PAR
   ZILA INC COMMON PAR $0.01                                         400.00                         2,899.65              2,900.00
   ZILOG INC COMMON STK                                              400.00                        14,252.72              8,950.00
   ZITEL CORP COMMON STOCK                                           200.00                         4,627.43              9,150.00
   ZOLTEK COS INC COMMON STOCK                                     1,525.00                        52,667.94             54,518.75
   ZOOM TELEPHONICS COMMON STOCK                                     325.00                         8,625.76              3,371.88
   ZURICH VERSICHERUN CHF10(REGD)                                  1,350.00                       304,981.36            383,552.18
   ZURN INDUSTRIES, INC., COMMON STOCK,                            3,800.00                        96,976.00            108,775.00
   $.50 PAR
   ZYGO CORP COM STOCK $.10 PAR                                    2,300.00                        64,469.00             91,425.00
   1/10 BERKSHIRE HATHAWAY INC DEL CL A COM                           30.00                       104,087.14             99,600.00
   STK
   3DO CO COMMON STOCK                                               230.00                         2,486.06              1,480.51
   360 COMMUNICATIONS CO                                               1.00                            16.99                 23.75
         TOTAL CORPORATE STOCKS - COMMON                                                      881,613,483.81      1,187,439,171.32

   PARTNERSHIP/JOINT VENTURE INTERESTS
   ===================================
   MLP LEVIATHAN GAS PIPELINE PARTNERS LP                            200.00                         9,221.32              9,100.00
   PREF UNIT
   MLP RED LION INNS LTD PARTNERSHIP UNIT                            400.00                         9,716.23              9,600.00
   LTD PARTNERSHIP INT MASTER LIMITED
   PARTNERSHIP
   MLP SERVICEMASTER LIMITED PARTNERSHIP                             750.00                        16,004.98             19,312.50
   COMMON STOCK
   LIMITED PARTNERSHIP
   MLP TERRA NITROGEN CO L.P SR PFD                                  200.00                         9,045.79              8,625.00
         TOTAL PARTNERSHIP/JOINT VENTURE INTERESTS                                                 43,988.32             46,637.50

   INTEREST IN REGISTERED INVESTMENT CO.
   =====================================
   ADVISORS INNER CIRCLE FD TURNER SMALL                           2,146.84                        50,000.00             48,346.84
   CAP FD
   DOMINION RES BLACK WARRIOR TR UNIT BEN                            200.00                         3,679.76              4,050.00
   INT
   FIRST AUSTRALIA PRIME INCOME FUND INC.,                         1,012.71                         5,601.16              9,240.98
   COMMON STOCK

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   MFC ASIA TIGERS FD INC                                            516.00                         6,288.87              5,676.00
   MFC CHILE FUND INC., COMMON STOCK                               6,178.00                       149,041.93            138,232.75
   CLOSED END FUND
   MFC DUFF & PHELPS UTILITIES INCOME INC                            800.00                         7,251.60              6,900.00
   CLOSED END FUND
   MFC EMERGING MKTS SOVEREIGN INCOME FUND,                          300.00                         4,728.02              5,475.00
   INC., CLOSED END FUND
   MFC FIDELITY ADVISOR KOREA FD INC COM                             800.00                        10,124.76              7,700.00
   MFC H & Q LIFE SCIENCES INVESTORS SH BEN                          600.00                         9,106.60              7,800.00
   INT
   MFC JARDINE FLEMING CHINA REGION FUND                             115.00                         1,345.74              1,236.25
   INC
   MFC LATIN AMER GROWTH FD INC                                      583.00                         6,291.26              5,757.13
   MFC MFS GOVT MKTS INC TR SH BEN INT                             1,000.00                         6,462.91              6,625.00
   CLOSE END FUND
   MFC MORGAN STANLEY EMERGING MARKETS                               500.00                         8,092.88              7,593.50
   FUND INC., COMMON STOCK
   MFC PAKISTAN INVT FD INC COM                                    1,850.00                        12,737.16             10,406.25
   MFC SOUTHERN AFRICA FUND INC COM                                  200.00                         3,384.85              3,300.00
   MFC TEMPLETON DRAGON FD INC COM                                 3,300.00                        43,944.89             51,562.50
   MFC TEMPLETON RUSSIA FUND INC                                     500.00                        10,475.15             12,062.50
   MFC THE MEXICO FUND, INC., COMMON STOCK                           200.00                         3,050.64              3,025.00
   CLOSED END FUND
   MFO ACCOLADE FDS UNITED SVCS BONNEL                             7,008.95                       115,400.95            123,918.24
   GROWTH FD
   MFO ACORN FUND, INC., CAPITAL STOCK $1                          1,525.99                        20,315.87             24,598.96
   PAR OPEN END FUND
   MFO ADVISORS INNER CIRCLE FUND II PBHG                          1,476.02                        16,000.00             16,501.90
   INTL FD
   MFO AIM CONSTELLATION FUND OPEN END FUND                       99,446.58                     2,390,445.10          2,660,196.02
   MFO AIM EQUITY FUNDS, INC.,                                     6,315.11                       119,577.31            134,638.15
   WEINGARTEN FUND RETAIL CLASS
   OPEN END FUND
   MFO AIM EQUITY FUNDS, INC.,                                    29,322.89                       312,685.09            348,942.39
   CHARTER FUND RETAIL CLASS
   OPEN END FUND
   MFO AIM INTERNATIONAL EQUITY FUND                             530,390.63                     7,806,400.92          8,533,985.24
   MFO AIM VALUE FUND CLASS A                                     36,794.37                     1,007,653.85          1,126,275.67
   MFO BABSON VALUE FD INC OPEN END FUND                             435.13                        15,228.54             16,817.77

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   MFO BARON ASSET FD GROWTH & INCOME FD                           1,382.11                        25,500.00             49,037.26
   MFO BARON ASSET FD SH BEN INT                                   7,440.57                       263,592.57            263,991.42
   MFO BENHAM EQUITY FDS GOLD EQUITY INDEX                         5,435.28                        78,329.88             66,310.42
   FUND, OPEN END FUND
   MFO BENHAM EQUITY FDS INCOME & GROWTH FD                           -0.01                             0.00                  0.00
   MFO BENHAM GOVT INCOME TR LONG TERM                             2,282.63                        30,713.76             23,031.74
   TREAS AND AGY FD
   MFO BENHAM INTL FDS EUROPEAN GOVT BD FD                           881.74                        27,767.51             10,713.14
   OPEN END FUND
   MFO BENHAM TARGET MATS TR SER 2020                             14,757.44                       324,719.72            373,805.96
   MFO BENHAM TARGET MATS TR SER 2005                              2,020.99                       112,367.20            124,998.23
   MFO BENHAM TARGET MATS TR SER 2000 OPEN                           621.81                        50,000.00             51,504.52
   END FUND
   MFO BERGER INVT PORTFOLIO TR NEW                                  574.04                         6,407.05              6,687.57
   GENERATION FD
   MFO BERGER ONE HUNDRED FD INC OPEN END                          1,409.10                        27,000.00             29,436.10
   FD
   MFO BRANDYWINE FUND INC., COMMON STOCK,                         5,872.29                       173,705.40            202,770.17
   $.01 PAR OPEN END FUND
   MFO CALDWELL & ORKIN FDS INC AGGRESSIVE                        35,778.88                       552,103.29            581,764.59
   GROWTH FD
   MFO CAPPIELLO RUSHMORE TR GOLD FD                               5,945.57                        64,568.91             52,083.19
   MFO CAPPIELLO RUSHMORE TR EMERGING                                551.34                         8,000.00              9,086.08
   GROWTH FD
   MFO COHEN AND STEERS REALTY SHS INC COM                         3,282.44                       137,594.02            134,448.74
   MFO CRABBE HUSON EQUITY FUND OPEN END                             517.87                        10,000.00             10,626.69
   FUND
   MFO DODGE & COX STOCK FUND OPEN END FD                             35.40                         2,573.30              2,932.89
   MFO DREYFUS APPRECIATION FD INC                                16,959.43                     1,010,345.29            479,273.49
   MFO DREYFUS FD INC COM                                            672.24                         7,573.64              8,087.05
   MFO DREYFUS GROWTH & INCOME FD INC                              1,333.33                        26,101.47             28,333.26
   MFO DREYFUS GROWTH OPPORTUNITY FD                                 545.99                         5,105.65              5,994.97
   MFO DREYFUS NEW LEADERS FUND, OPEN END                              0.01                             0.00                  0.00
   FUND
   MFO DREYFUS PREMIER STRATEGIC INVESTING                         2,580.61                        55,259.89             62,812.05
   CL A
   MFO DREYFUS SHORT INTER GOVT FD SH BEN                          1,618.62                        17,593.30             17,723.89
   INT OPEN END FD

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   MFO DREYFUS THIRD CENTY FD INC OPEN                             5,965.27                        55,838.73             63,530.13
   END FUND
   MFO EATON VANCE GROWTH TR EV CLASSIC                            1,563.65                        20,043.74             21,437.64
   GROWTH FD
   MFO EATON VANCE SPL INVT TR EV CLASSIC                            603.94                         7,223.16              8,467.24
   SPL EQUITIES FD
   MFO EATON VANCE SPL INVT TR EV CLASSIC                          4,985.18                        50,457.89             51,945.58
   TOTAL RETURN FD
   MFO FEDERATED HIGH YIELD TR SH BEN INT                          7,239.16                        66,667.77             66,889.84
   OPEN END FUND
   MFO FEDERATED INCOME TRUST OPEN END                             1,136.58                        11,638.79             11,684.04
   FUND
   MFO FEDERATED U S GOVT BD FD SH BEN INT                           952.29                        10,027.82             10,132.37
   MFO FIDELITY BALANCED FUND, OPEN END FD                         5,346.73                        71,835.34             77,099.85
   MFO FIDELITY CHARLES STR TR ASSET                                 323.00                         5,039.00              5,865.68
   MANAGED GROWTH FD
   MFO FIDELITY CONTRAFUND INC                                       326.00                        12,839.27             14,432.02
   OPEN END FD
   MFO FIDELITY EQUITY INCOME FUND NUMBER                            115.44                         3,615.55              2,905.62
   2 OPEN END FUND
   MFO FIDELITY EQUITY INCOME FUND REAL                            2,733.90                        47,033.88             45,218.71
   ESTATE INVT PORTFOLIO OPEN END FUND
   MFO FIDELITY EQUITY-INCOME FUND INC.                          206,679.55                     8,115,168.65          9,279,911.80
   OPEN END FUND
   MFO FIDELITY FUND, OPEN END FUND                                  119.33                         3,099.56              3,054.85
   MFO FIDELITY INVT TR DIVERSIFIED INTL FD                          772.20                        10,070.00             11,722.00
   OPEN END FUND
   MFO FIDELITY INVT TR SOUTHEAST ASIA FD                            619.58                        10,070.00              9,758.39
   MFO FIDELITY LOW PRICED STOCK FUND                                624.29                        12,283.62             13,153.79
   MFO FIDELITY MAGELLAN FUND, INC., OPEN                         25,622.01                     2,177,744.95          2,123,808.41
   END FUND
   MFO FIDELITY MT VERNON STR TR GROWTH CO                        42,275.82                     1,618,401.01          1,840,689.21
   FUND, OPEN END FUND
   MFO FIDELITY MT VERNON STR TR NEW                                 283.29                         5,039.00              5,889.60
   MILLENIUM FD
   MFO FIDELITY NEW LATIN AMERICA FUND OPEN                        1,198.24                        14,890.96             15,277.56
   END FUND
   MFO FIDELITY NEW MARKETS INCOME OPEN END                          573.84                         6,704.25              7,459.92
   FUND
   MFO FIDELITY OTC PORTFOLIO, OPEN END                           24,966.03                       781,431.54            860,079.73
   FUND

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   MFO FIDELITY OVERSEAS FUND, OPEN END                           10,960.46                       341,969.90            358,626.25
   FUND
   MFO FIDELITY SECS FD GROWTH & INC FD                              372.84                        10,535.65             11,669.89
   MFO FIDELITY SELECT TELECOMMUNICATIONS                            115.48                        15,135.75              5,060.33
   FUND, OPEN END FD
   MFO FIDELITY SELECT PORTFOLIOS ELECTRS                            379.33                         9,541.07             13,837.96
   PORTFOLIO
   MFO FIDELITY SELECT PORTFOLIOS                                      0.01                             0.00                  0.00
   ENVIORNMENTAL SVCS PORTFOLIO
   MFO FIDELITY SELECT PORTFOLIOS                                     96.26                         7,911.30              5,811.22
   TECHNOLOGY FD
   MFO FIDELITY SELECT HOME FIN FUND OPEN                          1,768.32                        63,711.21             76,161.54
   END FUND
   MFO FIDELITY SELECT REGIONAL BANK FD                            1,690.22                        43,189.09             52,701.06
   MFO FIDELITY SELECT INDUSTRIAL                                  3,313.09                        92,695.00             93,329.75
   MATERIALS FUND OPEN END FUND
   MFO FIDELITY SELECT PORTFOLIOS AIR                              4,194.95                        79,181.14             79,829.90
   TRANSN PORTFOLIO
   MFO FIDELITY SELECT PORTFOLIOS MONEY                           47,718.29                        47,804.65             47,718.29
   MARKET PORTFOLIO
   MFO FIDELITY SELECT FOOD & AGRICULTURE                            187.75                         8,262.39              8,146.47
   PORTFOLIO
   MFO FIDELITY VALUE FUND OPEN END FUND                              49.33                         2,600.00              2,866.07
   MFO FOUNDERS DISCOVERY FUND OPEN END                            7,053.71                        91,116.62            179,234.77
   FUND
   MFO FOUNDERS FDS INC GROWTH FD                                  2,306.92                        36,139.35             41,086.25
   MFO FOUNDERS FDS INC BLUE CHIP FD                               2,953.91                        23,144.87             24,871.92
   MFO FOUNDERS FDS INC WORLDWIDE GROWTH FD                          675.93                        14,650.18             14,931.29
   MFO FOUNDERS FDS INC EQUITY INCOME FD                           5,295.48                        55,133.30             60,156.65
   MFO FOUNDERS FDS INC SPL FD                                     1,356.85                        10,000.00             11,180.44
   MFO FREMONT MUT FDS INC US MICRO-CAP                              514.14                        10,000.00             10,802.08
   MFO GUINNESS FLIGHT INVT FDS INC CHINA &                       11,097.29                       165,899.46            195,645.22
   H K FD
   MFO HARBOR CAPITAL APPRECIATION FUND                            1,578.39                        35,302.08             44,384.33
   U.S. EQUITIES FD OPEN END FUND
   MFO HARRIS ASSOC INVT TR OAKMARK SMALL                            977.18                        13,000.00             13,739.15
   CAP FD
   MFO HEARTLAND GROUP INC SMALL CAP                                 352.27                         4,269.53              4,882.46
   CONTRARIAN FD

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   MFO HEARTLAND VALUE FUND OPEN END FUND                            962.77                        30,000.00             31,626.99
   MFO HOTCHKIS & WILEY FDS BALANCED INCOME                        1,105.69                        20,482.50             21,439.33
   FD
   MFO HOTCHKIS & WILEY FDS EQTY                                   1,146.86                        20,498.73             23,946.44
   INCOME FUND
   MFO HOTCHKISS & WILEY INTERNATIONAL FD                          5,235.70                       104,390.65            116,651.40
   MFO IAI EMERGING GROWTH FD OPEN END FUND                           81.33                         1,787.64              1,870.59
   MFO IAI MIDCAP GROWTH FD                                        2,037.66                        34,670.70             39,530.60
   MFO INVESCO DYNAMICS FD INC OPEN END FD                           162.28                         2,016.73              2,383.89
   MFO INVESCO INCOME FDS INC HIGH YIELD FD                        1,773.74                        12,171.21             12,540.34
   OPEN END
   MFO INVESCO INDUSTRIAL INCOME FUND                              4,784.82                        62,807.26             70,432.55
   MFO INVESCO INTL FDS INC PACIFIC BASIN                          4,877.85                        70,275.55             71,850.73
   FD
   MFO INVESCO SPECIALTY FDS INC WORLDWIDE                           216.76                         2,662.02              2,960.94
   COMMUNICATIONS FD
   MFO INVESCO SPECIALTY FDS INC EUROPEAN                          2,488.73                        38,681.43             40,416.98
   SMALL CO FD
   MFO INVESCO SPECIALTY FDS INC ASIAN                             2,443.99                        24,000.00             24,488.78
   GROWTH FD
   MFO INVESCO STRATEGIC PORTFOLIOS INC                              866.11                        20,091.06             21,375.59
   FINL SVCS PORTFOLIO
   MFO INVESCO STRATEGIC PORTFOLIOS INC                            3,586.09                        43,863.68             44,288.21
   UTILS
   MFO INVESCO STRATEGIC PORTFOLIOS INC                            1,084.11                        61,331.17             62,011.09
   HEALTH SCIENCES PORTFOLIO
   MFO INVESCO STRATEGIC PORTFOLIOS INC                            1,085.96                        34,133.83             39,322.61
   TECHNOLOGY PORTFOLIO
   MFO INVESCO STRATEGIC PORTFOLIOS INC                            1,475.78                        20,120.39             23,420.63
   ENERGY FD
   MFO INVESCO STRATEGIC PORTFOLIOS INC                           25,771.65                       214,276.51            200,245.72
   GOLD PORTFOLIO
   MFO INVESCO STRATEGIC PORTFOLIOS INC                              133.59                         3,097.31              3,156.73
   LEISURE PORTFOLIO
   MFO INVESCO TOTAL RETURN FUND                                   4,711.83                       118,878.70            117,371.69
   MFO JANUS FUND, INC., CAPITAL STOCK,                            5,369.05                       136,764.84            149,420.66
   $.01 PAR, OPEN END FUND
   MFO JANUS GROWTH AND INCOME FUND                                3,748.78                        75,979.13             80,448.82
   MFO JANUS INVT FD ENTERPRISE FD                                   162.30                         5,055.49              5,088.11

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   MFO JANUS INVT FD EQUITY INCOME FD                                868.06                        10,000.00             10,138.94
   MFO JANUS INVT FD FLEXIBLE INCOME FD                            2,090.37                        25,193.00             20,443.82
   MFO JANUS INVT FD OLYMPUS FD                                    2,752.42                        39,254.64             41,726.69
   MFO JANUS INVT FD OVERSEAS                                     18,381.37                       256,265.73            283,440.73
   MFO JANUS INVT FD WORLDWIDE FUND                               40,743.44                     1,354,561.80          1,464,726.67
   MFO JANUS MERCURY FUND OPEN END FUND                            5,591.61                       106,818.42            105,905.09
   MFO JANUS TWENTY FUND, OPEN END FUND                          339,926.42                    10,042,894.07         11,645,879.15
   MFO JANUS VENTURE FUND, OPEN END FUND                              19.32                         1,126.63              1,117.08
   MFO KAUFMANN FUND OPEN END FUND                                35,078.68                       202,996.86            204,157.92
   MFO KEYSTONE AMER GOLBAL OPPORTUNITIES                         12,828.55                       302,545.97            293,004.08
   FD CL A
   MFO KEYSTONE AMER OMEGA FD INC CL A                               672.20                        12,646.96             13,215.45
   MFO KEYSTONE AMER STRATEGIC INCOME FD                          34,003.44                       234,177.63            240,064.29
   CL A
   MFO LEXINGTON CONV SECS FD SH BEN INT                           1,897.21                        27,129.48             26,940.38
   MFO LEXINGTON GOLD TR SH BEN INT                                9,115.27                        70,852.28             59,066.95
   MFO LEXINGTON STRATEGIC SILVER FUND, INC                        4,445.38                        20,930.16             19,248.50
   OPEN END FUND
   MFO LEXINGTON STRATEGIC INVESTMENTS FUND                        3,367.00                        10,511.18              8,047.13
   INC
   OPEN END FUND
   MFO LINDNER INVTS BULWARK INVS CL                                 556.17                         5,000.00              4,488.29
   MFO LINDNER INVTS DIVID FD INVS CL                              2,348.90                        65,278.99             67,084.58
   MFO LOOMIS SAYLES BOND FUND OPEN END                              483.87                         6,000.00              6,329.02
   FUND
   MFO MAS POOLED TR FD VALUE PORTFOLIO                            1,037.41                        15,215.86             18,082.06
   MFO MIDAS FD INC                                               26,445.57                       154,086.39            138,574.79
   MFO MONTGOMERY FDS EMERGING MKTS FD INC                         2,738.39                        36,393.73             37,680.25
   OPEN END FUND
   MFO MONTGOMERY FDS GROWTH FD                                      988.69                        20,761.92             21,148.08
   MFO MONTGOMERY FDS GLOBAL OPPORTUNITIES                           499.59                         8,302.48              8,557.98
   FD
   MFO MONTGOMERY FDS INTL SMALL CAP FD                              385.21                         5,000.00              5,893.71
   MFO MONTGOMERY FDS SMALL CAP OPPTY FD                             636.24                        10,593.36              9,804.46
   CLASS R
   MFO MONTGOMERY GLOBAL COMMUNICATION FUND                            0.01                             0.00                  0.00
   OPEN END FUND

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   MFO MUTUAL SER FD INC DISCOVERY FD OPEN                         4,055.23                        64,089.51             74,575.68
   END FUND
   MFO MUTUAL SER FUND INC QUALIFIED                                 717.26                        22,930.38             24,738.30
   INCOME FUND OPEN END FUND
   MFO MUTUAL SERIES FUND, INC., BEACON                            2,712.37                       114,003.26            112,943.09
   FUND, OPEN END FUND
   MFO MUTUAL SERIES FUND, INC., SHARES                              546.20                        53,833.25             54,598.15
   FUND, OPEN END FUND
   MFO NAVELLIER PERFORMANCE FDS AGGRESSIVE                       13,131.89                       183,000.00            160,471.70
   GROWTH PORTFOLIO
   MFO NEUBERGER & BERMAN FOCUS FUND OPEN                            139.45                         4,000.00              4,607.43
   END FUND
   MFO NEUBERGER & BERMAN PARTNERS EQUITY                             42.30                           963.04              1,180.17
   FDS PARTNER FD OPEN END FD
   MFO NEUBERGER & BERMAN GUARDIAN EQUITY                          1,991.41                        50,754.37             54,365.49
   FD COM STOCK, OPEN END FUND
   MFO NORTHEAST INVS TR FUND OPEN END                             1,003.14                        10,727.75             10,984.38
   FUND
   MFO OAKMARK FUND, HARRIS ASSOC INVT TR                          3,643.07                       112,259.78            126,050.22
   MFO OAKMARK INTERNATIONAL FUND OPEN END                        17,475.71                       254,903.17            267,902.63
   FUND
   MFO PBHG CORE GROWTH FUND                                       1,980.12                        26,052.17             27,206.85
   MFO PBHG FDS INC LARGE CAP GROWTH FD                            1,699.19                        27,500.00             27,985.66
   MFO PBHG FDS INC LTD FD CL                                        575.83                         5,758.28              6,080.76
   MFO PBHG FDS INC SELECT EQUITY FD                               4,295.37                        80,924.54             87,196.01
   MFO PBHG FDS INC TECHNOLOGY &                                   6,768.17                       102,936.46            119,525.88
   COMMUNICATIONS FD
   MFO PBHG GROWTH FD INC COMMOM STOCK                           256,192.26                     6,794,424.39          6,901,819.48
   OPEN END FUND
   MFO PILGRIM BAXTER EMERGING GROWTH FUND                         3,129.53                        78,442.61             77,894.00
   MFO PIONEER CAPITAL GROWTH                                     38,884.39                       787,374.17            796,741.15
   MFO PIONEER EMERGING MKTS FD CL A                              53,833.97                       742,907.95            750,445.54
   MFO PIONEER II INC COMMON STK $1 PAR                          367,050.28                     8,342,949.75          8,629,352.08
   OPEN END FUND
   MFO PIONEER INTL GROWTH FD CL A                                12,064.96                       282,375.00            282,199.41
   MFO RAINER INVT MGMT MUT FDS SMALL                              1,161.73                        20,929.64             22,932.55
   MID/CAP EQUITY PORTFOLIO
   MFO RBB FD INC NUMERIC GROWTH FD CL GG                          1,658.49                        20,000.00             21,742.80

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   MFO ROBERTSON STEPHENS INVT TR MICROCAP                           932.27                         9,882.01              9,863.42
   GROWTH FD
   MFO ROBERTSON STEPHENS INVT TR GROWTH &                         1,335.24                        17,100.50             18,840.24
   INCOME FD
   MFO ROBERTSON STEPHENS ENERGING GROWTH                          2,170.72                        49,500.00             48,797.79
   FD
   MFO ROBERTSON STEPHENS INVT TR NAT RES                          4,176.58                        56,145.59             60,059.22
   FD
   MFO ROBERTSON STEPHENS INVT TR INFO AGE                         1,561.95                        18,016.51             19,258.84
   FD
   MFO ROBERTSON STEPHENS INVT TR VALUE                            1,476.85                        33,376.84             38,723.01
   PLUS GROWTH FD
   MFO ROBERTSON STEPHENS INVT TR                                 18,899.23                       299,147.32            319,396.99
   CONTRARIAN FUND
   MFO ROWE PRICE NEW HORIZONS FD INC                              1,640.34                        33,881.10             39,515.79
   CAPITAL STK $1 PAR OPEN END FUND
   MFO ROWE T PRICE BLUE CHIP GROWTH FD                              319.49                         6,042.00              6,236.44
   MFO ROWE T PRICE EQUITY INCOME FUND                             2,069.65                        44,583.21             48,760.95
   SHARES OF BENEFICIAL INT, OPEN END FUND
   MFO ROWE T PRICE INTERNATIONAL FUNDS INC                        2,057.30                        18,404.94             19,174.04
   NEW ASIA FUND
   OPEN END FUND
   MFO ROWE T PRICE INTL FUNDS INC., INTL                          3,115.15                        42,884.00             43,861.31
   STK FUND
   OPEN END FUND
   MFO ROWE T PRICE INTERNATIONAL FUNDS,                             201.70                         2,081.62              2,150.12
   INC, INTERNATIONAL BOND FUND OPEN END
   FUND
   MFO ROWE T PRICE MID-CAP GROWTH FD INC                            876.00                        20,000.00             21,716.04
   COM
   MFO ROWE T PRICE SCIENCE & TECHNOLOGY                           1,861.58                        57,113.10             64,727.14
   FUND OPEN END FUND
   MFO ROWE T PRICE VALUE FD INC                                   1,286.47                        20,126.53             21,136.70
   MFO ROYCE MICRO CAP FD                                            608.27                         5,035.10              5,133.80
   MFO RUSHMORE FD INC U S GOVT LONG-TERM                          1,963.71                        20,851.69             20,128.03
   SECS
   MFO RYDEX SER TR URSA FD                                       31,814.50                       244,843.68            218,247.47
   MFO SAFECO EQUITY FD INC                                        1,303.75                        22,186.57             22,932.96
   MFO SCHWAB CAP TR S&P 500 FD INV SHS                            3,325.80                        33,381.51             38,878.60
   MFO SCHWAB CHARLES FAMILY FDS VALUE                           238,483.92                       238,711.83            238,483.92
   ADVANTAGE MONEY FD

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   MFO SCHWAB INVTS 1000 EQUITY FD                                 6,194.50                       115,334.16            129,774.78
   MFO SCUDDER EMERGING MARKETS FIXED                              5,824.26                        77,440.84             79,093.45
   INCOME
   MFO SCUDDER GLOBAL FD INC COMMON STOCK                            290.56                         8,335.04              8,484.35
   OPEN END FUND
   MFO SCUDDER GLOBAL SMALL COMPANY FUND                             535.95                        10,816.53             11,190.64
   MFO SCUDDER INTERNATIONAL BOND FUND                               511.37                         5,814.31              5,793.82
   OPEN END FUND
   MFO SCUDDER INTL FD INC GREATER EUROPE                            117.58                         2,000.00              2,104.68
   GROWTH FD
   MFO SCUDDER INTL FD INC PAC                                       497.10                         8,275.00              8,336.37
   OPPORTUNITIES FD OPEN END FUND
   MFO SCUDDER MUT FDS INC GOLD FD                                14,721.38                       223,682.74            196,972.06
   MFO SCUDDER PORTFOLIO TR HIGH YIELD BD                            246.39                         3,023.59              3,072.48
   FD
   MFO SEI SMALL CAP GROWTH FUND OPEN END                            255.99                         5,000.00              5,066.04
   FUND
   MFO SELECTED AMERICAN SHARES INC CAPITAL                        1,345.37                        28,032.63             30,539.90
   STK $1.25 PAR OPEN END FUND
   MFO SELIGMAN COMMUNICATIONS &                                   1,013.47                        23,340.62             24,373.95
   INFORMATION FD INC CL A
   MFO SOUND SHORE FD INC COM                                        774.47                        16,069.80             18,618.26
   MFO STEIN ROE INVT TR SPL FD                                       81.26                         2,062.24              2,266.34
   MFO STEIN ROE INVT TR YOUNG INVESTOR FD                         1,477.71                        25,000.00             29,022.22
   MFO STEIN ROE INVT TR CAP OPPORTUNITIES                        13,918.77                       390,264.15            406,984.83
   FD
   MFO STEIN ROE SPECIAL VENTURE FD -                                182.56                         2,229.03              2,462.73
   RECONCILEMENT SEC FD FBO DAILY VALUED
   PLANS
   MFO STRONG ADVANTAGE FD INC                                     2,021.43                        22,446.01             20,315.37
   MFO STRONG AMERN UTILS FD INC                                   2,602.81                        34,374.49             34,200.92
   MFO STRONG ASSET ALLOCATION FD                                  5,326.44                       107,324.80            111,961.77
   MFO STRONG DISCOVERY FUND OPEN END FUND                        14,988.54                       272,329.01            262,449.34
   MFO STRONG GROWTH FUND                                          6,534.22                       112,235.66            126,829.21
   MFO STRONG INTL STK FD INC OPEN END FUND                       49,155.06                       697,972.16            696,527.20
   MFO STRONG OPPORTUNITY FUND OPEN END                           21,696.76                       754,578.12            840,966.42
   FUND
   MFO STRONG SCHAFER VALUE FD                                       218.96                        10,000.00             11,438.47

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   MFO STRONG TOTAL RETURN FD INC COMMON                          43,508.05                     1,350,888.26          1,438,376.13
   STK OPEN END FUND
   MFO T. ROWE PRICE NEW ERA FUND INC                                184.43                         5,039.00              5,151.13
   COMMON OPEN END FUND
   MFO THIRD AVENUE FUND                                             435.92                        10,000.00             11,299.05
   MFO TORRAY FD SH BEN INT                                          468.58                        10,070.41             12,009.71
   MFO TWEEDY BROWNE FD INC AMERICAN VALUE                         6,401.47                        87,611.00            103,191.70
   FD FORMERLY VALUE FD TO 10-01-1994
   MFO TWENTIETH CENTURY CAP PORTFOLIOS INC                       10,295.06                        65,653.75             73,815.58
   TWENTIETH CENTURY VALUE FD
   MFO TWENTIETH CENTURY INVESTORS INC                             4,384.30                        68,522.44             67,693.59
   VISTA SH OPEN END FUND
   MFO TWENTIETH CENTURY GROWTH INVESTORS                            255.36                         5,000.00              5,909.03
   INC., COMMON STOCK, OPEN END FUND
   MFO TWENTIETH CENTURY INVESTORS INC.,                           9,612.36                       273,086.92            302,885.46
   ULTRA SHARES, $1 PAR OPEN END FUND
   MFO UNITED SERVICES WORLD GOLD FD OPEN                          9,179.23                       187,782.74            191,754.11
   END FD
   MFO UNITED SVCS FDS CHINA REGION                                3,469.88                        21,592.76             23,872.77
   OPPORTUNITY FD
   MFO VAN WAGONER FDS INC MID-CAP FD                                226.42                         3,000.00              2,966.10
   MFO VAN WAGONER FDS INC EMERGING GROWTH                         5,253.19                        72,229.88             69,552.24
   FD
   MFO VAN WAGONER FDS INC MICRO-CAP FD                              470.97                         6,034.00              5,519.77
   MFO VANGUARD / WINDSOR FD INC VANGUARD /                        2,960.62                        60,586.90             76,117.54
   WINDSOR II PORTFOLIO OPEN END FUND
   MFO VANGUARD FIXED INCOME SECS FD SHORT                           559.63                         6,046.90              6,060.79
   TERM BD PORT - RECONCILEMENT SEC FD FBO
   DAILY VALUED PLANS
   MFO VANGUARD FIXED INCOME SECURITIES                              466.54                         4,287.13              4,250.18
   FUND LONG TERM CORPORATE PORTFOLIO
   MFO VANGUARD FIXED INCOME HIGH YIELD                            2,739.25                        21,073.54             21,448.33
   CORPORATE BOND FUND OPEN END FUND
   MFO VANGUARD FIXED INCOME SECS FD INC                             411.13                         4,203.70              4,218.19
   US TREAS BD PORTFOLIO OPEN END FD
   MFO VANGUARD INDEX TRUST - 500 PORTFOLIO                          641.89                        40,888.96             45,824.53
   SHARES OF BENEFICIAL INTEREST OPEN END
   FUND
   MFO VANGUARD SPECIALIZED PORTFOLIOS                               439.06                        25,039.69             25,869.42
   HEALTH CARE PORTFOLIO, OPEN END FUND
   MFO VANGUARD SPECIALIZED PORTFOLIO                                246.03                         5,000.00              5,675.91
   ENERGY PORTFOLIO OPEN END FUND

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   MFO VANGUARD WORLD FUND, INTERNATIONAL                          5,835.32                        90,527.87            100,309.15
   GROWTH PORTFOLIO, OPEN END FUND
   MFO VANGUARD/WELLESLEY INC FD INC COMM                            461.45                        10,000.00              9,976.55
   OPEN END FUND
   MFO VONTOBEL EASTERN EUROPEAN EQUITY FD                         1,507.16                        20,000.00             20,994.74
   MFO WARBIRG PINCUS EMERGING GROWTH FD                           1,539.05                        47,740.47             50,804.04
   MFO WARBURG PINCUS EMERGING MKTS FD INC                         4,670.03                        60,510.52             58,702.28
   MFO WARBURG PINCUS FIXED INCOME FD SH                               0.01                             0.00                  0.00
   BEN INT
   MFO WARBURG PINCUS GROWTH & INCOME FD                               0.15                           249.46                  2.36
   INC
   MFO WARBURG PINCUS INTL EQUITY FD OPEN                          2,567.07                        53,415.01             55,423.04
   END FUND
   MFO WARBURG PINCUS JAPAN OTC FD COM                               216.46                         2,029.04              1,751.16
   MFO WARBURG PINCUS POST-VENTURE CAP FUND                          256.02                         4,481.45              4,150.08
   MFO WASATCH ADVISORS FDS INC MICRO-CAP                          7,683.01                        20,766.18             23,049.03
   FD
   MFO WASATCH ADVISORS FDS INC MID-CAP FD                           109.71                         1,967.38              2,017.57
   MFO WASATCH ADVISORS FDS INC GROWTH FD                            288.18                         5,000.00              5,149.78
   MFO WESTCORE TR BLUE CHIP FUND                                    120.20                         2,012.72              2,340.29
   MFO WRIGHT EQUIFUND EQUITY TR MEXICO FD                         2,943.50                        14,923.81             15,512.25
   MFO WRIGHT EQUIFUND EQUITY TR                                     649.16                         6,439.67              7,439.37
   NETHERLANDS FD
   MFO WRIGHT EQUIFUND EQUITY TR NORDIC FD                           755.62                         9,996.84             10,979.16
   MFO YACKTMAN FD INC OPEN END FUND                              17,678.11                       234,125.31            258,453.97
   MF0 LEXINGTON CORPORATE LEADERS TR FD                           1,431.39                        23,002.44             23,789.70
   CTF SER B
   SCHWAB CAP TR ONESOURCE BALANCED                                  992.06                        10,000.00              9,999.96
   PORTFOLIO
   TEMPLETON VIETNAM OPPORTUNITES FD INC                             100.00                         1,219.98              1,163.00
   COM STK
         TOTAL INTEREST IN REGISTERED INVESTMENT CO.                                           69,050,530.93         73,988,336.81

   OTHER
   =====

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
       PRIMERICA SETTLEMENT CERTIFICATE                               36.00                             0.00                  0.00
   EXPIRING 1-15-97
   &&& UAL - CO. STOCK DISTRIBUTION REC.                               0.00                             0.00                  0.00
   &&& UAL - CO. STOCK DISTRIBUTION                                    0.00                             0.00                  0.00
   (PAYABLE)
   &&& UAL - LOAN ASSET                                          154,571.36                       154,571.36            154,571.36
   &&& UAL - LOAN PRIN. ONLY (PAYABLE)                                 1.00                             0.00          - 151,913.00
   &&& UAL - MM INT. ACCRUAL (PAYABLE)                                 0.00                             0.00                  0.00
   &&& UAL - PRIOR TRUSTEE REC.                                        1.00                             0.00                  0.00
   &&&FUTURES P/R ESTIMATED MARK BASED ON                              3.00                             0.00                  0.00
   PRIOR DAY CONTRACT POSITION
   ADV TISSUE SCIENCES COM STK CALL OPTION                            -2.00                             0.00               -138.00
   EXP 12/21/96 W/STRK PR $12.50 PER SHR
   AMERICAN EXPRESS CALL OPTION                                       -1.00                             0.00               -338.00
   EXP 1/18/97 W/STRK PR. $50.00 PER SHR
   APPLIX INC COM STK CALL OPTION                                     -2.00                             0.00                -76.00
   EXP 11/16/96 W/STK PR $25.00 PER SHR
   AUDITING EXPENSE ACCRUAL                                           33.00                             0.00                  0.00
   AUS ALL ORDS DEC 96 FUTRE                                         -23.00                    -1,671,994.80         -1,117,386.91
   AUS ALL ORDS DEC 96 FUTRE                                          23.00                     1,671,994.80          1,117,386.91
   BAY NETWORKS COM STK CALL OPTION                                   -3.00                             0.00             -1,350.00
   EXP 12/21/96 W/STK PR $22.50 PER SHR
   CAC40 INDEX DEC96 FUTURE                                          -21.00                    -1,749,187.62         -1,864,933.18
   CAC40 INDEX DEC96 FUTURE                                           21.00                     1,749,187.62          1,864,933.18
   DAX INDEX FUTURE DEC96 FUTURE                                      -8.00                    -1,410,504.47         -1,484,353.65
   DAX INDEX FUTURE DEC 96 FUTURE                                      8.00                     1,410,504.47          1,484,353.65
   DIGITAL EQUIP COM STK CALL OPTION                                  -1.00                             0.00                -63.00
   EXP 01/18/97 W/STK PR 45.00 PER SHR
   EXABYTE CORP COM STK CALL OOPTION                                 -10.00                             0.00               -690.00
   EXP 12/21/96 W/STRK PR $15.00 PER SHR
   FT-SE 100 INDEX DEC 96 FUTURE                                     -11.00                    -1,724,709.67         -1,878,833.20
   FT-SE 100 INDEX DEC 96 FUTURE                                      11.00                     1,724,709.67          1,878,833.20

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   HANG SENG INDEX NOV 96 FUTRE                                      -11.00                      -881,195.03           -959,441.28
   HANG SENG INDEX NOV 96 FUTURE                                      11.00                       881,195.03            959,441.28
   IMP INC. COMMON STOCK CALL OPTION                                 -20.00                             0.00               -380.00
   EXP 1/18/97 W/STRK PR $5.00 PER SHR
   IOMEGA CORP COMMON STOCK CALL OPTION                               -5.00                             0.00               -250.00
   EXP 12/21/96 W/STRK PR $25.00 PER SHR
   IOMEGA CORP COMMON STOCK CALL OPTION                              -10.00                             0.00             -1,375.00
   EXP 12/21/96 W/STRK PR $22.50 PER SHR
   IOMEGA CORP. COMMON STOCK CALL OPTION                              -2.00                             0.00               -225.00
   EXP 2/22/97 W/STRK PR $30.00 PER SHR
   MICRON TECHNOLOGY COMMON STOCK CALL OPT                           -10.00                             0.00             -6,750.00
   EXP 4/19/97 W/STRK PR $30.00 PER SHR
   MICRON TECHNOLOGY COMMON STOCK CALL OPT                            -4.00                             0.00               -976.00
   EXP 4/19/97 W/STRK PR $40.00 PER SHR
   MISCELLANEOUS VALUATION EXPENSE ACCRUAL                             1.00                             0.00                  0.00
   MOTOROLA INC. COMMON STOCK CALL OPT                                -1.00                             0.00               -300.00
   EXP 1/18/97 W/STRK PR $55.00 PER SHR
   NEWMONT MINING COM STK CALL OPTION                                 -1.00                             0.00                -13.00
   EXP 12/21/96 W/STK PR $55.00 PER SHR
   PROXIM INC COM STK CALL OPTION                                     -2.00                             0.00               -200.00
   EXP 01/18/97 W/STK PR $22.50 PER SHR
   SILICON GRAPHICS INC COM STK CALL OPTION                           -1.00                             0.00                 -6.00
   EXP 2/22/97 W/STRK PR $30.00 PER SH
   SYSTEMSOFT CORP COM STK CALL OPTION                                -2.00                             0.00                -50.00
   EXP 12/21/96 W/STK PR $25.00 PER SHR
   TEXAS INST COM STK CALL OPTION                                     -1.00                             0.00               -988.00
   EXP 01/18/97 W/STK PR $55.00 PER SHR
   TOKYO TOPIX INDEX DEC96 FUTURE                                    -48.00                    -6,848,344.19         -6,605,272.41
   TOKYO TOPIX INDEX DEC96 FUTURE                                     48.00                     6,848,344.19          6,605,272.41
   TRUSTEE/CUSTODY EXPENSE ACCRUAL                                     6.00                             0.00                  0.00
   US ROBOTICS COM STK CALL OPTION                                    -6.00                             0.00            -13,878.00
   EXP 05/17/97 W/STK PR $60.00 PER SHR
   VENTRITEX INC COM STK CALL OPTION                                 -40.00                             0.00            -16,000.00
   EXP 02/22/97 W/STK PR $20.00 PER SHR
   1996 DECEMBER MIDCAP FUTURE CME (LONG)                             20.00                             0.00                  0.00
   1996 DECEMBER RUSSELL 2000 INDEX FUTURE                            11.00                             0.00                  0.00
   CME (LONG)

The Northern Trust Company
==========================

                   00-01666 PLAN TRUST - SUPERCONSOLIDATED   NOVEMBER 29, 1996

         SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27a
         **********************************************************

   IDENTITY OF ISSUE,BORROWER, LESSOR                                 PAR                                                CURRENT
   OR SIMILIAR PARTY                                                 VALUE                           COST                 VALUE
   -----------------                                                 ------                          -----                -----
   1996 DECEMBER S&P INDEX FUTURE (CME)                               68.00                             0.00                  0.00
   LONG
   1996 DECEMBER S&P INDEX FUTURE (CME)                                1.00                             0.00                  0.00
   SHORT
   1996 DECEMBER 10YR U.S T-NT FUTURE (CBT)                            6.00                             0.00                  0.00
   LONG
   1996 JUNE S+P INDEX FUTURE (CME) (LONG)                             3.00                             0.00                  0.00
   1997 MARCH S&P INDEX FUTURE (CME)                                  39.00                             0.00                  0.00
   LONG
         TOTAL OTHER                                                                              154,571.36           - 41,387.64
         TOTAL ASSETS                                                                       1,811,739,935.44      2,138,722,362.13